UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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Notice of Annual Meeting and Proxy Statement

2023 Annual General Meeting of Shareholders

NOTICE OF 2023 ANNUAL GENERAL MEETING OF SHAREHOLDERS

Date:	April 27, 2023

Time:	9:00 a.m. Bermuda time (8:00 a.m. Eastern Daylight Time)

Place:	Rosewood Tucker’s Point Hotel 60 Tucker’s Point Drive Hamilton Parish, HS 02, Bermuda

The Notice of Meeting, Proxy Statement and Annual Report on Form 10-K are available free of charge at www.lazard.com/investorrelations/

Items of Business

1.	Election of three directors to our Board of Directors for a three-year term expiring at the conclusion of the Company’s annual general meeting in 2026;

2.	Consideration of a non-binding advisory vote regarding executive compensation;

3.	Consideration of a non-binding advisory vote regarding the frequency of the advisory vote on executive compensation;

4.

Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2023 and authorization of the Company’s Board of Directors, acting by its Audit Committee, to set their remuneration; and

5.	Consideration of any other matters that may properly be brought before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on March 21, 2023 may vote by attending the meeting or by proxy at the meeting or any adjournment or postponement thereof.

Proxy Statement and Other Materials

The Proxy Statement is being first sent to shareholders on or about March 22, 2023, together with a copy of the Company’s 2022 Annual Report, which includes financial statements for the period ended December 31, 2022 and the related independent auditor’s reports. Those financial statements will be presented at the meeting.

Your vote is important. Please exercise your shareholder right to vote.

By order of the Board of Directors,

Scott D. Hoffman

Chief Administrative Officer, General Counsel

and Secretary

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement or in our Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2022, or the 2022 Annual Report. This summary does not contain all the information you should consider, and you should read the entire Proxy Statement carefully before voting. In this Proxy Statement, the terms “we”, “our”, “us”, the “firm”, “Lazard” or the “Company” refer to Lazard Ltd and its subsidiaries, including Lazard Group LLC.

Voting Matters and Board Recommendations

The following table summarizes the matters to be voted upon at our 2023 Annual General Meeting of Shareholders and the Board of Directors’ voting recommendations with respect to each matter.

Agenda Item	Matter	Board Recommendation
Item 1	Election of three directors to our Board of Directors for a three-year term expiring at the conclusion of the Company’s annual general meeting in 2026	VOTE FOR
Item 2	Consideration of a non-binding advisory vote regarding executive compensation	VOTE FOR
Item 3	Consideration of a non-binding advisory vote regarding the frequency of the advisory vote on executive compensation	VOTE FOR ANNUAL FREQUENCY
Item 4

Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2023 and authorization of the Company’s Board of Directors, acting by its Audit Committee, to set their remuneration

VOTE FOR

2022 Financial Highlights

OPERATING REVENUE	AWARDED COMPENSATION RATIO	OPERATING MARGIN, AWARDED BASIS
$2,769M Operating revenue reflects second-highest performance in the firm’s history	63.8% Cost discipline with consistent deferral policy	17.4% Focus on profitability while increasing investment for growth

RETURN OF CAPITAL	NET INCOME, AS ADJUSTED	ADJUSTED EARNINGS PER SHARE, DILUTED
$936M Demonstrates long-term commitment to shareholder value creation and record return of capital	$384M Demonstrated profitability through the cycle	$3.73 Average shares outstanding reduced 10% from 2021

For definitions of the financial measures used above, see endnotes to the section titled “Compensation Discussion and Analysis”, which are located on page 56 of this Proxy Statement.

Proxy Statement Summary | Corporate Governance Highlights

Corporate Governance Highlights

We are committed to the highest standards of corporate governance that serve the best interests of our Company and stakeholders, and to active engagement with our shareholders throughout the year. We believe our ongoing engagement with shareholders helps us achieve balanced and appropriate solutions for the oversight and management of our business. The following table summarizes certain highlights of our corporate governance practices and policies.

Independent Board

•  Eight of our nine current directors are independent (seven of eight directors will be independent following the 2023 Annual General Meeting)

•  All Committees of the Board of Directors, or the Board, are comprised entirely of independent directors

Strong Independent Lead Director	• Active Lead Independent Director with expansive responsibilities • Selected by independent directors
Diverse and Engaged Board

•  Diverse and international Board in terms of gender, ethnicity and nationality; half of our current independent directors are women

•  Wide array of qualifications, skills and attributes to the Board, supporting its oversight role on behalf of shareholders

•  Overall attendance by our current directors at Board and Committee meetings averaged over 96% in 2022

•  Annual Board and Committee evaluations and self-assessments

Executive Sessions	• Independent directors meet regularly without management present
Succession Planning

•  Board takes an active role in succession planning

•  Succession and executive development are discussed with the Chief Executive Officer, or CEO, as well as without the CEO present in executive sessions

•  Directors meet with senior managers who are not Named Executive Officers, or NEOs

Term Limit Policy and Continued Board Refreshment	• Independent directors are limited to serving four complete terms, in addition to any partial term • Five new independent directors nominated or appointed over the last seven years
Disciplined Compensation Programs

•  We pay for performance and we are committed to compensation discipline and governance

•  Our compensation programs continue to encourage investment for the future growth of our business, further aligning the performance of our NEOs to shareholder success

Equity Ownership

•  Significant portion of senior management’s compensation is paid in deferred equity to continue to incentivize and align interests with the strategic and sustainable goals of the Company

•  Majority of director compensation is paid in deferred stock units which remain invested in the Company until the director leaves the Board

Accountability

•  Majority voting policy for directors in uncontested elections

•  No shareholder rights plan or poison pill

•  Shareholders owning 10% or more of our outstanding share capital have the right to convene a special meeting

Proxy Statement Summary | Corporate Governance Highlights

Our Board of Directors and Its Committees

Committees of the Board of Directors

Board of Directors	Audit	Compensation	Nominating & Governance	Workplace and Culture

Ann-Kristin Achleitner (Independent)

Andrew M. Alper (Independent)		Chair

Richard N. Haass (Independent)

Kenneth M. Jacobs (Chairman and CEO)

Michelle Jarrard (Independent)

Iris Knobloch (Independent)			Chair

Philip A. Laskawy (Independent)	Chair(1)

Jane L. Mendillo (Independent)	(1)

Richard D. Parsons (Lead Independent Director)				Chair

(1)

In accordance with the Board’s policy on term limits for independent directors, as summarized in “Proxy Statement Summary—Corporate Governance Highlights”, Mr. Laskawy is not standing for reelection and his term on the Board will expire at the conclusion of the 2023 Annual General Meeting.

Our Leadership Structure

•	Kenneth M. Jacobs serves as Chairman of our Board of Directors and CEO. Richard D. Parsons serves as our Board’s Lead Independent Director, or Lead Director. This leadership structure provides:

◾	unified leadership and focused vision;

◾	effective leadership in light of the nature of the Company and its experience and history; and

◾	fluid communication and coordination between the Board and management.

•	Our Lead Director, working with our other independent directors:

◾	provides active oversight of the development and implementation of the Company’s strategy;

◾	provides thorough oversight and evaluation of CEO and senior management performance and compensation, and has regular discussions with our CEO about the Company and its strategy; and

◾	reviews and approves Board meeting schedules and agendas.

Proxy Statement Summary | Corporate Governance Highlights

Board Independence

•

Our Board has determined that eight of our Board’s nine current members (representing 89% of our Board’s current members), including our Lead Director, are independent under the listing standards of the New York Stock Exchange, or the NYSE, and our own Standards of Director Independence. After the 2023 Annual General Meeting, assuming the election of the directors nominated for election, seven of our Board’s eight members will be independent.

•

Each of the Board’s Committees, including the Compensation Committee, which ultimately determines the CEO’s compensation, consists entirely of independent directors, and each Committee has a different chairperson.

•	Each Committee Chair reviews and approves meeting schedules and agendas for their relevant Committee.

•	Executive sessions of our Board follow regularly scheduled Board meetings, and our Lead Director presides over executive sessions.

•	Many meetings of the Board’s Committees also include executive sessions, and the Chair of the applicable Committee presides over those executive sessions.

•	Our Board, through its Nominating & Governance Committee, evaluates itself annually and feedback is discussed at meetings of the Nominating & Governance Committee and the Board.

Workplace and Culture

•	Our people are our most important asset and we strive to create a culture that fosters excellence, collaboration, innovation, empowerment, inclusion and engagement.

•

In 2018, we established the Workplace and Culture Committee of our Board of Directors to prioritize attracting, motivating and retaining talented people; to foster productivity and professional and personal development; to value diversity, equity and inclusion and to encourage our people to engage with each other and their communities.

•

We support diverse perspectives through employee affinity groups, which provide valuable insight and education programs to strengthen our inclusive culture, support career development and extend networking across the firm and professional levels. Resources include:

Asian Alliance Network	Lazard Plus	Lazard Veteran’s Network

Black & African American Employee Network	Lazard Proud Lazard Somos Lazard SPEAK	Lazard Women’s Leadership Network
Lazard Family Network		LEAD
Lazard Green

•

For the second year in a row, Lazard ranked #5 in the 2023 Vault Banking 25 survey that assesses the best places to work for investment banking professionals in North America. In 2023, JUST Capital ranked Lazard #14 in the capital markets industry, including ranking #4 in the industry for both diversity, equity and inclusion and climate change issues.

Proxy Statement Summary | Shareholder Engagement and Corporate Sustainability Highlights

Shareholder Engagement and Corporate Sustainability Highlights

Shareholder Engagement

•	We highly value the perspectives of our stakeholders and proactively engage throughout the year.

•	In 2022, we hosted meetings with approximately 80% of active institutional shareholders, based on reported holdings.

•	We prioritize long-term value creation and return of excess capital to shareholders through a flexible capital allocation strategy, while retaining sufficient capital for operating needs.

•

We believe we have had a strong pay for performance compensation program with rigorous quantitative metrics and our employees hold a significant portion, approximately 25%, of fully diluted shares outstanding; we plan to meet with shareholders to help us further improve our program.

•	We assess feedback from our stakeholders and continually enhance dialogue and reporting of pertinent investor information.

Corporate Sustainability

•

We believe that the commitment to sustainability starts at the top – our Board has oversight responsibility for our global culture and sustainability efforts, while management provides senior-level input and review and strategic execution of our initiatives.

•

Our Nominating and Governance Committee has explicit responsibility for evaluating environmental, social and governance factors which arise in the operation of our business and, at its discretion, allocates key priorities to the Audit, Compensation and Workplace and Culture Committees for collaboration and review.

•	Our annual Corporate Sustainability Report, or CSR, addresses environmental, social and governance (ESG) topics important to our stakeholders and to our business. Key pillars to our CSR include:

◾	Our People and Culture;

◾	Sustainable Business;

◾	Business Ethics;

◾	Leadership & Governance; and

◾	Environmental Sustainability.

•	Additional sustainability initiatives include:

◾	Voluntary disclosures responding to the Sustainability Accounting Standards Board (SASB) and Task Force on Climate-Related Financial Disclosures (TCFD) frameworks;

◾	Our commitment to the Net Zero Asset Managers initiative to work in partnership with asset owner clients in developing decarbonization goals; and

◾	Our firm-wide initiative, Lazard Climate Center, which analyzes financial impacts of climate change and the energy transition on companies and markets.

•	Enhancing our ESG performance is a part of our long-term strategy, our operations and our values. Our focus on ESG topics includes:

◾	Evaluating environmental risks and opportunities in our investments and strategic advice;

Proxy Statement Summary | Shareholder Engagement and Corporate Sustainability Highlights

◾	Continuing to foster our culture of excellence, including a rigorous approach to responsible business principles, education and training;

◾	Increasing our focus on diversity, inclusion and equality, including targeted metrics to increase our diversity profile firm-wide; and

◾	Leading with integrity and engaging with our stakeholders.

•

Our pledge to the CEO Action for Diversity & Inclusion reaffirms our commitment to building a stronger and more diverse workforce, and expanding mentorship and allyship. Our people are instrumental to our ability to achieve sustainable growth.

•

Our commitment to the United Nations Global Compact, the world’s largest corporate sustainability initiative, solidifies our alignment with the ten principles addressing human rights, labor, environment and anti-corruption.

•

Our partnership with New Visions for Public Schools is one of the initiatives through which we support our community. Over a two-year program, the Lazard New Visions Academy provides public high school students from under-resourced communities access to post-secondary readiness opportunities, financial literacy skills and professional capital. Since 2021, the Lazard New Visions Academy engaged 158 employee volunteers and served over 500 students across New York City.

Proxy Statement Summary | Executive Compensation Highlights

Executive Compensation Highlights

We encourage our shareholders to review the section titled “Compensation Discussion and Analysis” below for a comprehensive discussion of our executive compensation for 2022.

Our Compensation Philosophy

✓	Retain and Attract Talented Individuals
✓	Pay for Performance
✓	Pay with Long-Term, Forward-Looking Equity Awards
✓	Pay with Performance-Based, “At-Risk” Awards
✓	Structured Decision-Making Process
✓	Commitment to Compensation Governance
✓	Maintain Compensation Discipline
✓	Consistency on Deferred Compensation

Our NEO Compensation Program Design

Fixed Compensation	Base Salary	Salary for Most Recent Fiscal Year
Performance-based Compensation	Incentive Compensation	Determined based on the Compensation Committee’s assessment of Company, business segment (for the CEOs of Asset Management and Financial Advisory) and individual performance during the fiscal year and, in the case of the CEO, his performance in reference to goals and objectives set during the year. Incentive compensation is typically delivered in a mix of cash and equity. We delivered 100% of incentive compensation awarded in 2023 in respect of 2022 compensation in the form of equity awards subject to a three-year service vesting condition

Our CEO’s 2022 Compensation

Fixed Compensation	Base Salary	$900,000	10% of Total Compensation
Performance-based Compensation	Equity Awards	$8,350,000	90% of Total Compensation

Our CEO’s 2022 Compensation Mix

Our CEO’s 2022 total compensation decreased 30% compared to 2021, and the cash portion of our CEO’s incentive compensation decreased more than 77% compared to 2021, each of which exceed the 12% decline in operating revenue from 2021 and the 26% decline in earnings per share from 2021, demonstrating that our CEO’s compensation is reflective of Lazard’s performance. Additionally, we delivered 100% of our CEO’s 2022 awarded compensation in equity awards that vest over three years, maintaining the alignment between our CEO and our shareholders.

Proxy Statement Summary | Executive Compensation Highlights

Compensation Committee Considerations for Our CEO’s 2022 Compensation

Our Compensation Committee considered the following factors in determining our CEO’s total compensation for 2022:

•	our financial performance in 2022, as reflected in the 2022 financial highlights described above, in the context of challenging global macroeconomic conditions;

•	our 2022 financial performance relative to our record financial performance in 2021;

•	the continued achievement of our financial goals described in this Proxy Statement;

•

our CEO’s management of business operations through the global health crisis, including his leadership in implementing a sustainable remote work environment necessary to address the changing work landscape, demonstrating the value of the Company’s significant prior investments in technology infrastructure;

•

through our CEO’s leadership, the Company’s continued cultivation of a workplace culture that fosters productivity and professional and personal development, and promotes inclusion, diversity, equality and allyship, including the appointment of a firm-wide diversity, equality and inclusion senior manager, a commitment to increase diversity across the firm by 2026 (including by increasing the representation of women on our leadership team), and support of employee resource groups dedicated to enhancing education and community within our firm;

•	our CEO’s continued conceptualization of Lazard’s plan for growth, and his oversight of progress with regard to that plan;

•

our CEO’s continued support of expanded ESG efforts through the appointment of our head of corporate sustainability, the expanded oversight of environmental, social and governance priorities through our Nominating and Governance Committee, and the publication of voluntary disclosures in our CSR, SASB and TCFD publications;

•

our continued active communication with shareholders and the analyst community regarding our strategic plan, initiatives for profitable and sustainable growth and dedication to strengthening our outreach efforts and enhancing investor awareness of the Company’s business model, strategic objectives and accomplishments;

•	our CEO’s individual contributions toward client relationships and activities in support of our Financial Advisory business;

•

our CEO’s active role in continuing to develop senior leaders and succession planning and, in that regard, seamlessly putting in place a new leadership structure in our Asset Management business, successfully recruiting and transitioning our new CFO and addressing the retirement of a long-time member of senior management;

•	our CEO’s active role in the recruitment of key professionals across our businesses and the development of new investment strategies in our Asset Management business; and

•	our CEO’s leadership in maintaining and fostering a culture of cost discipline throughout the firm, reaffirming our commitment to cost control.

ITEM 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. Members of each class serve for a three-year term. Shareholders elect one class of directors at each annual general meeting. At this annual general meeting, shareholders will vote on the election of the three nominees described below for a term ending at the 2026 annual general meeting.

The following section contains information provided by the nominees and continuing directors about their principal occupation, business experience and other matters. Mr. Jacobs, Ms. Jarrard and Ms. Knobloch are current directors of the Company. Each nominee has indicated to us that he or she will serve if elected. We do not anticipate that any nominee will be unable or unwilling to stand for election, but if that happens, your proxy may be voted for another person nominated by the Board. In accordance with the Board’s policy on term limits for independent directors, Mr. Laskawy is not standing for reelection and his term on the Board will expire at the conclusion of the 2023 Annual General Meeting.

Director Attributes Anticipated Following Our 2023 Annual General Meeting

BOARD OF DIRECTORS’ RECOMMENDATION

The Board of Directors recommends a vote FOR the election of each nominee listed below.

Unless otherwise directed in the proxy, the persons named in the proxy will vote FOR each nominee listed below.

Item 1: Election of Directors | Nominees for Election

Information About the Director Nominees and Continuing Directors

Nominees for Election as Directors for a Three-Year Term Expiring in 2026

Kenneth M. Jacobs Age: 64 years Executive Director Director since November 2009

Kenneth M. Jacobs has served as Chairman of the Board of Directors and Chief Executive Officer of Lazard Ltd and Lazard Group since November 2009. Mr. Jacobs has served as a Managing Director of Lazard since 1991 and had been a Deputy Chairman of Lazard from January 2002 until November 2009. Mr. Jacobs also served as Chief Executive Officer of Lazard North America from January 2002 until November 2009. Mr. Jacobs initially joined Lazard in 1988. Mr. Jacobs is a member of the Board of Trustees of the University of Chicago and the Brookings Institution. Mr. Jacobs earned an MBA from the Stanford University Graduate School of Business and a Bachelor’s Degree in Economics at the University of Chicago.

Qualifications: Mr. Jacobs was selected to be the Chairman and Chief Executive Officer of Lazard because of his vision, intellect and dynamism, his proven track record of creativity in building new businesses, and his skills as a trusted advisor, collaborator and team leader.

Michelle Jarrard Age: 55 years Independent Director Director since January 2017 Committees: • Compensation • Workplace and Culture

Michelle Jarrard is a former Senior Partner of McKinsey & Company, where she held multiple senior leadership roles during her 25-year career, including as Global Chief HR and Talent Officer from 2007 until her retirement in January 2016. She was a member of McKinsey’s Global Operating Committee, with responsibilities including: People Strategy; Talent Acquisition and Development; Learning; Partner Compensation & Evaluation; Diversity; HR Analytics, Policies & Risk; and Internal Communications. Ms. Jarrard serves as CEO of, and also serves on the board of directors of, BioCircuit Technologies, an early-stage medical device company in the field of neuromodulation and repair. From January 2016 to August 2018, Ms. Jarrard was a Managing Director of the GRA Venture Fund, LLC, a private investment fund providing early-stage capital to Georgia-based technology companies. Ms. Jarrard is the non-executive board chair of Crawford & Company and a director of Inspire Brands. She earned her MBA from Harvard Business School and a Bachelor’s Degree in Industrial Engineering from the Georgia Institute of Technology.

Qualifications: Ms. Jarrard was selected to be a director of Lazard because of her experience serving in senior leadership positions, including human capital development positions, within a major professional services firm.

Iris Knobloch Age: 60 years Independent Director Director since April 2018 Committees: • Compensation • Nominating and Governance (Chair)

Iris Knobloch is Chairwoman of Deezer, a publicly traded company on EuroNext Paris that merged with the special purpose acquisition company, I2PO, for which Ms. Knobloch served as Chairwoman and Chief Executive Officer, in July 2022. Deezer is a French music streaming service. Ms. Knobloch is also the Vice Chairman and Lead Independent Director of the board of directors of AccorHotels and is a governor of the American Hospital in Paris. Ms. Knobloch was a senior executive with WarnerMedia and its predecessor companies from 1996 to 2021, most recently as President of WarnerMedia in France, Germany, the Benelux, Austria and Switzerland. Before that, Ms. Knobloch was in charge of Time Warner’s International Relations and Strategic Policy for Europe. Previously, Ms. Knobloch was an attorney with Norr, Stiefenhofer & Lutz and with O’Melveny & Myers in Munich, New York and Los Angeles. Ms. Knobloch was a member of the board of directors of LVMH Moët Hennessy Louis Vuitton from April 2019 to July 2021 and a member of the board of directors of Central European Media Enterprises from April 2014 to June 2018. Ms. Knobloch received a J.D. degree from Ludwig-Maximilians-Universitaet and an L.L.M. degree from New York University.

Qualifications: Ms. Knobloch was selected to be a director of Lazard because of her Continental European perspective from her leadership positions in multi-national businesses, and her experience in strategy, digital media, and emerging markets.

Item 1: Election of Directors | Nominees for Election

Directors Continuing in Office

(Term Expiring in 2024)

Ann-Kristin Achleitner Age: 57 years Independent Director Director since April 2021 Committees: • Audit • Nominating and Governance

Ann-Kristin Achleitner has spent over thirty years as an economist and educator. Prof. Dr. Dr. Achleitner is a Distinguished Affiliated Professor at the Technical University of Munich (TUM), where she held the Chair of Entrepreneurial Finance between 2001 and 2020. An accomplished academic with multiple honors and publications, Prof. Dr. Dr. Achleitner now acts primarily as a non-executive board director and venture investor. Prof. Dr. Dr. Achleitner currently sits on the Munich Re Supervisory Board and the Linde board of directors. Prof. Dr. Dr. Achleitner is also a member of multiple boards of nonpublic institutions and foundations such as the Institute for Advanced Studies (Princeton) and the German National Academy of Science and Engineering (acatech). Previously, Prof. Dr. Dr. Achleitner served as a member of the board of directors of Deutsche Börse from 2016 until 2019 and was a member of the board of directors of Engie from 2012 until 2019. Prof. Dr. Dr. Achleitner received her doctorates in business administration as well as law from the University of St. Gallen (HSG) in Switzerland. After a brief career as a management consultant with McKinsey, Prof. Dr. Dr. Achleitner held the Chair of Banking and Finance at the European Business School (EBS) in Oestrich-Winkel, Germany from 1995 to 2001. Prof. Dr. Dr. Achleitner has served on multiple commissions for the German, Bavarian and Swiss governments, as well as for the EU commission, various World Economic Forum groupings, and multiple award juries.

Qualifications: Prof. Dr. Dr. Achleitner was selected to be a director of Lazard because of her broad and substantial experience across the financial industry, including as an internationally recognized leader in entrepreneurship finance, and the Board’s desire to add to its diversity of perspective, knowledge and geography.

Andrew M. Alper Age: 65 years Independent Director Director since October 2012 Committees: • Audit • Compensation (Chair)

Andrew M. Alper serves as Chairman of Alper Investments, Inc. From October 2006 to January 2013, Mr. Alper served as the Chairman and Chief Executive Officer of EQA Partners, LP, a limited partnership engaged in a global macro strategy. From February 2002 to June 2006, Mr. Alper served as President of the New York City Economic Development Corporation and Chairman of the New York City Industrial Development Agency, appointed to both positions by Mayor Michael Bloomberg. Prior to that, Mr. Alper spent 21 years in the Investment Banking Division of Goldman, Sachs & Co., where he was Chief Operating Officer of the Investment Banking Division from 1997 to 2000. Mr. Alper was co-head of the Financial Institutions Group of the Investment Banking Division of Goldman, Sachs & Co. from 1994 to 1997. Mr. Alper is a member of the board of trustees of the University of Chicago and served as its Chairman from June 2009 until May 2015. Mr. Alper also serves as a trustee of the University of Chicago Medical Center and the Mount Sinai Medical Center in New York.

Qualifications: Mr. Alper was selected to be a director of Lazard because of his extensive experience with the financial and operational aspects of businesses that are comparable to Lazard, as well as his background and experience in government service.

Item 1: Election of Directors | Nominees for Election

Directors Continuing in Office

(Term Expiring in 2025)

Richard N. Haass Age: 71 years Independent Director Director since April 2016 Committees: • Nominating & Governance • Workplace and Culture

Richard N. Haass, in his nineteenth year as president of the Council on Foreign Relations, has served as the senior Middle East advisor to President George H.W. Bush and as a principal advisor to Secretary of State Colin Powell. He was also U.S. coordinator for policy toward the future of Afghanistan and the U.S. envoy to both the Cyprus and Northern Ireland peace talks. A recipient of the State Department’s Distinguished Honor Award, the Presidential Citizens Medal, and the Tipperary International Peace Award, Dr. Haass has authored or edited books on both U.S. foreign policy and management. A Rhodes Scholar, he holds Master and Doctor of Philosophy degrees from Oxford University.

Qualifications: Dr. Haass was selected to be a director of Lazard because of his global perspective, fostered over many years at the highest levels of engagement, as well as his background and experience in government service.

Jane L. Mendillo Age: 64 years Independent Director Director since April 2016 Committees: • Audit • Workplace and Culture

Jane L. Mendillo has spent over 30 years in the fields of endowment and investment management. As the CEO of the Harvard Management Company from 2008 to 2014, she managed Harvard University’s approximately $37 billion global endowment and related assets across a wide range of public and private markets. Ms. Mendillo was previously the Chief Investment Officer at Wellesley College for six years. Prior to that, she spent 15 years at the Harvard Management Company in various investment roles. Earlier in her career she was a management consultant at Bain & Co. and worked at the Yale Investment Office. Ms. Mendillo is a member of the board of directors of General Motors. She is also on the board of directors of the Berklee College of Music. She also serves as senior investment advisor and trustee to the Old Mountain Private Trust Company. She is a graduate of Yale College and the Yale School of Management.

Qualifications: Ms. Mendillo was selected to be a director of Lazard because of her unique financial perspective, having successfully stewarded Harvard Management Company through the financial crisis, and her extensive experience in the field of asset management.

Richard D. Parsons Age: 75 years Lead Independent Director Director since June 2012 Committees: • Compensation • Nominating & Governance • Workplace and Culture (Chair)

Richard D. Parsons is a co-founder and partner of Imagination Capital LLC, a venture capital firm launched in November 2017. He serves as Chairman & Co-founder of the Equity Alliance, a venture capital fund, and has been a senior advisor to Providence Equity Partners LLC since September 2009. Mr. Parsons is a member of the board of directors of The Estée Lauder Companies Inc., The Madison Square Garden Company and Group Nine Acquisition Corp. From September 2018 to October 2018, Mr. Parsons served as the interim Chairman of the board of directors of CBS Corporation. From May 2014 to September 2014, Mr. Parsons served as the interim Chief Executive Officer of the Los Angeles Clippers. Mr. Parsons previously served as Chairman of the board of directors of Citigroup Inc. from February 2009 through April 2012, and had served as a director of Citigroup Inc. since 1996. From May 2003 until his retirement in December 2008, Mr. Parsons served as Chairman of the board of directors of Time Warner Inc., and from May 2002 until December 2007, Mr. Parsons served as Chief Executive Officer of Time Warner Inc. Mr. Parsons was formerly Chairman and Chief Executive Officer of Dime Bancorp, Inc. Among his numerous community and nonprofit activities, Mr. Parsons is chairman emeritus of the Partnership for New York City and chairman of the Jazz Foundation of America. Mr. Parsons also serves on the boards of the Commission on Presidential Debates and the Apollo Theater Foundation.

Qualifications: Mr. Parsons was selected to be a director of Lazard because of his extensive and diverse leadership experience with both financial services and non-financial services businesses.

Item 1: Election of Directors | Majority Vote Policy

Majority Vote Policy

Our Board has adopted a majority vote policy in connection with the election of directors.

In an uncontested election of directors, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will, within five days following the certification of the shareholder vote, tender his or her written resignation to the Chairman of the Board for consideration by the Nominating & Governance Committee. As used herein, an “uncontested election of directors” is an election in which the number of nominees is not greater than the number of Board seats open for election.

The Nominating & Governance Committee will consider such tendered resignation and, promptly following the date of the shareholders’ meeting at which the election occurred, will make a recommendation to the Board concerning the acceptance or rejection of such resignation. In determining its recommendation to the Board, the Nominating & Governance Committee will consider all factors deemed relevant by the members of the Nominating & Governance Committee including, without limitation, the stated reason or reasons why shareholders who cast “withhold” votes for the director did so, the qualifications of the director (including, for example, the impact the director’s resignation would have on the Company’s compliance with the requirements of the SEC, the NYSE and Bermuda law), and whether the director’s resignation from the Board would be in the best interests of the Company and its shareholders.

The Nominating & Governance Committee also will consider a range of possible alternatives concerning the director’s tendered resignation as members of the Nominating & Governance Committee deem appropriate including, without limitation, acceptance of the resignation, rejection of the resignation, or rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the Nominating & Governance Committee to have substantially resulted in the “withheld” votes.

The Board will take formal action on the Nominating & Governance Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting at which the election occurred. In considering the Nominating & Governance Committee’s recommendation, the Board will consider the information, factors and alternatives considered by the Nominating & Governance Committee and such additional information, factors and alternatives as the Board deems relevant.

Following the Board’s decision on the Nominating & Governance Committee’s recommendation, the Company will promptly disclose, in a Form 8-K filed with the Securities and Exchange Commission, the Board’s decision, together with an explanation of the process by which the decision was made. If the Board has not accepted the tendered resignation, it will also disclose the reason or reasons for doing so.

No director who, in accordance with this policy, is required to tender his or her resignation shall participate in the Nominating & Governance Committee’s deliberations or recommendation, or in the Board’s deliberations or determination, with respect to accepting or rejecting his or her resignation as a director.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Lazard is governed by a Board of Directors and various committees of the Board that meet throughout the year. Our Board has established four standing committees: the Audit Committee, the Compensation Committee, the Nominating & Governance Committee and the Workplace and Culture Committee. Each of the standing committees has adopted and operates under a written charter, all of which are available on our website at www.lazard.com/investorrelations/. Other corporate governance documents also are available on our website, including our Corporate Governance Guidelines and our Code of Business Conduct and Ethics. A copy of each of these documents is available to any shareholder upon request.

Leadership Structure

Chairman and Chief Executive Officer

Kenneth M. Jacobs has served as Chairman of the Board and CEO of the Company since November 2009. The Board carefully considered a variety of governance arrangements following the sudden death of the Company’s former Chairman and CEO in October 2009, including separating the roles of Chairman and CEO. The Board appointed Mr. Jacobs as the Company’s Chairman and CEO following this measured and comprehensive review. At the same time, the Board also recognized the need for strong independent perspectives to balance the combined Chairman and CEO positions and to avoid any potential conflicts. The Board created the Lead Director position in November 2009 to provide this balance.

The Board believes that the Company and its shareholders are best served by maintaining the flexibility to have either the same individual serve as Chairman and CEO or to separate those positions based on what is in the best interests of the Company and its shareholders at a given point in time. The Board believes that the members of the Board possess considerable experience, breadth of skills and unique knowledge of the challenges and the opportunities the Company faces and that the Board is best positioned to identify the person who has the skill and commitment to be an effective Chairman.

The Board believes there is no single best organizational model that is the most effective in all circumstances, and the Board retains the right to separate the positions of Chairman and CEO if it deems it appropriate in the future.

Lead Director

Mr. Parsons was originally appointed as the Lead Director for the Board in February 2018. Mr. Parsons’s appointment was reconfirmed by the independent members of the Board in February 2019, 2020, 2021, 2022 and 2023. Mr. Parsons is a strong, independent and active director with clearly defined leadership authority and responsibilities. In addition to his role as Lead Director, Mr. Parsons serves as Chair of the Workplace and Culture Committee and as a member of the Compensation Committee and the Nominating & Governance Committee.

The responsibilities and duties of the Lead Director include the following:

•

presiding at meetings of the Board in the absence of the Chairman, including the executive sessions of the independent members of the Board, and providing feedback to the CEO, other senior executives and key managing directors, as appropriate, from such executive sessions of the independent directors;

•	for the purpose of facilitating timely communication, serving as a liaison between (1) the independent directors (including committee chairpersons) and (2) the CEO, other senior executives and, in

Information Regarding the Board of Directors and Corporate Governance | Leadership Structure

consultation with the CEO, key managing directors regarding significant matters (without impeding or replacing direct communication between the CEO and other directors or between or among other directors);

•

with input from the other independent directors, (1) reviewing and approving Board meeting schedules, as well as the agendas for such meetings, and (2) calling meetings of the independent directors and setting the agendas in connection with such meetings;

•	together with the Board, providing oversight and advice to the CEO regarding corporate strategy, direction and implementation of initiatives;

•	in consultation with the CEO, identifying and supporting talented individuals within the Company;

•	being available for consultation or direct communication with significant shareholders;

•	together with the Compensation Committee, conducting periodic performance appraisals of the CEO;

•	coordinating the activities of the chairpersons of Board committees; and

•	performing such other duties as the Board may from time to time delegate to the Lead Director.

Our Lead Director also presides at meetings of the Board, or the relevant portions of such meetings, when it would not be appropriate for our Chairman and CEO to preside.

The Board believes Mr. Jacobs serving as Chairman and CEO and Mr. Parsons serving as a separate and independent Lead Director provides the most effective leadership for the Company at the present time, offers an appropriate balance between the roles and provides a satisfactory counterbalance to the combined role of Chairman and CEO.

Information Regarding the Board of Directors and Corporate Governance | Shareholder Engagement

Shareholder Engagement

Prepare Our Board monitors and assesses • Performance and outlook • Strategy and growth opportunities • Investment and capital return • Investor ownership trends • Governance best practices

Engage

Executive management is proactive

•  Meets with investment community regularly to discuss market trends, performance and outlook

•  Provides two-way dialogue to deepen insights and augment perception

Respond Our Board and executive management identify and implement enhancements • Transparency and disclosure practices • Team and viewpoint refreshment • Long-term focus throughout economic cycles	Evaluate Shareholder perspective • Investment themes, market sentiment, changes in risk profile • Economic and macro background • Fundamental and relative performance • Shareholder voting results

We highly value engagement with our shareholders and maintain an active dialogue through individual and small-group meetings as well as participation in investment conferences. We engage with our shareholders and potential investors throughout the year on a wide variety of topics, such as business strategy, market conditions, financial performance, competitive landscape, capital allocation, regulatory and governance changes, and environmental and social responsibility.

In 2020, our shareholder engagement transitioned to a virtual format, which we continued for the majority of 2021, following the onset of the global COVID-19 pandemic. In 2022, we returned to in-person meetings with shareholders in addition to virtual meetings. We have seen widespread adoption of virtual meeting formats and believe this method of interaction will become the more normal course of business, facilitating even more extensive engagement, while the eventual easing of travel restrictions should enable us to incorporate more in-person introductory meetings over time.

We conduct significant outreach each year following the distribution of our annual proxy. We value our shareholders’ opinions and continually take into consideration their feedback as part of our ongoing evaluation of our executive compensation programs. Our strong foundation of shareholder engagement has resulted in a history of implementing changes over the years based on shareholder feedback, such as recently implementing a tenure policy for independent directors that enhances Board refreshment by limiting independent directors to serving four complete terms (in addition to any partial term), and making significant enhancements to the performance metrics applicable to our NEOs’ outstanding performance-based long-term incentive awards in order to better align their compensation with shareholder benefits.

Information Regarding the Board of Directors and Corporate Governance | Shareholder Feedback on Executive Compensation

Shareholder Feedback on Executive Compensation

Our Compensation Committee focused on the feedback received from shareholders regarding executive compensation-related matters during our outreach in 2022. At our 2022 Annual General Meeting of Shareholders, we received the support of 85% of our shareholders regarding executive compensation-related matters.

During 2022, we reached out to approximately 80% of our institutional shareholders. Shareholder feedback, as well as feedback from other parties, was reviewed by the Compensation Committee in making its pay determinations in respect of 2022 compensation. A summary of the key areas of the feedback we received in recent years and our response is provided in the chart below.

Over 2023, we plan to meet with shareholders to help us further improve our program.

Topic Discussed	Our Response
Long-Term Performance Metric Alignment with Shareholder Value

In order to better align NEO compensation with the actual experience of our shareholders, we enhanced the performance metrics applicable to our long-term incentive awards granted in March 2022 and February 2021 in respect of 2021 and 2020 compensation, respectively, to include a modifier based on our total shareholder return relative to the S&P 1500, or relative TSR. Additionally, for our long-term incentive awards granted in March 2022 and February 2021 in respect of 2021 and 2020 compensation, respectively, we implemented a post-investment operating margin metric, which we refer to as PI-OMM, and post-investment capital return ratio, which we refer to as PI-CRR, which are enhancements to the Capital Return Ratio, or CRR, and Operating Margin Metric, or OMM, to ensure that our metrics support our long-term strategic objectives, which include making investments in our business to drive profitable growth and continuing our focus on returning excess capital to shareholders. In 2021, we also removed volatility adjusted revenue growth ratio (VARGR) as a metric to simplify the program and to recognize that recent M&A activity in our industry has limited the universe of appropriate peers to which we can compare ourselves for the purposes of calculating the VARGR result.

We believe the addition of a modifier based on TSR has effectively improved the alignment between NEO compensation and the experience of our shareholders. In an effort to continue to enhance this alignment, we currently plan to incorporate TSR in our long-term incentive awards beginning with awards granted in 2024 in respect to 2023 compensation.

Annual Banking of Awards

Historically, 25% of the total target number of shares of Class A common stock subject to the applicable long-term performance-based equity incentive award would no longer be at risk based on achievement of the performance criteria in a given year. Beginning with long-term incentive awards granted in 2021 in respect of 2020 compensation, the Compensation Committee eliminated this feature. As a result of this change, our outstanding long-term performance-based equity incentive awards remain subject to full risk of forfeiture until the end of the three-year performance period, regardless of the achievement of interim results, further aligning the interests of our NEOs with those of our shareholders.

Information Regarding the Board of Directors and Corporate Governance | Shareholder Feedback on Executive Compensation

Topic Discussed	Our Response
Peer Benchmarking

Lazard’s selected peer group reflects the competitive market for talent in which we compete, and we aim to align compensation within this group. We believe other peer groups generated by broad industry categorization and market capitalization do not accurately reflect the businesses and competitive market for intellectual talent in which we operate, and the value of our alignment of employee interests with shareholder value through our compensation program. Shareholder feedback on this topic was supportive of our methodology and results, and recognized that our unique combination of business, size and global footprint mean that we have few direct peers. However, we continually assess our peer groups and adapt as companies, markets and other situations evolve.

Equity Compensation Dilution

We are committed to buying back shares to offset the potentially dilutive impact of equity compensation and have done so each year since 2012. Our fully diluted share count has declined 27% from year-end 2017 and we have a share repurchase authorization to enable us to continue our practice of offsetting the potentially dilutive impact of equity compensation, and to purchase shares in excess of the shares granted annually. Shareholder feedback on this topic noted that the burn rate calculated by some methodologies is above a broad sector industry average. We believe this is due to the nature of (1) our cost structure in which our employees are our greatest asset, and thus compensation is the largest component of our expenses and (2) our compensation structure, which seeks to prioritize shareholder alignment and long-term value creation through the use of equity-based compensation. Our demonstrated history of offsetting the potentially dilutive impact of the equity component of our compensation programs is an important aspect of our equity compensation practices and most shareholders are supportive of maintaining our stock-based compensation program. We believe these practices reflect a responsible approach to equity compensation.

Annual Incentive Awards

Our annual incentive compensation reflects the achievement of Company goals and individual contributions of our management team toward these goals as well as our progress with regard to execution of our plan for growth, which are described for each NEO under the section titled “2022 Compensation for Each of Our NEOs—Compensation Process”. Consistent with competitive market practice in our industry, the Compensation Committee establishes annual incentive compensation based on a rigorous assessment of performance and, in the case of the CEO, his performance in reference to goals and objectives set during the year. This approach allows us to balance the objective, pre-established elements of our compensation program with the need to tailor overall compensation in a given fiscal year to reflect particular circumstances and appropriately incentivize our NEOs.

Shareholder feedback on this topic reflected an understanding of market practice in the financial services industry, our rigorous overall compensation program and the inclusion of qualitative factors on a short-term basis while maintaining discipline in our long-term compensation program overall.

    Information Regarding the Board of Directors and Corporate Governance | Corporate Sustainability Report

Corporate Sustainability Report

Creating Value Responsibly

Our CSR, SASB and TCFD reports and additional policies, statements and sustainability information are available on our website at www.lazard.com/investorrelations/.

Lazard published its fourth annual Corporate Sustainability Report in 2022, reporting on fiscal year 2021, which focuses on the core topics prioritized by our stakeholders—employees, clients, shareholders, business partners and communities. This voluntary disclosure provides a summary of the principles, programs and policies that reflect our commitment to a sustainable future. Lazard built upon its annual sustainability reporting and ESG transparency by expanding its voluntary disclosures to include a TCFD report, an updated Environmental Statement and an Information Security and Data Privacy Statement. As a global firm that has advised clients on their most important financial matters during our 175-year history, the principles of sustainability are ingrained in Lazard’s culture and operations.

We are committed to serving our clients, developing our people and supporting our communities. Our Board and management are focused on cultivating a workplace environment that attracts and retains exceptional talent and a diversity of perspectives. Encouraging an engaged workplace where employees feel connected allows them to thrive personally and professionally and is instrumental to our ability to achieve sustainable growth and create lasting value. We see the integration of sustainability considerations into our compensation program as an essential part of our commitment to operating reasonably and sustainably.

We recognize our business has an effect beyond the profits we generate. While we seek to deliver value for our shareholders, we also seek to create long-term societal value through our contributions to global economies, our reputation for innovation, our culture of quality and prudence, and our belief in contributing to a sustainable future. As a global investor, we see the integration of sustainability considerations as an essential part of any long-term investment process. Companies and sovereign issuers that operate in a sustainable way, with a recognition of how their activities intersect with the environment and society, are likely to represent more attractive long-term investment opportunities. Those that do not are at risk of structural decline as they become subject to regulatory, commercial, or financial pressure to change.

As a firm, we have developed the Guiding Principles of excellence, empowerment and engagement to help us to achieve the greatest impact for all Lazard stakeholders. These Guiding Principles reflect our distinctive culture and our aspirations for the future. They have shaped our success in the past and point the way forward toward sustainable growth.

Information Regarding the Board of Directors and Corporate Governance | Board Committees

Board Committees

AUDIT COMMITTEE	COMPENSATION COMMITTEE
Members: Philip A. Laskawy (Chair)(1) Ann-Kristin Achleitner Andrew M. Alper Jane L. Mendillo Meetings in 2022: 5	Members: Andrew M. Alper (Chair) Michelle Jarrard Iris Knobloch Philip A. Laskawy(1) Richard D. Parsons Meetings in 2022: 9

Primary Responsibilities:

The Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to:

•  monitoring the integrity of our financial statements;

•  assessing the qualifications, independence and performance of our independent auditor;

•  evaluating the performance of our internal audit function;

•  reviewing the Company’s major financial risk exposures and the steps taken to monitor and control such exposures; and

•  monitoring the Company’s compliance with certain legal and regulatory requirements.

The Audit Committee also selects and oversees Lazard’s independent auditor, and pre-approves all services to be performed by the independent auditor pursuant to the Audit Committee pre-approval policy.

All members of the Audit Committee are independent as required by Lazard and the listing standards of the NYSE.

All members of the Audit Committee are financially literate, as determined by the Board of Directors. The Board of Directors has determined that Mr. Laskawy has the requisite qualifications to satisfy the SEC’s definition of “audit committee financial expert”.

Primary Responsibilities:

The Compensation Committee assists the Board of Directors by overseeing our firm-wide compensation plans, policies and programs and has full authority to:

•  determine and approve the compensation of our CEO;

•  review and approve the compensation of our other executive officers;

•  review our compensation programs as they affect all managing directors and employees; and

•  administer the Lazard Ltd 2018 Incentive Compensation Plan (the “2018 Plan”), the Lazard Ltd 2008 Incentive Compensation Plan (the “2008 Plan”), and any successor plans.

All members of the Compensation Committee are independent as required by Lazard and the listing standards of the NYSE.

From time to time the Compensation Committee has established special equity award pools pursuant to the 2018 Plan for the express purpose of granting awards to new hires and, under certain circumstances, retention awards to key employees. The Compensation Committee granted to our CEO (or his designee) authority to determine the amount, terms and conditions of all awards made from these pools and required that the Compensation Committee be updated on all such awards at regularly scheduled meetings.

The Compensation Committee directly engaged Compensation Advisory Partners, or CAP, an independent compensation consulting firm, to assist it with various compensation analyses, as well as to provide consulting on executive compensation practices and determinations, including information on equity-based award design. CAP generally attends meetings of the Compensation Committee. In addition, Mr. Jacobs, our CEO, generally attends meetings of the Compensation Committee and expresses his views on the Company’s overall compensation philosophy. Periodically, Ms. Betsch, our CFO, Mr. Orszag, CEO of Financial Advisory, and Mr. Russo, CEO of Asset Management, also attended meetings of the Compensation Committee in order to allow its members to benefit from their perspectives. Following year end, Mr. Jacobs makes recommendations to the Compensation Committee as to the total compensation package (salary, annual cash incentive and long-term incentive compensation awards) to be paid to each of the other executive officers.

Information Regarding the Board of Directors and Corporate Governance | Board Committees

NOMINATING & GOVERNANCE COMMITTEE	WORKPLACE AND CULTURE COMMITTEE
Members: Iris Knobloch (Chair) Ann-Kristin Achleitner Richard N. Haass Richard D. Parsons Meetings in 2022: 2	Members: Richard D. Parsons (Chair) Richard N. Haass Michelle Jarrard Jane L. Mendillo Meetings in 2022: 3

Primary Responsibilities:

The Nominating & Governance Committee assists our Board of Directors in promoting sound corporate governance principles and practices by:

•  leading the Board in an annual review of its own performance;

•  identifying individuals qualified to become Board members, consistent with criteria approved by the Board;

•  recommending to the Board the director nominees for the next annual general meeting of shareholders;

•  recommending to the Board director nominees for each committee of the Board;

•  recommending to the Board compensation of non-executive directors;

•  reviewing and reassessing the adequacy of the Corporate Governance Guidelines; and

•  reviewing the Company’s annual corporate sustainability reporting, as well as other sustainability matters, including environmental and social topics, and recommending any related action to the Board.

The Nominating & Governance Committee also is responsible for recommending to the Board of Directors standards regarding the independence of non-executive directors and reviewing such standards on a regular basis to confirm that such standards remain consistent with sound corporate governance practices and with any legal, regulatory or NYSE requirements. All members of the Nominating & Governance Committee are independent as required by Lazard and the listing standards of the NYSE.

Primary Responsibilities:

The Workplace and Culture Committee assists and advises management in continuing to cultivate and reinforce a workplace culture that helps attract, motivate and retain talented people, allows them to thrive, fosters productivity and professional and personal development, values diversity and inclusion, and encourages its people to engage with each other and their communities by:

•  overseeing efforts by management to communicate, promote and embed principles integral to a workplace culture that attracts, motivates and retains the best people;

•  periodically discussing with management the development, implementation and effectiveness of the Company’s policies and strategies relating to workplace culture; and

•  reviewing efforts by management to enhance diversity and inclusion in the Company’s workforce, including at management levels.

All members of the Workplace and Culture Committee are independent.

(1)

In accordance with the Board’s policy on term limits for independent directors, Mr. Laskawy is not standing for reelection and his term on the Board will expire at the conclusion of the 2023 Annual General Meeting.

ATTENDANCE

The Board held eight meetings in 2022. In 2022, overall attendance by our directors at meetings of the Board and its Committees averaged over 96%. Each such director, other than Mr. Bhutani, who retired from the Board on June 1, 2022, attended at least 88% of the meetings of the Board and Committees on which he or she served (and that were held during the period for which he or she had been a director or Committee member, as applicable). All of our then-current directors attended the 2022 Annual General Meeting of Shareholders.

Information Regarding the Board of Directors and Corporate Governance | Risk Oversight, Code of Business Conduct and Ethics, Communications with the Board

Risk Oversight

Management within each of Lazard’s operating locations is principally responsible for managing the risks within its respective business on a day-to-day basis. The Board, working together with the Audit Committee, reviews the Company’s risk profile and risk management strategies at regular intervals. Members of the Company’s finance team, led by the Chief Financial Officer and the Global Risk Committee, also review with the Audit Committee categories of risk the Company faces, including any risk concentrations, risk interrelationships and financial and cyber risk exposures, as well as the likelihood of occurrence, the potential impact of those risks and the steps management has taken to monitor, mitigate and control such exposures. The Company’s Chief Information Officer and Chief Information Security Officer also frequently participate in these reviews. Updates on risks deemed material to the Company are reviewed at regular meetings of the Audit Committee and reported to the full Board. In addition, the Compensation Committee reviews compensation programs for consistency and alignment with Lazard’s strategic goals, and in connection therewith reviews Lazard’s compensation practices to assess the risk that they will have a material adverse effect on the Company.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that is applicable to all directors, managing directors, officers and employees of Lazard and its subsidiaries and affiliates. We have also adopted a Supplement to the Code of Business Conduct and Ethics for certain senior officers, including our Chief Executive Officer, Chief Financial Officer and principal accounting officer. Each of these codes is available on our website at www.lazard.com/investorrelations/. A print copy of each of these documents is available to any shareholder upon request. We intend to disclose amendments to, or waivers from, the Code of Business Conduct and Ethics, if any, on our website.

Communications with the Board

Anyone who wishes to send a communication to our non-executive directors as a group may do so by mail at the address listed below, and by marking the envelope, Attn: Non-Executive Directors of the Lazard Ltd Board of Directors.

Lazard Ltd

30 Rockefeller Plaza

New York, NY 10112

The Lazard Ltd Board of Directors

c/o the Corporate Secretary

These procedures are also posted on our website at www.lazard.com/investorrelations/.

Information Regarding the Board of Directors and Corporate Governance | Board Evaluation Process

Board Evaluation Process

Our Board is committed to continually improving all aspects of corporate governance and our Board and the individual directors regularly evaluate their own effectiveness and the effectiveness of the Board process. As part of that review, the Nominating & Governance Committee conducts an annual review in which each director completes a self-evaluation questionnaire to assess overall effectiveness, including with respect to strategic oversight, interactions with and evaluations of management, board culture, board structure and operation, governance policies and committee structure and composition. Each director also meets individually with the Corporate Secretary on an annual basis in order to share their views on these topics. The results of these evaluations are aggregated and shared on an anonymous basis with the Nominating & Governance Committee, which then reviews and presents its findings to the full Board for discussion and feedback. Through this regular self-assessment, the Board identifies areas for further reflection and improvement and, as appropriate, updates or changes our existing practices. The Nominating & Governance Committee annually reviews, updates and approves the evaluation framework, including the director evaluation questionnaires, in light of changing conditions and shareholder interests.

Annual Process is Initiated	»	The Nominating & Governance Committee initiates the annual evaluation process by reviewing and updating the self-assessment process and approving the director self-evaluation questionnaires.

Individual Director Evaluations & Self-Assessments	»

Each director completes an annual self-evaluation questionnaire to help evaluate whether the Board and each director are functioning effectively, including with respect to its interaction with management, and to provide an opportunity to reflect upon and improve the Board’s policies, procedures and structure.

One-On-One Director Interviews	»	At the direction of the Nominating & Governance Committee, private interviews are periodically conducted with individual directors to discuss feedback.

Review by Nominating & Governance Committee	»

The results of the director self-evaluation questionnaires and interviews are compiled and anonymized, then shared with the Nominating & Governance committee, which reviews and discusses the evaluations and highlights key areas for further discussion, reflection and improvement.

Presentation of Findings	»

The Nominating & Governance Committee presents its findings to the full Board for discussion and feedback. Based on these findings, the Board assesses the overall effectiveness of the Board and identifies possible areas for further consideration and improvement.

Feedback Incorporated	»

In response to feedback solicited from the Board, the Nominating & Governance Committee discusses areas of focus for improvement and works with management and the Board committees to develop appropriate action plans. Recent areas identified for continued consideration include instituting a term limit policy for independent directors, refreshing required director qualifications, reassessing the board structure, enhancing the focus of materials presented to the Board and its Committees and implementing the annual interviews.

Information Regarding the Board of Directors and Corporate Governance | Policy on Director Qualifications and Nomination Process

Policy on Director Qualifications and Nomination Process

The Board’s Nominating & Governance Committee is responsible for evaluating and recommending to the Board proposed nominees for election to the Board of Directors. As part of its process, the Nominating & Governance Committee will consider director candidates recommended for consideration by members of the Board, by management and by shareholders. It is the policy of the Nominating & Governance Committee to consider candidates recommended by shareholders in the same manner as other candidates. Candidates for the Board of Directors must be experienced, dedicated and meet the highest standards of ethics and integrity. All directors represent the interests of all shareholders, not just the interests of any particular shareholder, shareholder group or other constituency. The Nominating & Governance Committee periodically reviews with the Board the requisite skills and characteristics for new directors, taking into account the needs of Lazard and the composition of the Board as a whole. A majority of our directors must satisfy the independence requirements of both Lazard and the NYSE. Likewise, each member of the Audit Committee must be financially literate and at least one member must possess the requisite qualifications to satisfy the SEC’s definition of “audit committee financial expert”. Once a candidate is identified, the Nominating & Governance Committee will consider the candidate’s mix of skills and experience with businesses and other organizations of comparable size, as well as his or her reputation, background and time availability (in light of anticipated needs). The Nominating & Governance Committee also will consider the interplay of the candidate’s experience with the experience of other Board members, the extent to which the candidate would be a desirable addition to the Board and any committees of the Board and any other factors it deems appropriate, including, among other things, diversity and inclusion. The Nominating & Governance Committee views diversity and inclusion broadly, encompassing differing viewpoints, professional experience, industry background, education, geographical orientation and particular skill sets, as well as race and gender.

Candidate Recommendation	Nominating & Governance Committee	Board of Directors	Shareholders
As part of its regular review and recommendation process, the Nominating & Governance Committee will consider candidates recommended by the Board, by management and by shareholders.	The Nominating & Governance Committee evaluates candidates
to ensure requisite experience, dedication, and integrity. The committee also considers the interplay of a candidate’s experience with that of
	other Board members, the needs of the Company, as well as other factors it deems appropriate, including, among other things, diversity and inclusion.	After candidates are recommended by the Nominating & Governance Committee, the Board evaluates each candidate, taking into consideration the needs of the Board, including independence requirements.	Our Board is committed to nominating the best candidates for election by our shareholders, who have the opportunity to elect three candidates to serve as directors at the 2023 Annual General Meetings of Shareholders.

The Company continuously seeks to bring fresh perspectives to the board, demonstrated by the implementation of our term limit policy for independent directors and nominating five new independent directors over the last seven years.

Shareholders wishing to recommend to the Nominating & Governance Committee a candidate for director at our 2024 Annual General Meeting of Shareholders may do so by submitting in writing such candidate’s name, in compliance with the procedures of our Bye-laws, and along with the other information required by our Bye-laws, to the Secretary of our Board of Directors at: Lazard Ltd, Office of the Secretary, 30 Rockefeller Plaza, New York, New York 10112 between December 29, 2023 and January 28, 2024.

Information Regarding the Board of Directors and Corporate Governance | Director Independence, Director Compensation for 2022

Director Independence

Pursuant to the corporate governance listing standards of the NYSE, the Board of Directors has adopted standards for determining whether directors have material relationships with Lazard. The standards are set forth on Annex A to this Proxy Statement. Under these standards, a director employed by Lazard cannot be deemed to be an “independent director”, and, consequently, Mr. Jacobs is not an independent director of Lazard.

The Board of Directors has determined that none of our other directors or director nominees has a material relationship with Lazard under the NYSE corporate governance listing standards and the Board of Directors’ standards for director independence and, accordingly, that each of our directors and director nominees (other than Mr. Jacobs) is independent under the NYSE corporate governance listing standards.

Director Compensation for 2022

Directors who are officers of the Company do not receive any fees for their service as directors. In 2022, our directors’ compensation program provided that each of our non-employee directors would receive an annual cash retainer of $126,000 and an annual award of deferred stock units, or DSUs, with a grant date value of $154,000. An additional annual retainer was paid to the Lead Director and the chairs of each committee of the Board of Directors as follows: the Lead Director, $50,000; the chair of the Audit Committee, $30,000; the chair of the Nominating & Governance Committee, $20,000; the chair of the Compensation Committee, $20,000; and the chair of the Workplace and Culture Committee, $20,000. The other members of the Audit Committee were paid an additional annual retainer of $20,000, and the other members of the Nominating & Governance Committee, the Compensation Committee and the Workplace and Culture Committee were paid an additional annual retainer of $15,000, in respect of each applicable committee. All additional annual retainers were payable 45% in cash and 55% in DSUs.

Cash compensation is paid out on a quarterly basis (on February 15, May 15, August 15 and November 15, or, in each case, the first business day thereafter), and the DSU awards described above are granted on an annual basis on June 1st of each year, or the first business day thereafter, except for initial pro-rated grants made to new directors upon their election or appointment to the Board of Directors, and to continuing directors upon their appointment to new Board Committees or positions. The number of DSUs granted is determined based on the NYSE closing price of our Class A common stock on the trading day immediately preceding the date of grant.

Non-employee directors may elect to receive additional DSUs in lieu of some or all of their cash compensation pursuant to the Directors Fee Deferral Unit Plan. DSUs awarded under this plan are granted on the same quarterly payment dates as cash compensation would have been received, and the number of DSUs is determined based on the NYSE closing price of our Class A common stock on the trading day immediately preceding the date of grant. Messrs. Alper, Haass and Parsons and Ms. Mendillo elected to participate in this plan during 2022 and they have each elected to continue to participate in this plan during 2023. Mr. Lewis, who was a member of our Board from April 29, 2022 to March 13, 2023, elected to participate in this plan during his tenure on the Board of Directors.

All DSUs awarded under these arrangements are converted to shares of our Class A common stock on a one-for-one basis and distributed to a director only after he or she resigns from, or otherwise ceases to be a member of, the Board of Directors. Dividend equivalent payments are made in respect of DSUs, which are paid in cash at the same rate and time that dividends are paid on shares of our Class A common stock.

The Nominating & Governance Committee regularly reviews our director compensation program.

Information Regarding the Board of Directors and Corporate Governance | Director Compensation for 2022

The table below sets forth the compensation paid to our non-employee directors during 2022.

Directors	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Ann-Kristin Achleitner	$141,750	$173,268	$315,018
Andrew M. Alper (2)	$144,051	$176,018	$320,069
Richard N. Haass (2)	$139,551	$170,517	$310,068
Michelle Jarrard	$144,075	$170,517	$314,592
Iris Knobloch	$141,750	$173,268	$315,018
Philip A. Laskawy	$146,250	$178,768	$325,018
William M. Lewis, Jr. (2)	$57,768	$154,016	$211,784
Jane L. Mendillo (2)	$141,836	$173,268	$315,104
Richard D. Parsons (2)	$171,059	$209,021	$380,080

(1)

The value of the DSUs reported in the table above is based on the grant date fair value of awards computed in accordance with FASB ASC Topic 718. See Note 15 of the Notes to the Consolidated Financial Statements contained in our 2022 Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for a discussion of the assumptions used in the valuation of the DSUs. The number and grant date fair value of DSUs granted on June 1, 2022 under FASB ASC Topic 718 (based on the NYSE closing price of our Class A common stock on the trading day immediately preceding the date of the grant) were as follows: Prof. Dr. Achleitner, 4,914, valued at $173,268; Mr. Alper, 4,992, valued at $176,018; Dr. Haass, 4,836, valued at $170,517; Ms. Jarrard, 4,836, valued at $170,517; Ms. Knobloch, 4,914, valued at $173,268; Mr. Laskawy, 5,070, valued at $178,768; Mr. Lewis, 4,368, valued at $154,016; Ms. Mendillo, 4,914, valued at $173,268; and Mr. Parsons, 5,928, valued at $209,021. The total number of DSUs held by each of the non-employee directors as of December 31, 2022 was as follows: Prof. Dr. Achleitner, 8,921; Mr. Alper, 72,889; Dr. Haass, 51,284; Ms. Jarrard, 29,041; Ms. Knobloch, 23,812; Mr. Laskawy, 67,688; Mr. Lewis, 5,842; Ms. Mendillo, 55,165; and Mr. Parsons, 86,177.

(2)

Each of Messrs. Alper, Haass, Lewis and Parsons and Ms. Mendillo elected to defer all or a portion of their quarterly cash compensation into additional DSUs pursuant to the terms of the Directors Fee Deferral Unit Plan during 2022. The number and grant date fair value of DSUs in lieu of cash (based on the NYSE closing price of our Class A common stock on the trading day immediately preceding the applicable grant dates) were as follows: Mr. Alper, 3,904, valued at $144,051; Dr. Haass, 3,782, valued at $139,550; Mr. Lewis, 1,474, valued at $57,769; Ms. Mendillo, 3,844, valued at $141,836; and Mr. Parsons, 4,636, valued at $171,059. In accordance with SEC guidance, these amounts are reflected in the “Fees Earned or Paid in Cash” column, rather than in the “Stock Awards” column.

Information Regarding the Board of Directors and Corporate Governance | Beneficial Ownership

Beneficial Owners of More Than 5% of Our Common Stock

Based on filings made under Section 13(d) and Section 13(g) of the Exchange Act, as of March 13, 2023, the only persons known by us to be beneficial owners of more than 5% of our Class A common stock were as follows:

Name and Address of Beneficial Owner	Number of Shares of Class A Common Stock Beneficially Owned	Percentage of Shares of Class A Common Stock Beneficially Owned	Percentage of Voting Power (1)
The Vanguard Group (2)	10,218,994	9.06%	11.73%
100 Vanguard Blvd. Malvern, PA 19355
FMR LLC (3)	9,115,967	8.08%	10.47%
245 Summer Street Boston, MA 02210
Ariel Investments, LLC (4)	7,706,182	6.83%	8.85%
200 East Randolph Street, Ste. 2900 Chicago, IL 60601

(1)

The voting power of our Class A common stock is based on based on 112,766,091 shares of our Class A common stock issued and outstanding as of March 13, 2022 less 25,684,256 shares of our Class A common stock held by the Company’s subsidiaries as of March 13, 2022.

(2)	Shares of our Class A common stock beneficially owned by The Vanguard Group are based on a Schedule 13G that was filed on February 9, 2023.
(3)	Shares of our Class A common stock beneficially owned by FMR LLC are based on a Schedule 13G that was filed on February 9, 2023.
(4)	Shares of our Class A common stock beneficially owned by Ariel Investments, LLC are based on a Schedule 13G that was filed on February 14, 2023.

Information Regarding the Board of Directors and Corporate Governance | Beneficial Ownership

Beneficial Ownership of Directors and Executive Officers

The following table shows the number of shares of our Class A common stock that each director, each NEO, and all directors and executive officers as a group have reported as owning beneficially, or otherwise having a pecuniary interest in, as of March 13, 2023 (including any equity awards which are scheduled to vest within 60 days of that date). To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. The address for each listed person is c/o Lazard Ltd, 30 Rockefeller Plaza, New York, New York 10112.

Name of Beneficial Owner	Shares of Class A Common Stock (assuming conversion of applicable equity awards) (1) (2)	Percentage of Class A Common Stock	Percentage of Voting Power (3)
Kenneth M. Jacobs (4)	2,566,976	2.28%	2.95%

Ann-Kristin Achleitner	8,921	*	*

Andrew M. Alper	73,841	*	*

Mary Ann Betsch	—	*	*

Ashish Bhutani	494,519	*	*

Richard N. Haass	53,406	*	*

Michelle Jarrard	29,041	*	*

Iris Knobloch	23,812	*	*

Philip A. Laskawy	70,688	*	*

Jane L. Mendillo	57,502	*	*

Peter R. Orszag	73,741	*	*

Richard D. Parsons	87,307	*	*

Evan L. Russo (5)	297,245	*	*

Alexander F. Stern	162,855	*	*

All directors and executive officers as a group (14 persons) (6)	3,594,612	3.19%	4.13%

*	Less than 1% beneficially owned.
(1)

Performance-based restricted stock units, or PRSUs, performance-based profits interest participation rights, which we refer to as performance-based restricted participation units, or PRPUs, which, together with PRSUs, we refer to as Performance Restricted Units, or PRUs, restricted stock units, or RSUs, and other equity incentive awards granted to our executive officers that vest more than 60 days after March 13, 2023 have not been included in the table above in accordance with SEC rules. For a discussion of equity awards that have been granted to our NEOs, see “Compensation of Executive Officers—Outstanding Equity Awards at 2022 Fiscal Year-End” below.

(2)

This column also includes shares of our Class A common stock that are subject to issuance in the future with respect to the DSUs issued to our non-employee directors in the following aggregate amounts: Prof. Dr. Achleitner, 8,921 shares; Mr. Alper, 73,841 shares; Dr. Haass, 52,206 shares; Ms. Jarrard, 29,041 shares; Ms. Knobloch, 23,812 shares; Mr. Laskawy, 67,688 shares; Ms. Mendillo, 56,102 shares; and Mr. Parsons, 87,307 shares. These DSUs convert to shares of our Class A common stock on a one-for-one basis only after a director resigns from, or otherwise ceases to be a member of, the Board. See “Director Compensation for 2022” above.

(3)	For purposes of this calculation, the voting power of our Class A common stock excludes 25,684,256 shares held by the Company’s subsidiaries as of March 13, 2023.
(4)	Includes 584,279 shares of our Class A common stock indirectly beneficially owned by Mr. Jacobs in trust.
(5)	Includes 83,493 shares of our Class A common stock indirectly beneficially owned by Mr. Russo in trust.
(6)

Includes shares of our Class A Common Stock beneficially owned by Scott D. Hoffman, our Chief Administrative Officer, General Counsel and Secretary, and Alexandra Soto, our Group Executive, Human Capital and Workplace Innovation. Does not include shares of our Class A Common Stock beneficially owned by Messrs. Stern and Bhutani, as they are no longer executive officers of the Company.

ITEM 2

AN ADVISORY VOTE REGARDING EXECUTIVE COMPENSATION

The Board is committed to compensation governance and recognizes the significant interest of shareholders in executive compensation matters. As a result of that commitment and in accordance with the requirements of Section 14A of the Exchange Act, we provide our shareholders annually with an opportunity to cast an advisory vote regarding the compensation of our NEOs as disclosed in this Proxy Statement.

As further discussed under “Compensation Discussion and Analysis” below, our Company performed well in 2022 and delivered solid results in the context of challenging global macroeconomic conditions. We believe that our compensation philosophy and discipline, as successfully implemented on a firm-wide basis by our NEOs during 2022, contributed to our performance.

As this is an advisory vote, the result will not be binding on the Board, although our Compensation Committee, which is comprised solely of independent directors, will carefully consider the outcome of the vote when evaluating the effectiveness of our compensation policies and practices.

BOARD OF DIRECTORS’ RECOMMENDATION

The Board recommends that you vote FOR the following resolution:

RESOLVED, that the shareholders of the Company vote on a non-binding, advisory basis FOR the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

Unless otherwise directed in the proxy, the persons named in the proxy will vote FOR the foregoing resolution.

Compensation Discussion and Analysis

In addition to performing the roles and responsibilities described under “Information Regarding the Board of Directors and Corporate Governance—Compensation Committee” above, our Compensation Committee, which is comprised entirely of independent directors, determined the 2022 compensation of our NEOs: Kenneth M. Jacobs, Chairman and CEO; Mary Ann Betsch, Chief Financial Officer since October 3, 2022; Peter R. Orszag, CEO of Financial Advisory; Evan L. Russo, CEO of Asset Management since June 1, 2022 and Chief Financial Officer from January 1, 2022 to October 3, 2022; Ashish Bhutani, CEO of Asset Management until June 1, 2022; and Alexander F. Stern, President until December 31, 2022. After ceasing to serve as CEO of Asset Management, Mr. Bhutani continued as Chairman of Asset Management and Vice Chairman of the Company until December 31, 2022. Each of Messrs. Bhutani and Stern retired from the Company on December 31, 2022 and are expected to continue to provide transitional consulting services to the Company until March 31, 2023.

2022 Business Strategy and Performance Highlights

We seek to make investments in our business to drive profitable growth and we are continuing our focus on returning excess capital to shareholders. As further discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, our Company performed well in 2022 and delivered

Item 2: An Advisory Vote Regarding Executive Compensation | Compensation Discussion and Analysis

solid results in the context of challenging global macroeconomic conditions. We believe that our compensation philosophy and discipline, as successfully implemented on a firm-wide basis by our NEOs during 2022, contributed to our performance. Our Compensation Committee focused, among other things, on the following selected consolidated financial information in evaluating the performance of our NEOs and setting their performance-based compensation—that is, all compensation beyond their base salaries—for 2022.

Selected Consolidated Financial Information

($ in millions, other than per share information and as otherwise noted)

	2022	2021
Operating Revenue (1)	$2,769	$3,139
% Growth (Decrease)	(12)%	24%
Awarded Compensation Expense (1)	$1,768	$1,846
% of Operating Revenue	63.8%	58.8%
Adjusted Non-Compensation Expense (1)	$518	$472
% of Operating Revenue	19%	15%
Operating Income (based on Awarded Compensation Expense) (2)	$483	$821
% Growth (Decrease)	(41)%	41%
Operating Margin (based on Awarded Compensation Expense) (3)	17.4%	26.2%
Earnings from Operations (1)	$594	$831
% Growth (Decrease)	(28)%	41%
Operating Margin (based on Earnings from Operations) (4)	21.5%	26.5%
Return of Capital (5)	$936	$670
Net Income, as adjusted (6)	$384	$576
% Growth (Decrease)	(33)%	40%
Per Share, diluted (6)	$3.73	$5.04
Ending Assets under Management ($ in billions)	$216	$274
% Growth (Decrease)	(21)%	6%
Total Shareholder Return (CAGR) (1-Year) (7)	(16)%	7%
Total Shareholder Return (CAGR) (3-Year) (7)	—%	12%

Endnotes to this Compensation Discussion and Analysis are located on page 56.

Item 2: An Advisory Vote Regarding Executive Compensation | Compensation Discussion and Analysis

Selected 2022 Compensation Highlights

This section generally focuses on compensation awarded with respect to 2022 performance, which includes equity-based incentive awards granted in March 2023. This differs from the compensation reported in the Summary Compensation Table, which includes in 2022 compensation the grant date fair value of equity-based incentive awards that related to 2021 performance and were awarded in March 2022.

•	Our Compensation Committee considered the following factors in determining our CEO’s total compensation for 2022:

◾	our financial performance in 2022, as reflected in the 2022 financial highlights described above, in the context of challenging global macroeconomic conditions;

◾	our 2022 financial performance relative to our record financial performance in 2021;

◾	the continued achievement of our financial goals described in this Proxy Statement;

◾

our CEO’s management of business operations through the global health crisis, including his leadership in implementing a sustainable remote work environment necessary to address the changing work landscape, demonstrating the value of the Company’s significant prior investments in technology infrastructure;

◾

through our CEO’s leadership, the Company’s continued cultivation of a workplace culture that fosters productivity and professional and personal development, and promotes inclusion, diversity, equality and allyship, including the appointment of a firm-wide diversity, equality and inclusion senior manager, a commitment to increase diversity across the firm by 2026 (including by increasing the representation of women on our leadership team), and support of employee resource groups dedicated to enhancing education and community within our firm;

◾	our CEO’s continued conceptualization of Lazard’s plan for growth, and his oversight of progress with regard to that plan;

◾

our CEO’s continued support of expanded ESG efforts through the appointment of our head of corporate sustainability, the expanded oversight of environmental, social and governance priorities through our Nominating and Governance Committee, and the publication of voluntary disclosures in our CSR, SASB and TCFD publications;

◾

our continued active communication with shareholders and the analyst community regarding our strategic plan, initiatives for profitable and sustainable growth and dedication to strengthening our outreach efforts and enhancing investor awareness of the Company’s business model, strategic objectives and accomplishments;

◾	our CEO’s individual contributions toward client relationships and activities in support of our Financial Advisory business;

◾

our CEO’s active role in continuing to develop senior leaders and succession planning and, in that regard, seamlessly putting in place a new leadership structure in our Asset Management business, successfully recruiting and transitioning our new CFO and addressing the retirement of a long-time member of senior management;

◾	our CEO’s active role in the recruitment of key professionals across our businesses and the development of new investment strategies in our Asset Management business; and

◾	our CEO’s leadership in maintaining and fostering a culture of cost discipline throughout the firm, reaffirming our commitment to cost control.

•

Based on these factors, in respect of 2022 performance, our Compensation Committee awarded our CEO incentive compensation of $8.35 million, resulting in total incentive compensation of $9.25 million, which reflects a 30% decrease from compensation awarded with respect to 2021 performance.

Item 2: An Advisory Vote Regarding Executive Compensation | Compensation Discussion and Analysis

Changes in our CEO’s awarded compensation from year to year align with changes in our revenue and operating income, demonstrating that our compensation outcomes are directly linked to company performance.

•

Performance-based compensation represented approximately 90% of 2022 total compensation for our CEO and approximately 88% of 2022 total compensation for our other NEOs, on average. As further discussed under “2022 Compensation for Each of Our NEOs—Compensation Process”, our Compensation Committee granted this compensation after evaluating each such NEO’s performance in light of our financial results, including our achievement of the goals described above and each such NEO’s individual contributions to our performance during 2022, and, in the case of our CEO, his performance in reference to goals and objectives set by the Compensation Committee during the year.

•

In respect of 2022, we awarded performance-based incentive compensation 100% in equity-based awards for our CEO and other NEOs who served as executive officers for the entire year, creating direct alignment between a significant portion of our NEOs’ compensation and the shareholder experience and supporting retention by subjecting a significant portion of our NEOs’ incentive compensation to multi-year service requirements. The equity-based incentive awards for our NEOs were granted in March 2023 in the form of profits interest participation rights, which vest three years after the grant date contingent upon the satisfaction of service and other vesting conditions, and the achievement of a minimum value condition, which we refer to as the Minimum Value Condition, based on an amount of economic appreciation in the assets of Lazard Group, as discussed in greater detail under “Key Enhancements and Refinements to Our Compensation Program”. The chart below outlines how we awarded incentive compensation for 2022 and 2021 performance, respectively:

	2022 Performance Year Incentive Mix (1)		2021 Performance Year Incentive Mix (2)
	CEO	Average Other NEOs (3)	CEO	Average Other NEOs (3)

Annual Cash	—%	—%	25%	23%

Deferred Cash	—%	—%	—%	5%

Equity	100%	100%	75%	72%

(1)

Reflects incentive compensation awarded in March 2023 with respect to 2022 compensation, excluding special retention and similar deferred awards. Equity-based awards were granted in the form of profits interest participation rights, which vest after three years.

(2)

Reflects incentive compensation awarded in March 2022 with respect to 2021 compensation, excluding special retention and similar deferred awards. Equity-based awards were granted in the form of PRPUs, which settle after three years based on achievement of objective performance criteria.

Item 2: An Advisory Vote Regarding Executive Compensation | Compensation Discussion and Analysis

(3)	Average for other NEOs includes only individuals who served as executive officers for the entire year. As a result, the 2022 average excludes Ms. Betsch and Mr. Bhutani.

•

As demonstrated by our compensation practices in 2022, we remain committed to our goals regarding firm-wide awarded compensation expense. We have maintained discipline in respect of compensation costs and applied a consistent compensation deferral policy for our NEOs and other employees, which for 2022 resulted in 100% of incentive compensation for our CEO being delivered in equity-based incentive awards that are subject to a three year service vesting condition.

Key Enhancements and Refinements to Our Compensation Program

We continue to discuss our compensation programs with shareholders and other parties to keep us informed of current and evolving viewpoints. We plan to meet with shareholders to help us further improve our program.

•

Say on Pay Support. Our shareholders have expressed strong support for our compensation programs, and we received over 85% approval for our shareholder advisory vote regarding executive compensation in 2022. In response to shareholder feedback, our Compensation Committee has continued to assess and enhance our compensation programs.

◾	2022 Shareholder Outreach. We conducted outreach with approximately 80% of our institutional shareholders.

◾

Continuation of Enhanced Performance Metrics. In order to better align NEO compensation with the actual experience of our shareholders, in March 2022 and February 2021, we granted long-term incentive awards that include a modifier based on our total shareholder return relative to the S&P 1500, or relative TSR. Additionally, in March 2022 and February 2021 we continued to implement a post-investment operating margin metric, which we refer to as PI-OMM, and post-investment capital return ratio, which we refer to as PI-CRR, which are refinements to the Capital Return Ratio, or CRR, and Operating Margin Metric, or OMM, to ensure that our metrics support our long-term strategic objectives, which include making investments in our business to drive profitable growth and continuing our focus on returning excess capital to shareholders. In 2021, we removed volatility adjusted revenue growth ratio (VARGR) as a metric to simplify the program and to recognize that recent M&A activity in our industry has limited the universe of appropriate peers to which we can compare ourselves for the purposes of calculating the VARGR result. The addition of a relative TSR modifier ensures that outstanding PRPUs continue to have a relative performance component, and one that we believe more appropriately incentivizes our NEOs to invest in our business over time and improves their alignment with shareholder interests.

◾

Removed Annual Banking of Awards. Prior to 2021, 25% of the total target number of shares of Class A common stock subject to the applicable performance-based equity incentive award would no longer be at risk based on achievement of the performance criteria in a given year. In 2021, the Compensation Committee eliminated this feature. As a result of this change, all shares of our Class A common stock subject to outstanding long-term performance-based incentive awards remain subject to full risk of forfeiture until the end of the three-year performance period, regardless of the achievement of interim results, further aligning the interests of our NEOs with those of our shareholders.

◾

Granted Profits Interest Participation Interests in Respect of 2022 Compensation. We believe the addition of a modifier based on TSR has effectively improved the alignment between NEO compensation and the experience of our shareholders. In an effort to continue to enhance this alignment, we currently plan to incorporate TSR in our long-term incentive awards to be granted in 2024 with respect to 2023 compensation. For long-term incentive awards granted in 2023 with respect to 2022 compensation, which we view as a transition year between our 2021 and 2023 programs, we granted profits interest participation rights, which are equity-based long-term

Item 2: An Advisory Vote Regarding Executive Compensation | Compensation Discussion and Analysis

incentive awards that vest subject to multi-year service requirements (which we note is consistent with market practice in our industry), and the Minimum Value Condition.

◾

Corporate Governance Improvements—Board Refreshment. In 2021, we introduced a new board tenure policy for non-executive directors to ensure differing skills and perspectives are represented on the Board.

Our Compensation Philosophy and Objectives

Our people are our most important asset and are instrumental to our ability to achieve sustainable growth. We operate in a human capital intensive industry and it is imperative to continue to retain, attract and motivate executives and professionals of the highest quality and effectiveness, taking into account the cyclical nature of our businesses. Our employees’ talent, integrity and engagement have shaped our success in the past and they are instrumental to our ability to achieve sustainable growth and deliver value to our shareholders in the future.

•

We prudently invest in human capital, throughout the cycle. Our compensation programs focus on retaining and attracting proven senior professionals who have strong client relationships, valuable industry expertise and demonstrated money management skills, and who understand our culture and the needs of our business. Our Compensation Committee is committed to awarding these individuals levels of compensation that are commensurate with the value that they bring to the Company and appropriate in light of competitive compensation considerations.

•

Our compensation programs help to effectively retain our human capital. We believe our overall levels of compensation, as well as the structure of our long-term incentive awards, have helped us successfully retain and motivate our NEOs and other key employees. We believe our compensation policy has been effective, enabling us to retain and attract key people and resulting in low voluntary attrition.

•

Our compensation decisions are a reflection of employee performance aligned with our strategic and operational performance. In general, we compensate employees with competitive salaries and performance-based incentive compensation, which is determined based on a discretionary review of quantitative and qualitative performance results. The primary driver in changes in incentive compensation from year to year is the change in the revenue and profitability of our business.

•

We strive to create a culture that fosters excellence, collaboration, innovation, empowerment, inclusion and engagement. We have clear policies and procedures that enforce our commitment to diversity, equal pay for equal work, and a safe, inclusive workplace. Our policies prohibit discrimination based on age, gender, sexual orientation, affiliation to an ethnic group, nationality, religion or belief, marital status, pregnancy, disability or other circumstances or other diverse identities. Employment and promotion decisions are made on the basis of job-related criteria, recognizing the principle of equal employment opportunity. And we conduct pay equity reviews globally at all levels to ensure that individuals with similar roles and responsibilities are receiving comparable wages, with bonuses determined on the merits of their performance.

We Pay for Performance. We firmly believe that pay should be tied to performance. Superior performance enhances shareholder value and is a fundamental objective of our compensation programs.

•

Most of the compensation we pay is based on performance. Compensation for each of our NEOs, managing directors and other senior professionals is viewed on a total compensation basis and then subdivided into two primary categories: base salary, which is the only fixed portion of our compensation program, and incentive compensation dependent upon performance. Our performance-based incentive

Item 2: An Advisory Vote Regarding Executive Compensation | Compensation Discussion and Analysis

compensation awards, which we award annually, generally include cash incentives, Performance Restricted Units, or PRUs, profits interest participation rights, restricted stock units, or RSUs, restricted shares of our Class A common stock, or restricted stock, deferred cash awards and Lazard Fund Interests, or LFIs. In February and March 2023, as in prior years, we applied a progressive formula based on total compensation for all of our NEOs, managing directors and senior professionals. Pursuant to this formula, as a recipient’s total compensation (salary, annual cash incentives and long-term incentive compensation) increases, a greater percentage of his or her total compensation is composed of long-term incentive awards, which aligns with market practice in our industry and enhances alignment between our employees and shareholders. This formula is based on a sliding scale that effectively begins at 8% for some of our employees and generally reaches 90% (or 50% in our Asset Management business) for our highest paid managing directors.

•

Incentive compensation can be highly variable from year to year. Incentive compensation is awarded based on our financial results in the immediately preceding fiscal year, as well as each individual’s contribution to those results and to the Company’s development, including business segment performance. We also consider competitive compensation practices in the financial services industry, as well as the views of our shareholders.

•

We grant at-risk, forward-looking, long-term incentive awards, including those subject to performance-based vesting criteria. The Compensation Committee has adopted a long-term incentive program under which it grants at-risk awards to our NEOs that are based on three-year vesting conditions, including for certain awards, based on objective and pre-selected criteria, the value of which will fluctuate based on our ability to achieve growth and produce value for our shareholders.

•

We grant long-term awards with multi-year vesting horizons. By subjecting our long-term equity awards to service-based and other vesting conditions, they help to retain our NEOs and employees, giving shareholders the stability of highly productive, experienced management and employees who help to perpetuate our strong firm culture. Additionally, PRUs, RSUs, profits interest participation rights, restricted stock and LFIs awarded to our NEOs, as applicable, and employees align the ongoing interests of our NEOs and employees with the interests of our shareholders—and link the value of these awards to our long-term performance—as the value that each individual realizes upon vesting depends:

◾	for PRUs, RSUs, profits interest participation rights and restricted stock, on the long-term performance of our Class A common stock;

◾	for PRUs, on the performance of our business as measured against specific performance goals; and

◾	for LFIs, on the performance of investment funds managed by our Asset Management business.

Item 2: An Advisory Vote Regarding Executive Compensation | Compensation Discussion and Analysis

Executive Compensation Practices:

What We Do

 Pay for Performance. We tie pay to performance. A greater percentage of our NEO compensation is performance-based than is typical in our industry. Other than base salaries, none of our NEOs’ compensation for their service as executive officers during 2022 was guaranteed and only one of our NEOs received an annual cash incentive award. We review financial results and goals for the Company, as well as individual achievement, in determining NEO compensation. In the case of our CEO, we also review his performance in reference to goals and objectives set by the Compensation Committee during the year. We also have outstanding performance-based equity awards, which vest based on transparent, objective, three-year forward looking performance metrics.

 Apply Multi-Year Vesting to Equity Awards. Equity awards granted to our NEOs vest approximately three years after the grant date, assuming satisfaction of the service and other applicable conditions.

 Utilize Stock Ownership Guidelines. We have clear stock ownership guidelines, which all of our NEOs exceed (or on track to exceed). In addition, our directors receive a majority of their annual compensation in the form of DSUs which remain invested in the Company until the director leaves our Board.

 Employ Clawback and Anti-Hedging Policies. We have a compensation clawback policy applicable to our executive officers and an anti-hedging policy applicable to our executive officers, directors and employees.

 Lead Director and a High Proportion of Independent Directors. 80% of the current members of our Board of Directors are independent, and all members of the Committees of the Board of Directors, including the Compensation Committee, are independent directors. In addition, our Board of Directors has a strong, active and independent Lead Director.

 Retain an Independent Compensation Consultant. Our Compensation Committee consults with CAP, its independent compensation consultant. CAP performs no work for the Company other than advising the Compensation Committee with respect to executive officer compensation and the Nominating & Governance Committee with respect to director compensation. The Compensation Committee has concluded that none of CAP’s work to date has raised any conflicts of interest.

 Annual Shareholder Advisory Vote Regarding Executive Compensation. As demonstrated by our actions, the Compensation Committee strongly considers the results of the vote and feedback provided by shareholders as part of its annual assessment of our compensation programs.

 Engage in Shareholder Outreach. We proactively engage with our shareholders and other interested parties to discuss our compensation programs and objectives.

 Utilize a Structured NEO Compensation Process. Our Compensation Committee employs a structured evaluation and decision-making process, which involves a focus on the Company’s financial results, the Company’s progress regarding key strategic metrics and each NEO’s individual contributions to our performance during the fiscal year.

 Mitigate Undue Risk. We do not believe that our compensation programs create risks that are reasonably likely to have a material adverse effect on the Company.

 Offset Equity Award Dilution. We monitor the potentially dilutive impact of the equity component of our compensation programs and seek to offset that impact by repurchasing shares of our Class A common stock, as we have since 2012.

What We Don’t Do

X  No Banking of Awards. All outstanding performance-based awards remain subject to full risk of forfeiture until the end of the applicable three-year performance period, regardless of the achievement of interim results.

X  No Single-Trigger Vesting. Year-end equity-based incentive awards granted to our NEOs do not automatically vest upon a change in control.

X  No Excise Tax Gross-Ups Upon Change in Control. We do not provide excise tax gross-ups to our NEOs in connection with change in control payments.

X  No Enhanced Change in Control Severance. We do not provide enhanced severance to our NEOs if they are terminated in connection with a change in control.

X  No Guaranteed Bonuses. Other than base salaries, which have remained unchanged for over ten years, none of our NEOs’ compensation for their service as executive officers during 2022 was guaranteed. Instead, all such compensation was at risk based on continued service or performance.

X  No Hedging Transactions or Short Sales. We prohibit our executive officers, directors and employees from entering into hedging transactions or short sales in respect of our Class A common stock.

Item 2: An Advisory Vote Regarding Executive Compensation | Other Compensation Matters

Compensation Program Design

The key elements of our compensation program consist of base salaries and performance-based incentive compensation. We also have retention or other individual agreements with our NEOs who were executive officers prior to 2022 that include severance protections. The following is a description of our compensation elements and the purposes each is designed to support:

Overview of Our 2022 NEO Compensation Program

Element	Purpose	Description

Base Salary	Provide a predictable level of income that is competitive with the market for each NEO’s role

•  None of our NEOs received base salary increases in 2022. Our NEOs’ base salaries have not changed for over ten years

•  Represent a limited percentage of 2022 total compensation (i.e., approximately 10% for our CEO and 7-31% for our other NEOs(1))

Performance-based Incentive Compensation

Provide incentive compensation that is reflective of Company and individual performance and align our NEOs with our shareholders by delivering a significant portion of incentive compensation in the form of equity-based incentive awards

•  The Compensation Committee determines incentive compensation for our NEOs based on a review of the Company, business segment (in the case of the CEOs of Asset Management and Financial Advisory) and individual performance based on a rigorous assessment of performance and, in the case of our CEO, his performance in reference to goals and objectives set during the year

•  The review is holistic and aims to deliver compensation that is reflective of Company performance and shareholder outcomes, thereby tailoring overall compensation in a given fiscal year to reflect particular circumstances and appropriately incentivize our NEOs. Incentive compensation, as determined by this review, is then delivered in a mix of cash and long-term incentive awards that are subject to multi-year vesting, consistent with competitive market practice in our industry

•  Our NEOs recommended to the Compensation Committee that, in light of market factors, they not receive annual cash incentives in respect of 2022 and 100% of their incentive compensation awarded in respect of 2022 compensation be delivered in the form of long-term incentive awards, enhancing alignment between our NEOs and shareholders and resulting in a greater portion of total compensation being delivered in long-term incentive awards than is typical in our industry

•  Long-term incentive awards granted in 2023 respect of 2022 compensation were delivered in the form of profits interest participation rights, which are earned based on continued service over a three-year vesting period, subject to the Minimum Value Condition. The value that NEOs ultimately receive at the end of the three-year period is directly aligned with the shareholder experience

(1)	Percentages based on Ms. Betsch’s annualized base salary for 2022. Ms. Betsch received an annual cash incentive award, as shown below in the Summary Compensation Table.

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Compensation Program Design—Base Salary

Base Salary. Base salaries are intended to reflect the experience, skill and knowledge of our NEOs, managing directors and other senior professionals in their particular roles and responsibilities, while retaining the flexibility to appropriately compensate for fluctuations in performance, both of the Company and the individual.

•

Base salaries are approved by our Compensation Committee and have remained unchanged for over ten years. During 2022, each of our NEOs was a party to a retention agreement or other individual agreement with the Company that provided for a minimum annual base salary during the term of the agreement. Base salaries for our NEOs and any subsequent adjustments thereto are reviewed and approved by the Compensation Committee annually, after consultation with its independent compensation consultant. For 2022, the Compensation Committee once again determined to maintain base salaries at the minimum level set forth in the retention or other individual agreements.

•	Base salaries are the only component of our NEOs’ compensation that is not tied to performance.

•	Base salaries represent a small proportion of total NEO compensation.

Compensation Program Design—Performance-Based Incentive Compensation

Except for base salaries, all compensation opportunity is based on a combination of Company, business segment (in the case of the CEOs of Asset Management and Financial Advisory) and individual performance based on a rigorous assessment of performance and, in the case of the CEO, his performance in reference to goals and objectives set during the year. Accordingly, the compensation paid to our NEOs and employees as a group has fluctuated from year to year, reflecting changes in the Company’s performance and financial results, as well as individual performance, consistent with market practice in our industry. Performance-based awards are tailored to appropriately incentivize our NEOs and to account for the highly competitive market for executive talent. Incentives are delivered in a mix of cash and long-term incentive awards that are subject to multi-year service vesting, which enhances the ongoing alignment between our NEOs and shareholders, supports retention of our NEOs, and aligns with competitive market practice in our industry. Our NEOs recommended to the Compensation Committee that, in light of market factors, they not receive annual cash incentives in respect of 2022 and that 100% of their incentives be delivered in long-term incentive awards. Only one of our NEOs received an annual cash incentive award in respect of 2022, as reflected in the Summary Compensation Table.

Profits Interest Participation Rights Program. In early 2019, the Compensation Committee and the Company approved the establishment of a new long-term incentive compensation program consisting of profits interest participation rights, which are equity incentive awards that, subject to certain conditions, may be exchanged for shares of our Class A common stock pursuant to the 2018 Plan. Profits interest participation rights are a class of membership interests in Lazard Group that allow the recipient to realize value only to the extent that both (i) the service-based vesting conditions and, in the case of PRPUs, the performance conditions, are satisfied, and (ii) the Minimum Value Condition, which requires an amount of economic appreciation in the assets of Lazard Group occurs as necessary to satisfy certain partnership tax rules before the fifth anniversary of the grant date, is achieved, otherwise the rights will be forfeited. Upon satisfaction of such conditions, profits interest participation rights that are in parity with the value of our Class A common stock will be exchanged on a one-for-one basis for shares of our Class A common stock. The Minimum Value Condition has been satisfied with respect to PRPUs granted in 2020 with respect to 2019 compensation. On March 1, 2022, the profits interest participation rights and PRPUs granted in February 2019 in respect of 2018 compensation, for which the Minimum Value Condition and other vesting conditions were satisfied, were exchanged on a one-for-one basis for shares of our Class A common stock. In addition, on March 8, 2023, the profits interest participation rights and PRPUs granted in February 2020 in respect of 2019 compensation, for which the Minimum Value Condition and other vesting conditions were satisfied, were exchanged on a one-for-one basis for shares of our Class A common stock.

In March 2023, our NEOs received long-term incentive compensation awards in respect of 2022 compensation in the form of profits interest participation rights. As described above, profits interest participation rights are a class of membership interests in Lazard Group that allow the recipient to realize value only to the extent that both (i) the service-based vesting conditions are satisfied, and (ii) the

Item 2: An Advisory Vote Regarding Executive Compensation | Other Compensation Matters

Minimum Value Condition, which requires an amount of economic appreciation in the assets of Lazard Group occurs as necessary to satisfy certain partnership tax rules before the fifth anniversary of the grant date, is achieved, otherwise the rights will be forfeited.

In February 2021 and March 2022, our NEOs who served as executive officers of the Company throughout the relevant fiscal year received long-term incentive compensation awards in respect of 2020 and 2021 performance, respectively, in the form of performance-based restricted participation units, or PRPUs, pursuant to the program, rather than PRSUs. Like PRSUs, PRPUs are equity-based deferred incentive compensation awards in the Company that are subject to performance-based, service-based and other vesting conditions.

PRPU Awards—General Terms

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PRPU awards are performance-based awards that support the generation of shareholder value by aligning the long-term interests of our NEOs with those of our shareholders. Because the amount an individual realizes upon the vesting of PRPUs directly depends on the performance of our business, as well as the value of our Class A common stock and our TSR relative to the S&P 1500, each individual who receives a PRPU award becomes, economically, a long-term shareholder of the Company, with interests aligned with the interests of other shareholders.

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PRPU awards subject the NEOs to risk of total loss of a critical component of annual compensation. PRPU awards enhance our risk-based long-term incentive compensation programs by subjecting a substantial proportion of the total compensation payable to each of the NEOs who served as executive officers of the Company throughout the relevant fiscal year to full risk of loss based upon the long-term future financial performance of our business, measured against objective, pre-established performance goals, as well as the achievement of the Minimum Value Condition.

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PRPU awards advance our goal of implementing transparent compensation practices. The performance metrics that must be satisfied in order for PRPUs to vest are tied to factors that we considered to be critical measures of our success and our ability to build value for our shareholders. Importantly, a majority of all of the financial information regarding the Company that is used in measuring the Company’s performance with respect to these metrics is available to shareholders, including through our year-end earnings releases. PRPUs allow our shareholders to know, in advance, how this substantial component of compensation for the NEOs will be measured and paid.

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PRPU awards look to pre-established metrics of the Company’s performance and link payout directly to scores awarded for such metrics. The number of shares of our Class A common stock that a recipient will realize upon vesting of a PRPU award will be calculated by reference to metrics that were chosen because they are indicative of the Company’s overall performance, rather than individual performance, both on an absolute and relative basis. These metrics rely on criteria such as returns to shareholders, operating margin and, with respect to awards granted in 2020, revenue growth. At the measurement times, each of the metrics is assigned a score based on our performance. Such scores are generally weighted evenly over the performance period, with the ultimate level of payout for the awards determined by reference to the weighted numeric score, subject in the case of a total score above 2.0 to downward adjustments, as described below (and subject to further upward or downward adjustment after applying the relative TSR modifier).

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Payouts under PRPU awards will depend on long-term performance and could be equal to zero. The target number of shares of our Class A common stock subject to each PRPU is one. Based on the achievement of performance criteria, as determined by the Compensation Committee, the number of shares of our Class A common stock that may be received in connection with each PRPU award will range from zero to two times the target number (or, after applying a relative TSR modifier, further upward or downward adjustment).

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Payouts under historical PRPU awards are determined, in part, by reference to the performance of our peers. As further discussed below, the financial metrics used to calculate payouts under PRPU awards granted prior to 2021 include a measure that evaluates our performance relative to our peers.

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By including this measure, our Compensation Committee intended that our performance be judged, in part, against what our competitor companies were able to accomplish under the same general market conditions during the performance period. The addition of a relative TSR modifier ensures that the outstanding PRPUs continue to have a relative performance component, and one that we believe more appropriately incentivizes our NEOs to invest in our business over time.

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PRPU awards also include restrictive covenants and other terms and conditions. The number of shares of our Class A common stock that are subject to outstanding PRPU awards was determined in the same way that the number was derived for all of our employees, by dividing the dollar amount allocated to be granted to the applicable NEO as a PRPU award (at the target payout level), by the average NYSE closing price of our Class A common stock over four consecutive trading days ending on the grant date. In exchange for their PRPU awards, our NEOs agreed to restrictions on their ability to compete with the Company and to solicit our clients and employees, which protect the Company’s intellectual and human capital.

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PRPUs are allocated income, subject to vesting, in respect of dividends on our Class A common stock. In the event we declare cash dividends on our Class A common stock during the performance period for PRPUs, subject to satisfying the performance conditions and other relevant vesting criteria, our NEOs will be allocated income in respect of such dividends on a pro rata basis as if the PRPUs were exchanged for our Class A common stock, based on the extent to which performance conditions are actually achieved. In addition, from the date that the applicable dividend is paid to holders of our Class A common stock until the time of payment to the PRPU holder, unpaid distributions are credited with interest. The holder of PRPUs will receive distributions necessary to pay related taxes on the income allocations, but otherwise is not entitled to any amounts in respect of such allocations until applicable vesting conditions in respect of such PRPUs have been satisfied.

Performance-Based Equity Award Metrics and Scoring for PRPUs Granted in 2022 and 2021 in Respect of 2021 and 2020 Compensation, Respectively: Encouraging Investment for the Future Growth of Our Business.

Based in part on the feedback we received as a result of our shareholder outreach, for PRPUs awarded in 2022 and 2021 with respect to 2021 and 2020 performance, respectively, the Compensation Committee determined that two enhanced financial ratios with a modifier based on total shareholder return, or relative TSR, were the most appropriate and, taken together, comprehensive performance metrics for purposes of PRPU awards: our Post-Investment Capital Return Ratio, or PI-CRR, and our Post-Investment Operating Margin Metric, or PI-OMM, each of which is described in further detail below. PI-CRR and PI-OMM reflect refinements to the Capital Return Ratio, or CRR, and Operating Margin Metric, or OMM, metrics that we historically used prior to 2021 to reflect our focus on investing for the future growth of our business. Collectively, the PI-CRR and PI-OMM metrics, as modified by TSR, align directly with our long-term strategy of driving shareholder returns through high-quality revenue and earnings growth, focusing on managing operating margin for profitable growth, and returning capital to our shareholders, in each case, after investing for the future growth of our business. In addition, in response to shareholder feedback, in 2021, the Compensation Committee eliminated a feature of our PRPUs whereby 25% of the total target number of shares of Class A common stock subject to the applicable award would no longer be at risk based on achievement of the performance criteria if the Company achieved an aggregate score of at least 1.0 with respect to a fiscal year during the performance period.

Awards granted in 2020 in respect of 2019 compensation, which settled in 2023, continued to be subject to the previous CRR and OMM metrics, as well as a third ratio known as the Volatility Adjusted Revenue Growth Ratio, or VARGR. We removed VARGR as a metric beginning with awards granted in 2021 in respect of 2020 compensation in order to simplify the program and to recognize that recent M&A activity in our industry has limited the universe of appropriate peers to which we can compare ourselves for the purposes of calculating the VARGR result. Awards granted in 2021 and 2022 are also based on a relative TSR modifier that ensures that outstanding PRPUs continue to have a relative performance component, and one that we believe appropriately incentivizes our NEOs to invest in our business over time.

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These performance metrics also reflect, among other things, the manner in which the Compensation Committee measures the success that the relevant NEOs can achieve in executing our long-term strategy and managing our business for the benefit of our shareholders.

An explanation of each metric applicable to PRPU awards granted in 2022 and 2021 in respect of 2021 and 2020 compensation, respectively, is set forth below.

Post-Investment Capital Return Ratio—Returning Capital to Shareholders

We endeavor to return capital to our shareholders, including by paying dividends to our shareholders and repurchasing equity, after investing for the future growth of our business. We believe that our shareholders value our success in returning capital to them, and that the PI-CRR performance metric aligns directly with our objective of returning capital, but not at the expense of investment. We have a disciplined use of cash and if management does not identify sufficiently attractive opportunities to reinvest in our business through acquisition, hiring or investments, we generally expect to return cash to shareholders through dividends or share repurchases. An explanation of the PI-CRR metric is set forth below.

Step 1:

For each year during the performance period, we first calculate post-investment capital returned to shareholders, which we generally define for this purpose as (A) the aggregate value of dividends paid to our shareholders during the year, plus (B) the aggregate amount of funds used for equity repurchases during the year, plus (C) the value of our Class A common stock withheld for tax purposes during the year upon vesting of equity-based awards, plus (D) cash held for planned return of capital to our shareholders or expected investments in the first six months of the following year (excluding the year in which such cash is actually deployed, to avoid double counting) and all cash held for strategic reasons.

Step 2:

For the same year, we calculate our cash flow during the year, which we generally define for this purpose as (A) our net income for the year, calculated in the adjusted manner set forth in our annual earnings release for the year (primarily to enhance comparability between periods), plus (B) the amortization expense arising from year-end equity-based and LFI awards recorded during the year, plus (C) aggregate cash proceeds received from any new equity or debt issuances, other than with respect to an acquisition during the year, plus (D) depreciation and amortization of capitalized property during the such year, minus (E) the value of amounts used to fund investments relating to LFI awards during the year, minus (F) amounts used during the year to reduce outstanding debt, minus (G) pension contributions made during the year, minus (H) acquisition-related payments made during the year, minus (I) non-recurring charges incurred during the year, minus (J) any capitalized investments in property during the year, minus (K) increases to seed investments or other investments during the year, minus (L) any other expenses, charges or other non-recurring cash usage for the year, minus (M) prepaying of expenses, investment, capital expenditures or taxes during the year, minus (N) the amount of substantial fees booked but not yet paid and cash held due to an increase or anticipated increase in regulatory capital, operating capital or other capital requirement.

Step 3:

We establish our PI-CRR for the entire three-year performance period by dividing (A) the sum of the amounts obtained in Step 1 for each year in the performance period by (B) the sum of the amounts obtained in Step 2 for each year in the performance period.

We then determine our PI-CRR score based on the table set forth below.

Lazard PI-CRR	PI-CRR Score
PI-CRR < 65%	0.00

PI-CRR = 65%	0.50

PI-CRR = 75%	1.00

PI-CRR = 85%	1.60

PI-CRR ≥ 95%	2.25

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If our PI-CRR is between levels set forth in the table above, we will use linear interpolation to determine our PI-CRR score based on the scores provided for the closest levels.

Post-Investment Operating Margin Metric—Managing Our Operating Costs

We aim to effectively manage our operating costs, which we broadly consider in the form of compensation and non-compensation costs, and we regularly communicate our goals with respect to our management of these costs to our shareholders. By managing these costs over time, we seek to advance our ultimate objective of delivering a stable and successful operating margin. We also seek to retain the ability and appropriate incentives necessary to invest in our business over time for future profitable growth and not to discourage our NEOs from doing so. Pursuant to the PI-OMM metric, our NEOs are incentivized to pursue these goals, including investments for profitable growth, and help us achieve our PI-OMM objective over time. An explanation of the PI-OMM metric is set forth below.

Step 1:

For each year during the performance period, we first calculate our awarded operating income for the year, net of certain items, which for this purpose is calculated as (A) our operating revenue for the year, minus (B) our awarded compensation expense and our adjusted non-compensation expense for the year, in each case adjusted to generally exclude the net of: (i) any non-recurring charges in respect of the fiscal year; plus (ii) notional compensation awarded to newly-hired managing director, director and senior vice president employees, senior advisors and other senior personnel (including any benefits and any sign-on, “make-whole” and special awards) in the year of hire, the immediately succeeding year and any subsequent fiscal year, in the event that the commitment to award such future compensation is made at the time of hiring, including any such employees acquired in connection with acquisition-related activities; plus (iii) severance paid to managing director, director and senior vice president employees, senior advisors and other senior personnel in the year of payment; plus (iv) recruiting and other costs related to the hiring of managing director, director and senior vice president employees, senior advisors and other senior personnel; plus (v) adjustments for new business initiatives and other long-term investments made through compensation or non-compensation expense, but not covered by clauses (ii), (iii) or (iv) above; and less (vi) a portion of the notional compensation that will no longer be paid due to senior level employee changes, ordinary turnover and restructurings.

Step 2:	We divide the value obtained in Step 1 above by our operating revenue for the relevant year. The result is our PI-OMM for the relevant year.

Step 3:

We establish our PI-OMM for the entire three-year performance period by dividing (A) the sum of the amounts obtained in Step 1 for each year in the performance period by (B) the sum of our operating revenue for each year in the performance period. We may exclude the results for a given year in the event of an economic shock in that year where there is both (i) a decline of 15% or more in our operating revenue for the relevant year and (ii) a decline of 10% or more in the operating revenue for such year of three or more of our peer companies.

We then determine our PI-OMM score based on the table set forth below.

Lazard PI-OMM	PI-OMM Score
PI-OMM ≤ 15%	0.00

PI-OMM = 17%	0.50

PI-OMM = 19%	0.75

PI-OMM = 21%	1.00

PI-OMM = 23%	1.75

PI-OMM = 25%	2.00

PI-OMM ≥ 27%	2.25

If our PI-OMM is between levels set forth in the table above, we will use linear interpolation to determine our PI-OMM score based on the scores provided for the closest levels.

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Relative Total Shareholder Return—Addition of a Modifier to Further Align Our NEOs with Shareholders

We implemented a new modifier to the scoring of the PRPUs that we granted starting in February 2021 in respect of 2020 compensation, based on our TSR relative to the S&P 1500 in order to establish a further link between the creation of value for our shareholders and the level of payout pursuant to our PRPUs. Relative TSR is calculated by comparing the change in the price of our Class A common stock (including reinvestment of dividends) over the performance period against the same metric for the S&P 1500. The share price at the grant date is used as the starting point for the calculation, and a trailing average share price is used to calculate share price at the end of the performance period. The award modifier will be based on our relative TSR for the entire three-year period.

The number of PRPUs earned over the three-year performance cycle will decrease or increase by up to 20% based on our TSR relative to the S&P 1500 as set forth in the table below.

Company’s TSR Relative to the S&P 1500	Award Modifier
< 20th Percentile	0.8x

= 20th Percentile ≤ 60th Percentile	1.0x

≥ 80th Percentile	1.2x

If our relative TSR is between the 60th percentile and the 80th percentile, we will use linear interpolation to determine our award modifier based on the scores provided for the closest levels.

Scoring of Our Performance-Based Equity Awards

Generally, in respect of our PRPU grants made in March 2022 and February 2021, each of the two performance metrics (PI-CRR and PI-OMM) is weighted equally to determine an initial score. The score in respect of PI-CRR and PI-OMM for the three-year performance period will be based on the Company’s cumulative performance over the three-year period. The scoring corresponds directly to the level of achievement of the PI-CRR and PI-OMM metrics (taking into account any applicable interpolation), provided that an overall score above 2.0 would automatically be reduced to 2.0.

The score resulting from achievement of the PI-CRR and PI-OMM metrics would then be modified by multiplying the score by the relative TSR modifier. For example, the achievement of a score of 1.5 for the PI-CRR and PI-OMM metrics for the cumulative three-year performance period and a relative TSR modifier of 1.2 would translate into payout of the award at 1.8 times the target level (subject to achievement of the service-based vesting condition and the Minimum Value Condition). Similarly, the achievement of a score of 0.5 for the cumulative three-year performance period and a relative TSR modifier of 0.8 would translate into payout of the award at 0.4 times the target level (subject to achievement of the service-based vesting condition and the Minimum Value Condition).

Evaluation of Performance Results for Outstanding PRPUs

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All shares of our Class A common stock subject to PRPUs granted in 2022 and 2021 in respect of 2021 and 2020 compensation, respectively, remain subject to full risk of forfeiture until the end of the three-year performance period regardless of the achievement of interim results, further aligning the interests of our NEOs with those of our shareholders.

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Evaluation of Three-Year Performance for PRPUs Granted in 2020 with Respect to 2019 compensation. In early 2023, the Compensation Committee evaluated the Company’s performance during the period from January 1, 2020 to December 31, 2022 with respect to the PRPUs awarded in 2020 in respect of 2019 compensation. The Compensation Committee determined by formula that an aggregate score of 2.00 applied to the PRPUs awarded to the NEOs for 2019 compensation and, accordingly, the corresponding number of shares of our Class A common stock subject to such awards were no longer subject to such performance goals. On March 8, 2023, all of the PRPUs granted in 2020 with respect to 2019 compensation were exchanged on a one-for-one basis for shares of our Class A common stock.

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Adjustments Related to COVID-19. In early 2021, the Compensation Committee evaluated the Company’s performance during 2020 in light of the COVID-19 pandemic. The Compensation Committee determined to make an adjustment to the OMM scoring for 2020 to neutralize the unanticipated impact of COVID-19 on our financial results. Specifically, the Committee determined to normalize revenue and expenses in light of the COVID-19 pandemic, including by using average 2017-2019 revenue, adding back expenses that would typically be incurred but were not due to the pandemic such as travel and entertainment expenses, and excluding additional COVID-19 related expenses (in each case, based on average 2017-2019 expenses). This approach is intended to use operating revenue that is reflective of a more typical operating environment, recognizing that the impact of COVID-19 on the Company’s operating revenue was outside of our officers’ control and that, in consultation with us, our officers avoided taking near-term cost-cutting actions that might have improved operating margin for 2020 but may have been detrimental to long-term shareholder value. See footnote (1) to the Summary Compensation Table for the value of such adjustments.

Other Long-Term Incentive Compensation

In the case of our other senior Managing Directors, a substantial portion of each individual’s long-term incentive compensation is generally granted in the form of RSUs or profits interest participation rights and the remaining portion generally may be granted in restricted stock, LFIs or a combination of both at the individual’s election, and generally includes vesting terms that are different from those applicable to our NEOs. For example, such awards generally vest one-third on or around the second anniversary of grant and two-thirds on or around the third anniversary of grant, and are generally subject to double-trigger vesting in the event of a change in control. In connection with his service as a non-NEO prior to 2021, Mr. Orszag participated in our long-term incentive compensation program that was applicable to our other senior professionals. Pursuant to his grants in February 2021 (made in respect of his performance during 2020, in which he became an executive officer toward the end of the year), Mr. Orszag received profits interest participation rights. In July 2022, Mr. Orszag also received a grant of special retention RSUs, subject to vesting on September 3, 2024, as previously disclosed and described in more detail below.

2022 Compensation for Each of Our NEOs—Compensation Process

Decisions with regard to incentive compensation are generally made in the first quarter of each year and are based on Company and individual performance in the prior fiscal year.

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Our Compensation Committee Approves NEO Compensation Utilizing a Structured Decision-Making Process. Our Compensation Committee reviews compensation programs for consistency and alignment with our strategic goals, and has full authority to determine and approve the compensation of our CEO, Mr. Jacobs, and our other NEOs. The Compensation Committee determines the total compensation package to be awarded to Mr. Jacobs and Mr. Jacobs makes recommendations to the Compensation Committee as to the total compensation package to be awarded to our other NEOs. The Compensation Committee reviews and approves the total compensation package to be paid to our other NEOs and considers Mr. Jacobs’ recommendations in its review, employing a structured evaluation and decision-making process, which involves a focus on the Company’s financial results and progress regarding key strategic metrics (and, in the case of the CEOs of Asset Management and Financial Advisory, the financial results and progress regarding key strategic metrics of the applicable business segment) as well as each NEO’s individual contributions to our performance during the fiscal year. In addition, in the case of Mr. Jacobs, the Compensation Committee also considers his performance in reference to goals and objectives set during the year. Mr. Jacobs reviewed with the Compensation Committee the performance of each of the other NEOs individually and their overall contribution to the Company in 2022. Mr. Jacobs does not participate in sessions of the Compensation Committee at which his own compensation is determined; however, he does participate in sessions at which the compensation of the other NEOs is discussed.

•	An illustration of the process used by the Compensation Committee for 2022 compensation decisions is set forth on the following page.

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Structure of 2022 NEO Compensation Decision-Making Process

Review Business Performance	Key Metrics

• Achievement of Pre-Defined Goals, including Long-Term Financial Goals and Key Metrics Selected by Compensation Committee	Operating Revenue Earnings Growth Operating Margin Return of Capital / Capital Management Cost Discipline and Initiatives

• Corporate and Business Segment Performance and Economic Conditions	See “Selected Consolidated Financial Information’’ above

Rate Overall Business Performance

Below Par	Par	Above Par

Consider Reference Pay Ranges for Each Position

• Review competitive pay ranges, considering median peer data and market outlook

• Consider market conditions

• Review recent trends

• Consider pay mix for each position

• Develop reference pay ranges for each position and compare to the overall performance result (Below Par I Par I Above Par)

Determine Compensation for Each NEO

•  Determine compensation for each NEO, considering position-specific reference pay range based on Company and individual results, and progress against Company and business segment, as appropriate, strategic objectives

• Determine performance-based compensation mix (cash incentive vs. long-term incentive) for each NEO based on market trends, historical practice and other information

Our Compensation Committee Considers a Variety of Available Information. Before any year-end compensation decisions are made, the Compensation Committee reviews information from a variety of available sources.

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Business Performance. In evaluating the total compensation packages awarded to our NEOs, the Compensation Committee considered the factors described under “2022 Business Strategy and Performance Highlights” above, as well as each NEO’s individual contributions to the Company, the leadership, guidance, and other individual qualities that they bring to the Company, their desire to advance the implementation of compensation discipline throughout the firm including with respect to NEO compensation.

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Achievement of Financial Goals. We have articulated financial goals to our shareholders, including goals regarding our compensation and non-compensation ratios through the cycle, and our return of capital strategy. We remained focused on these goals throughout 2022 and, in 2022, we achieved these goals. Since 2012, the Compensation Committee has reviewed the Company’s progress with respect to these and other goals in determining the total compensation packages awarded to our NEOs and has considered that progress in connection with compensation decisions.

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Financial Metrics. The Compensation Committee reviewed a variety of metrics relating to the Company’s financial performance in evaluating the total compensation packages to be awarded to our NEOs. The Compensation Committee considered the Company’s results and progress during 2022 regarding key strategic metrics, including operating revenue, awarded compensation, operating margin, cost savings and return of capital. The Compensation Committee also considered the Company’s relative TSR.

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Tally Sheets. The Compensation Committee reviewed a comprehensive tally sheet of all elements of each NEO’s compensation. The tally sheets included information on cash and non-cash compensation for the past three fiscal years (including current and prior year base salaries, annual cash incentives, deferred cash awards, special awards (if any), PRPUs, PRSUs, profits interest participation rights, RSUs, restricted stock and LFIs, if any), and the value of benefits and other perquisites paid to our NEOs, as well as potential amounts to be delivered under post-employment scenarios.

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Competitive Compensation Considerations. The competition to attract and retain high-performing executives and professionals in the financial services industry is especially intense at this time, and the amount and composition of total compensation paid to our executives must be considered in light of competitive compensation levels. In this regard, for our NEOs, the Compensation Committee reviewed an analysis prepared by CAP regarding compensation levels for 2021 (the most recent year for which comprehensive data for our peers was available), and indicative trends for 2022 year-end compensation decisions, for comparable positions at the following financial services firms: Affiliated Managers Group Inc., Blackstone Group LP, Evercore Partners Inc., Greenhill & Co., Inc., Invesco Ltd, Raymond James, Stifel Financial and T. Rowe Price.

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We chose this comparator group, which remained unchanged from 2021, because we compete in the same marketplace with these companies, among other, larger financial services firms, for highly qualified and talented financial service professionals. Though none of these firms serve as comparators for both of Lazard’s businesses, CAP believes this comparator group is appropriate in terms of size and represents a reasonable mix of firms in each of Lazard’s businesses. Additional details regarding the composition of our peer group recommended by CAP, based on Global Classification Standard (GICS) Sub-Industry classification, revenue and market capitalization, is set forth in the following tables:

Due to the limited universe of standalone public company comparators, for 2022, the analysis that CAP prepared for the Compensation Committee continued to put more emphasis on survey data that includes compensation information for subsidiary businesses of larger financial services firms and other financial services organizations that are similar to Lazard in terms of complexity to get a more complete picture of the competitive market for Lazard’s NEOs. The Compensation Committee also reviewed data, including compensation expense and revenue changes, with respect to certain other companies with which we compete for financial service professionals, but that substantially exceed our market capitalization; however, this review was for informational purposes only and these companies served only as reference points to provide a broader perspective on competitive pay levels and practices.

CAP’s analysis compared the total direct compensation for our NEOs (calculated with respect to 2021 base salary and annual cash incentives, deferred cash awards and PRPUs (valued at the target payout level and awarded in March 2022 in respect of 2021 compensation)) to the total direct compensation for the appropriate named executive officers in the comparator group described above, or an appropriate subset of that comparator group, calculated based on compensation levels for 2021 (as reported in 2022). Peer data for 2022 was not fully available at the time of CAP’s analysis, but the pay ranges do consider expectations for market compensation levels in 2022. CAP constructed a compensation reference range for each of our NEOs based on the comparator data as follows: for Mr. Jacobs, $10.5 million to $16.0 million; for Mr. Orszag, $7.5 million to $11.0 million; for Mr. Russo, $7.5 million to $11.0 million; for Mr. Bhutani, $7.5 million to $11.0 million; and for Mr. Stern, $6.0 million to $8.0 million. CAP did not construct a reference range for Ms. Betsch for 2022, recognizing that she joined the Company in October 2022 and only served as Chief Financial Officer for a portion of the year. See “Awarded Compensation Table” below for a table describing the compensation paid to each of our NEOs for 2022, presented in the manner that it was considered by the Compensation Committee (which was similar to the methodology used by CAP in calculating total direct compensation paid by the firms in the comparator group).

While the Compensation Committee considered the level of compensation paid by the firms in the comparator group in connection with its compensation decisions, in order to maintain competitiveness

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and flexibility, the Compensation Committee did not target compensation at a particular level relative to the comparator group (or relevant subset of the group). This information was only one of several data points that the Compensation Committee considered in evaluating compensation for our NEOs.

2022 Compensation for Each of Our NEOs—Compensation Decisions

2022 Base Salaries. During 2022, we had retention or other individual agreements with each of our NEOs that establish their respective minimum annual base salaries. The base salaries for our NEOs were negotiated and were meant to ensure that the Company would have the services of each of the NEOs during the term of their respective agreements. See “Compensation of Executive Officers—Grants of Plan Based Awards—Individual Agreements with Our NEOs” below. The base salary paid in 2022 to Mr. Jacobs was $900,000 and to each other NEO was $750,000, which, in each case, is the minimum base salary set forth in the respective retention or other individual agreement. The minimum annual base salaries for NEOs have remained unchanged for over ten years.

2022 Incentive Compensation. As a general matter, the Compensation Committee noted that it was mindful of the compensation discipline that has been applied throughout the Company, and the ongoing leadership and support of each NEO in connection with that initiative.

In addition to the matters considered by the Compensation Committee with respect to each NEO, which are described in detail below, the Compensation Committee considered each NEO’s positioning on an internal pay scale relative to managing directors within the Company and competitive compensation practices at other firms.

Kenneth M. Jacobs, Chairman and CEO

2022 Individual Performance Considerations

The Compensation Committee noted that our Company delivered solid results in 2022, especially in the context of the global macroeconomic conditions. The Company continued to adhere to the long-term objectives laid out in 2012, which it successfully achieved in 2022 once again. The Company had annual operating revenue of $ 2,769 million in 2022, 12% lower than annual operating revenue in 2021 and adjusted net income of $384 million and adjusted earnings per share, diluted, of $3.73, 33% lower than adjusted net income and 26% lower than adjusted earnings per share, diluted, in 2021, respectively. The Company also returned $936 million of capital to its shareholders in 2022, maintaining the Company’s consistent practice of repurchasing at least as many shares as we expect to ultimately issue as a result of deferred year-end equity incentive compensation granted in respect of the prior year while ensuring the Company was able to successfully navigate the uncertain, and often volatile, markets in 2022.

In evaluating incentive compensation for Mr. Jacobs, the Compensation Committee considered these factors, the other information regarding our Company’s performance described under “2022 Business Strategy and Performance Highlights” above, and Mr. Jacobs’ extensive individual accomplishments. The Compensation Committee also considered the Company’s relative TSR.

In addition, the Compensation Committee considered the goals and objectives established for Mr. Jacobs by the Compensation Committee throughout 2022. These goals and objectives provided the Compensation Committee with a set of criteria that assisted the Compensation Committee in its evaluation of Mr. Jacobs’ performance in 2022.

The Compensation Committee specifically noted the following accomplishments as a result of Mr. Jacobs’ initiative, ongoing leadership and dedication during 2022:

•	our financial performance in 2022, as reflected in the 2022 financial highlights described above, in the context of challenging global macroeconomic conditions;

•	our 2022 financial performance relative to our record financial performance in 2021;

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•	the continued achievement of our financial goals described in this Proxy Statement;

•

our CEO’s management of business operations through the global health crisis, including his leadership in implementing a sustainable remote work environment necessary to address the changing work landscape, demonstrating the value of the Company’s significant prior investments in technology infrastructure;

•

through our CEO’s leadership, the Company’s continued cultivation of a workplace culture that fosters productivity and professional and personal development, and promotes inclusion, diversity, equality and allyship, including the appointment of a firm-wide diversity, equality and inclusion senior manager, a commitment to increase diversity across the firm by 2026 (including by increasing the representation of women on our leadership team), and support of employee resource groups dedicated to enhancing education and community within our firm;

•	our CEO’s continued conceptualization of Lazard’s plan for growth, and his oversight of progress with regard to that plan;

•

our CEO’s continued support of expanded ESG efforts through the appointment of our head of corporate sustainability, the expanded oversight of environmental, social and governance priorities through our Nominating and Governance Committee, and the publication of voluntary disclosures in our CSR, SASB and TCFD publications;

•

our continued active communication with shareholders and the analyst community regarding our strategic plan, initiatives for profitable and sustainable growth and dedication to strengthening our outreach efforts and enhancing investor awareness of the Company’s business model, strategic objectives and accomplishments;

•

our CEO’s active role in continuing to develop senior leaders and succession planning and, in that regard, seamlessly putting in place a new leadership structure in our Asset Management business, successfully recruiting and transitioning our new CFO and addressing the retirement of a long-time member of senior management;

•	our CEO’s active role in the recruitment of key professionals across our businesses and the development of new investment strategies in our Asset Management business; and

•	our CEO’s leadership in maintaining and fostering a culture of cost discipline throughout the firm, reaffirming our commitment to cost control.

In addition, the Compensation Committee considered Mr. Jacobs’ individual contributions to the Company’s Financial Advisory business, which have generated and are expected to continue to generate significant revenue for the Company, and have enhanced Lazard’s valuable reputation as a preeminent financial advisory and asset management firm. Throughout 2022, Mr. Jacobs led, and continues to lead, teams within our Financial Advisory business advising clients on significant transactions.

Together with CAP, its independent compensation consultant, the Compensation Committee thoroughly reviewed the Company’s past compensation practices and the competitive compensation practices at other firms.

2022 Total Incentive Compensation

Based on its review, the Compensation Committee decided to grant Mr. Jacobs an incentive compensation award comprised solely of profits interest participation rights valued at $8.35 million. The total performance-based compensation awarded to Mr. Jacobs, which consisted of profits interest participation rights, constituted approximately 90% of Mr. Jacobs’ total compensation for 2022.

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The following chart shows Mr. Jacobs’ mix of fixed versus performance-based compensation for 2022.

By linking 90% of Mr. Jacobs’ total compensation for 2022 directly to the future performance of our business through profits interest participation rights, the substantial majority of Mr. Jacobs’ compensation for 2022 will fluctuate based on our ability to achieve growth and produce value for our shareholders over the next three years, notwithstanding his accomplishments in 2022. Given the combination of base salary and profits interest participation rights awarded to Mr. Jacobs for 2022, the Compensation Committee believes it has struck the right balance between paying for current performance, on the one hand, and the desire to keep Mr. Jacobs focused on the Company’s long-term performance and continued growth, on the other hand.

Mary Ann Betsch, Chief Financial Officer

2022 Individual Performance Considerations

In evaluating incentive compensation for Ms. Betsch, the Compensation Committee and Mr. Jacobs considered the significant leadership that Ms. Betsch has already begun to provide to the Company in her role as Chief Financial Officer and her successful and efficient assumption of this new role, including worldwide responsibility for corporate finance, accounting and tax matters at the Company. The Compensation Committee and Mr. Jacobs noted that Ms. Betsch’s transition into her role as Chief Financial Officer was seamless, and that she had coordinated well with Mr. Russo, the Company’s previous Chief Financial Officer, during the transition and became a valued contributor to the senior management team.

2022 Total Incentive Compensation

The Compensation Committee approved an incentive compensation award of $2.0 million for Ms. Betsch for her performance in 2022, consisting of an annual cash incentive of $850,000 and a profits interest participation rights award valued at $1.15 million. In addition, Ms. Betsch received a sign-on bonus in connection with her commencement of employment equal to $250,000, contingent upon Ms. Betsch’s continued employment for 12 months following her commencement of employment. The profits interest participation rights awarded to Ms. Betsch constituted approximately 53% of her total compensation for 2022 (excluding the cash sign-on bonus). The total performance-based compensation awarded to Ms. Betsch constituted approximately 91% of her total compensation for 2022 (excluding the cash sign-on bonus).

Peter R. Orszag, CEO of Financial Advisory

2022 Individual Performance Considerations

In evaluating incentive compensation for Mr. Orszag, the Compensation Committee and Mr. Jacobs considered Mr. Orszag’s success in hiring new talent as part of Financial Advisory’s plan for growth, as well as the overall performance of the Financial Advisory business, despite global macroeconomic conditions. As the CEO of one of our two principal business segments, Mr. Orszag has direct responsibility for the operating revenue of our Financial Advisory business, which was $1,652 million for 2022, 7% lower than 2021. In addition, throughout 2022, Mr. Orszag led, and he continues to lead, teams

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within our Financial Advisory business advising clients on significant merger and acquisition transactions. The Compensation Committee and Mr. Jacobs also considered Mr. Orszag’s important contribution to the global positioning of Lazard’s Financial Advisory business.

2022 Total Incentive Compensation

The Compensation Committee approved an incentive compensation award for Mr. Orszag for his performance in 2022, comprised solely of profits interest participation rights award valued at $5.25 million. In addition, as previously disclosed, in 2022, Mr. Orszag received a special cash retention award of $1.25 million and a special retention RSU grant of $2.5 million, as further described below under “Compensation of Executive Officers—Individual Agreements with Our NEOs”. The total performance-based compensation awarded to Mr. Orszag, which consisted of profits interest participation rights, constituted approximately 88% of his total compensation for 2022 (excluding special cash retention awards and special RSU awards).

Evan L. Russo, Chief Executive Officer of Asset Management

2022 Individual Performance Considerations

In evaluating incentive compensation for Mr. Russo, the Compensation Committee and Mr. Jacobs considered the successful and seamless transition to Chief Executive Officer of Asset Management as of June 1, 2022. As the CEO of one of our two principal business segments, Mr. Russo has direct responsibility for the operating revenue of our Asset Management business, which was $1,099 million for 2022, as well as its assets under management, which recorded a year-end level of $216 billion in 2022. The Compensation Committee and Mr. Jacobs also considered Mr. Russo’s previous role and performance as Chief Financial Officer from January 1, 2022 until October 3, 2022, and as described above, noted that Ms. Betsch’s transition into the role as Chief Financial Officer was seamless, and that Mr. Russo had coordinated well with Ms. Betsch during this transition.

2022 Total Incentive Compensation

The Compensation Committee approved an incentive compensation award for Mr. Russo for his performance in 2022, comprised solely of profits interest participation rights valued at $7.55 million. The total performance-based compensation awarded to Mr. Russo, which consisted of profits interest participation rights, constituted approximately 91% of his total compensation for 2022.

Ashish Bhutani, Former CEO of Asset Management

2022 Individual Performance Considerations

In evaluating incentive compensation for Mr. Bhutani, the Compensation Committee and Mr. Jacobs considered Mr. Bhutani’s effective leadership and diverse responsibilities as Chief Executive Officer of Asset Management from January 1, 2022 until June 1, 2022, as well as Mr. Bhutani’s role as Chairman of Asset Management and Vice Chairman of the Company until December 31, 2022. As described above, the Compensation Committee and Mr. Jacobs also noted that Mr. Russo’s transition into the role of Chief Executive Officer of Asset Management was seamless, and that Mr. Bhutani had coordinated well with Mr. Russo during this transition and had helped to ensure Mr. Russo’s success with both clients and employees.

2022 Total Incentive Compensation

The Compensation Committee approved an incentive compensation award of $4.45 million for Mr. Bhutani for his performance in 2022, payable as follows: a profits interest participation rights award valued at $2.6 million and a deferred cash award of $1.85 million, which is a cash award to be paid at a subsequent date. The total performance-based compensation awarded to Mr. Bhutani, which consisted of profits interest participation rights and deferred cash, constituted approximately 86% of his total compensation for 2022.

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Alexander F. Stern, President

2022 Individual Performance Considerations

In evaluating incentive compensation for Mr. Stern, the Compensation Committee and Mr. Jacobs considered Mr. Stern’s enhancement of the Company’s focus on growth initiatives during a challenging time. The Compensation Committee and Mr. Jacobs further focused on Mr. Stern’s key role in the successful perpetuation of the Company’s culture of cost discipline, which has continued to enable the Company to achieve its financial goals, and his leadership of important departments within the Company, including his success at ensuring the smooth transition of leadership of these departments. In addition, throughout 2022, Mr. Stern led teams within our Financial Advisory business advising clients on significant merger and acquisition transactions.

2022 Total Incentive Compensation

The Compensation Committee approved an incentive compensation award for Mr. Stern for his performance in 2022, consisting solely of a profits interest participation rights award valued at $4.25 million. The total performance-based compensation awarded to Mr. Stern, which consisted of profits interest participation rights, constituted approximately 85% of his total compensation for 2022.

Awarded Compensation

The following table, which we refer to as the Awarded Compensation Table, shows the base salary and incentive compensation awarded to our NEOs for their performance in 2022 in the manner it was considered by the Compensation Committee. This presentation differs from that contained in the Summary Compensation Table for 2022 in the following respects:

•

by showing the notional value of the profits interest participation rights granted in March 2023, which related to 2022 performance but are not reflected in the Summary Compensation Table for 2022 because they were granted after the end of our 2022 fiscal year;

•

by excluding the grant date fair value, as determined for accounting purposes, of the PRPUs (assuming payout at the target level) which related to 2021 performance and are included in the Summary Compensation Table for 2022 because they were granted after the end of our 2021 fiscal year;

•	by excluding the values reported in the “Change in Pension Value” and “All Other Compensation” columns, because they are not tied to the NEO’s performance for the applicable year; and

•

by distinguishing the sign-on bonus paid to Ms. Betsch, special cash retention awards paid to Mr. Orszag and deferred cash awards paid to Mr. Bhutani from annual cash incentive amounts, as these awards were not paid at the same time as our regular annual cash incentives but rather were paid on different dates, subject to continued employment through the relevant date.

A similar methodology has been applied to reflect 2021 and 2020 compensation for each of our NEOs who served as an executive officer of the Company in respect of such year, which is included in order to provide a basis for comparison. For these prior years, the value of PRUs, profits interest participation rights, RSUs, restricted stock and LFIs is also reflected based on the fiscal year to which they relate, rather than the fiscal year in which they were granted, and based on notional value rather than on the grant date fair value as determined for accounting purposes.

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Awarded Compensation Table

	Year	Salary	Annual Cash Incentive	Deferred Cash Awards	Special Cash Awards	Equity Awards(2)	Total Compensation
Kenneth M. Jacobs	2022	$900,000	—	—	—	$8,350,000	$9,250,000
	2021	$900,000	$3,075,000	—	—	$9,275,000	$13,250,000
	2020	$900,000	$2,100,000	—	—	$7,000,000	$10,000,000
Mary Ann Betsch	2022	$187,500	$850,000	—	$250,000	$1,150,000	$2,437,500	(1)
Peter R. Orszag	2022	$750,000	—	—	$1,250,000	$7,750,000	$9,750,000	(1)
	2021	$750,000	$1,350,000	—	$3,000,000	$4,900,000	$10,000,000
	2020	$750,000	$692,750	—	$3,345,564	$3,307,250	$8,095,564
Evan L. Russo	2022	$750,000	—	—	—	$7,550,000	$8,300,000
	2021	$750,000	$1,320,000	—	—	$4,830,000	$6,900,000
	2020	$750,000	$825,000	—	—	$3,675,000	$5,250,000
Ashish Bhutani	2022	$750,000	—	$1,850,000	—	$2,600,000	$5,200,000
	2021	$750,000	$2,340,000	$2,060,000	—	$5,150,000	$10,300,000
	2020	$750,000	$1,740,000	$1,660,000	—	$4,150,000	$8,300,000
Alexander F. Stern	2022	$750,000	—	—	—	$4,250,000	$5,000,000
	2021	$750,000	$1,575,000	—	—	$5,425,000	$7,750,000
	2020	$750,000	$1,125,000	—	—	$4,375,000	$6,250,000

(1)

Ms. Betsch’s offer letter agreement includes a sign-on award and Mr. Orszag’s retention agreement includes previously disclosed grants of special retention awards. For a description of the terms of Ms. Betsch’s offer letter agreement and Mr. Orszag’s retention agreement, see “Compensation of Executive Officers—Individual Agreements” below.

(2)

For Mr. Orszag, includes previously disclosed grants of profits interest participation rights granted prior to becoming an executive officer and special retention RSU awards. For a description of the terms of Mr. Orszag’s retention agreement, see “Compensation of Executive Officers—Individual Agreements” below.

Perquisites. In 2022, each of our NEOs received less than $100,000 in perquisite compensation, which included (i) the payment by the Company of a portion of the health insurance premiums for each of our U.S. managing directors on the same basis that it does for all U.S. employees and payment of other health related benefits, (ii) the payment by the Company of certain matching contributions on their personal contributions to the Company’s 401(k) plan on the same basis that it does for all U.S. employees, and (iii) being the named beneficiaries of a Company-provided life insurance and long-term disability insurance policy on the same basis that it does for all U.S. employees. In addition, Messrs. Jacobs, Orszag and Russo and Ms. Betsch each have, and Mr. Stern had, access to an executive dining room that is available to certain of our managing directors in the New York City area. Each of our U.S. managing directors is entitled to have his or her year-end personal tax returns prepared by our tax department. Messrs. Jacobs, Orszag, Russo and Stern have availed themselves of this benefit. This perquisite has been a historical practice of the firm.

Pension Benefits. Each of Messrs. Jacobs and Stern has an accrued benefit under the Lazard Frères & Co. LLC Employees’ Pension Plan, a qualified defined-benefit pension plan, and Mr. Stern has accrued additional benefits under a related supplemental defined-benefit pension plan. In each case, these benefits accrued prior to the applicable NEO becoming a managing director of the Company. Benefit accruals under both of these plans were frozen for all participants effective January 31, 2005, and our NEOs will not accrue any additional benefits. For additional information regarding benefits accrued by or payable to Messrs. Jacobs and Stern under these plans as of December 31, 2022, see “Compensation of Executive Officers—Pension Benefits” below.

NEO Individual Agreements. In anticipation of the expiration of the prior retention agreements with our NEOs who served as executive officers prior to 2022, which was scheduled to occur on March 31, 2022, on such date, we entered into amended retention or resignation letter agreements with each of our NEOs

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other than Ms. Betsch. On July 23, 2022, in connection with her appointment as Chief Financial Officer of the Company, we entered into an offer letter agreement with Ms. Betsch, to be effective as of October 3, 2022. For a description of the terms of the NEOs’ individual agreements, see “Compensation of Executive Officers—Individual Agreements with Our NEOs” and “Compensation of Executive Officers—Potential Payments Upon Termination or Change in Control” below.

Risks Related to Compensation Policies. In keeping with our risk management framework, we consider risks not only in the abstract, but also risks that might hinder the achievement of a particular objective. We have identified two primary risks relating to compensation: that compensation will be insufficient to retain talented individuals and that compensation strategies might result in unintended incentives. To combat the first risk, as noted above, the compensation of employees throughout the Company is reviewed against comparative compensation data, permitting us to set compensation levels that we believe contribute to low rates of voluntary employee attrition. Further, long-term incentive compensation (including PRUs, profits interest participation rights, RSUs, restricted stock and LFIs) awarded to our NEOs, managing directors and other senior professionals are generally subject to long-term vesting periods. We believe both the levels of compensation and the structure of the PRUs, profits interest participation rights, RSUs, LFIs and similar awards have had the effect of aiding our retention of our NEOs and other key employees.

With respect to the second risk, our Company-wide year-end discretionary compensation program is designed to reflect the performance of the Company, the performance of the business in which the employee works and the performance of the individual employee, and is designed to discourage excessive risk-taking. For example, paying a significant portion of our year-end compensation in the form of long-term incentive compensation (including PRUs, profits interest participation rights, RSUs, restricted stock and LFIs) with long-term vesting periods makes or should make each of our NEOs, managing directors and other senior professionals sensitive to long-term risk outcomes, as the value of their awards increases or decreases with the performance of the Company, in the case of PRUs and profits interest participation rights, the price of our Class A common stock, in the case of PRUs, profits interest participation rights, RSUs and restricted stock, and the performance of specified investment portfolios managed by Asset Management, in the case of our LFIs. With respect to outstanding PRPUs, our relative TSR modifier establishes another direct link between the returns to our shareholders and the compensation of our NEOs. We believe these criteria will provide our employees additional incentives to prudently manage the wide range of risks inherent in the Company’s business. We are not aware of any employee behavior motivated by our compensation policies and practices that creates increased risks for shareholders or our clients.

Based on the foregoing, we do not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

Stock Ownership Guidelines. We have stock ownership guidelines for our NEOs, which require our CEO and the other NEOs to own shares of our Class A common stock, or equity awards that ultimately could vest into shares (including restricted stock, PRUs (each considered at the target payout level), profits interest participation rights and RSUs), equal to, in the case of our CEO, six times his base salary, and in the case of each other NEO, three times his or her base salary. Each NEO has five years from the date that the guidelines began to apply to the NEO to attain the required ownership levels. All of our NEOs currently exceed, or are on track to exceed, the required ownership levels. In addition, our non-executive directors receive a majority of their compensation in the form of DSUs that remain invested in the Company until they leave the Board of Directors.

Compensation Clawback Policy. We have a compensation clawback policy for our executive officers. Pursuant to our current clawback policy, if the Board of Directors determines that any bonus, incentive payment, equity award or other compensation awarded to or received by an executive officer was based on any financial results or operating metrics that were achieved as a result of that executive officer’s intentional fraudulent or illegal conduct, we will seek to recover from the executive officer such compensation (in whole or in part) as the Board of Directors deems appropriate under the circumstances and as permitted by law. On October 26, 2022, the SEC adopted rules implementing the clawback

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provisions of the Dodd-Frank Act. The final rules direct the stock exchanges to establish listing standards requiring listed companies to develop and implement a policy providing for the recovery of erroneously awarded incentive-based compensation received by current or former executive officers and to satisfy related disclosure obligations. We intend to timely amend and restate our clawback policy to reflect these new requirements.

Anti-Hedging Policy. We have an anti-hedging policy that prohibits our employees (including our executive officers), our directors and their respective designees from short-selling Company securities or entering into a transaction involving a put, call or other derivative or hedge on Company securities, in each case without the prior approval of our General Counsel; provided that our General Counsel may not give such approval to our executive officers and directors.

Certain Tax Considerations. Profits interest participation rights and PRPUs are designed to qualify as “profits interests” for U.S. federal income tax purposes and are intended to offer recipients a long-term incentive compensation award comparable to PRSUs or RSUs, as applicable, while allowing them potentially more favorable income tax treatment in return for incurring additional risk. Neither the grant nor vesting of profits interest participation rights will be deductible by the Company as compensation expense for tax purposes. Even if such a compensation deduction were available to the Company, the Company may not, in any event, be able to promptly use the deduction. It is anticipated, however, that the future exchange of vested profits interest participation rights and PRPUs for shares of our Class A common stock will increase the amortizable tax basis of certain assets of Lazard Group and its subsidiaries. These increases in tax basis may reduce the amount of tax that the Company’s subsidiaries would otherwise be required to pay in the future. In addition, if the Internal Revenue Service were to successfully challenge the tax characterization of profits interest participation rights as profits interests, the holder would be responsible for the incremental taxes, and the Company would indemnify the holder against any taxes pursuant to Section 409A of the Internal Revenue Code.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Andrew M. Alper (Chair), Michelle Jarrard, Iris Knobloch, Philip A. Laskawy and Richard D. Parsons

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Compensation Discussion and Analysis Endnotes

(1)

Operating revenue, awarded compensation expense, awarded compensation ratio, adjusted non-compensation expense, adjusted non-compensation ratio and earnings from operations are non-GAAP measures. For a description of how to calculate each of them and a reconciliation between each of them and the respective comparable GAAP financial measure, see Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Consolidated Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

(2)

Operating income based on awarded compensation expense, or our awarded operating income, is a non-GAAP measure and is defined as operating revenue ($2,769 million in 2022), minus awarded compensation expense ($1,768 million in 2022), minus adjusted non-compensation expense ($518 million in 2022).

(3)

Operating margin based on awarded compensation expense, or our awarded operating margin, is a non-GAAP measure and is defined as operating income based on awarded compensation expense ($1,768 million in 2022) divided by operating revenue ($2,769 million in 2022).

(4)	Operating margin based on earnings from operations is a non-GAAP measure and is defined as earnings from operations ($594 million in 2022) divided by operating revenue ($2,769 million in 2022).
(5)

We calculate our return of capital during 2022 by reference to the following: (i) we paid $182 million to our shareholders in dividends; (ii) we repurchased $692 million of our Class A common stock; and (iii) we satisfied employee tax obligations of $62 million in cash in lieu of share issuance upon vesting of equity grants. We use the same methodology to calculate our return of capital during applicable prior years.

(6)

Full-year 2022 adjusted results exclude pre-tax charges of $3.8 million relating to office space reorganization, $33.0 million relating to expenses associated with senior management transition and $1.2 million relating to the reduction of our Tax Receivable Agreement (“TRA”) obligation. On a U.S. GAAP basis, these resulted in a net charge of $26.9 million or $0.27 (diluted) per share for the full-year 2022. Full-year 2021 adjusted results exclude losses of $23.6 million associated with restructuring and closing of certain offices, pretax charges of $4.6 million relating to office space reorganization, $16.5 million relating to expenses associated with restructuring and closing of certain offices and $2.2 million related to our TRA. On a U.S. GAAP basis, these charges resulted in a net charge of $47.6 million, or $0.42 (diluted) per share for the full-year 2021.

(7)

We calculate TSR for purposes other than with respect to our performance-based equity award program by measuring the closing price of our Class A common stock as of December 31 of the final year of the measurement period against the closing price of our Class A common stock as of December 31 of the year preceding the measurement period, plus the amount of dividends paid on our Class A common stock during the measurement period (assuming the reinvestment of such dividends when they are paid).

Compensation of Executive Officers

The following table contains information with respect to our NEOs in the manner required by SEC rules. We believe that the better way to view this information is as set forth in the Awarded Compensation Table under “Compensation Discussion and Analysis—2022 Compensation for Each of Our NEOs—Compensation Process” above, as the information set forth below:

•

includes in 2022 compensation the grant date fair value of PRPUs (which, as of the grant date, were deemed probable of vesting in accordance with applicable accounting rules) that relate to 2021 performance and were awarded in March 2022; and

•	does not include in 2022 compensation the notional value of profits interest participation rights that relate to 2022 performance, which were awarded in March 2023.

Similarly, the information with respect to 2021 and 2020 compensation includes PRUs, profits interest participation rights, RSUs and LFIs, as applicable, granted in the relevant calendar year, which related to the previous year’s performance, and does not include PRUs, profits interest participation rights, RSUs and LFIs, as applicable, granted with respect to the relevant calendar year’s performance.

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Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus		Stock Awards (1)		Change in Pension Value and Nonqualified Deferred Compensation Earnings (2)	All Other Compensation (3)		Total

Kenneth M. Jacobs Chairman and Chief Executive Officer	2022		$900,000		—		$9,750,997	—		$237,563		$10,888,560
	2021		$900,000		$3,075,000		$7,676,604	—		$125,727		$11,777,331
	2020		$900,000		$2,100,000		$6,930,509	$10,755		$97,061		$10,038,325

Mary Ann Betsch (4) Chief Financial Officer (effective October 3, 2022)	2022		$187,500		$1,100,000		—	—		$5,110		$1,292,610

Peter R. Orszag (4) Chief Executive Officer of Lazard Financial Advisory	2022		$750,000		$1,250,000		$7,651,441	—		$75,574		$9,727,015
	2021		$750,000		$4,350,000		$3,362,473	—		$58,583		$8,521,056
	2020		$750,000		$4,038,314		$3,376,402	—		$49,498		$8,214,213

Evan L. Russo Chief Executive Officer of Lazard Asset Management (effective June 1, 2022) Chief Financial Officer (January 1, 2022 until October 3, 2022)	2022 2021 2020	$ $ $	750,000 750,000 750,000	$ $	— 1,320,000 825,000	$ $ $	5,077,879 4,030,231 2,888,556	— — —	$ $ $	118,161 74,209 60,899	$ $ $	5,946,040 6,174,440 4,524,455

Ashish Bhutani (4) Chief Executive Officer of Lazard Asset Management (until June 1, 2022)	2022		$750,000		$1,850,000		$5,414,311	—		$146,434		$8,160,744
	2021		$750,000		$4,400,000		$4,551,135	—		$74,469		$9,775,604
	2020		$750,000		$3,400,000		$4,232,557	—		$56,347		$8,438,903

Alexander F. Stern President	2022		$750,000		—		$5,703,395	—		$146,303		$6,599,697
	2021		$750,000		$1,575,000		$4,797,901	—		$70,452		$7,193,353
	2020		$750,000		$1,125,000		$4,504,822	$24,427		$49,735		$6,453,984

(1)

For 2022, represents PRPU awards granted to each of our NEOs during the year that relate to the prior year’s performance. Ms. Betsch commenced service during 2022 and did not receive a grant of equity awards in such year. For 2021 and 2020, represents PRU, profits interest participation rights, RSU and LFI awards, as applicable, granted on the same basis during the applicable year that relate to the prior year’s performance. As required by Item 402(c)(2) of Regulation S-K, the value of the PRUs, profits interest participation rights, RSUs and LFIs reported in the Summary Compensation Table is (i) based on the grant date fair value of awards in the fiscal year actually granted (rather than in the year to which the executive’s performance relates) and (ii) (A) in the case of PRUs, is computed in accordance with FASB ASC Topic 718 based on the performance conditions applicable to such PRUs being achieved at the target (i.e., one times) payout level, which was determined to be the probable outcome as of the grant date, without regard to estimated forfeitures, and (B) in the case of LFIs, is computed based on the fair market value of the interests in the Lazard managed funds as of the date that the applicable LFIs were awarded. See Note 15 of Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for a discussion of the assumptions used in the valuation of the PRUs, profits interest participation rights, RSUs and LFIs. The value of the PRPUs awarded during fiscal year 2022 assuming a minimum payout level would have been $0. As required by Item 402(c)(2) of Regulation S-K, the value of the PRPUs awarded to NEOs during fiscal year 2022 assuming a maximum payout level would have been as follows: for Mr. Jacobs, $23,402,379; for Mr. Orszag, $12,363,492; for Mr. Russo, $12,186,895; for Mr. Bhutani, $12,994,360 and for Mr. Stern, $13,688,133. For 2021, amounts exclude the incremental value associated with awards on account of the adjustments described above in “Compensation Program Design—Performance-Based Incentive Compensation—Evaluation of Performance Results for Outstanding PRPUs”, which were as follows: for Mr. Jacobs, $590,941; for Mr. Russo, $201,392; for Mr. Bhutani, $373,865; and for Mr. Stern, $382,810.

(2)

Represents the aggregate change in actuarial present value of the accumulated benefits of Messrs. Jacobs and Stern under the Lazard Frères & Co. LLC Employees’ Pension Plan and, in the case of Mr. Stern, a related supplemental defined-benefit pension plan.

(3)

For 2022, represents: (i) payment of health insurance premiums and other health-related benefits in the amount of $47,696 for Mr. Jacobs (which amount included a $2,000 contribution to Mr. Jacobs’ health savings account), $456 for Ms. Betsch, $26,757 for Mr. Orszag, $29,257 for Mr. Russo (which amount included a $2,000 contribution to Mr. Russo’s health savings account), $33,752 for Mr. Bhutani and $12,049 for Mr. Stern; (ii) life and long-term disability insurance premiums in the amount of $2,854 for each NEO; (iii) for each NEO other than Mr. Bhutani, the annual estimated cost of access to an executive dining room, which is a benefit historically provided to certain of the Company’s U.S. managing directors in the New York City area, in the amount of $7,500 for each of Messrs. Jacobs, Orszag, Russo, and Stern and $1,800 for Ms. Betsch; (iv) for each NEO other than Ms. Betsch, the payment by the Company of a $12,200 matching contribution in 2022 on his personal contributions to the

Item 2: An Advisory Vote Regarding Executive Compensation | Other Compensation Matters

Company’s 401(k) plan, which is a benefit provided to all of the Company’s U.S. managing directors; (v) distributions paid to NEOs in 2022 in respect of interest accrued on their capital accounts in Lazard Group, in the amount of $155,460 for Mr. Jacobs, $17,432 for Mr. Orszag, $55,756 for Mr. Russo, $97,628 for Mr. Bhutani and $100,099 for Mr. Stern; and (vi) tax preparation services in the amount of $11,853 for Mr. Jacobs, $8,831 for Mr. Orszag, $10,594 for Mr. Russo and $11,601 for Mr. Stern (in each case representing the portion of the cost of such tax preparation services that was paid by the Company).
(4)

For Ms. Betsch, includes an award of $250,000 that was granted as a sign-on bonus in connection with her commencement of employment, contingent upon Ms. Betsch’s continued employment for 12 months following her commencement of employment. For Mr. Orszag, for 2022, 2021 and 2020, includes awards of $1,250,000, $3,000,000 and $3,345,563, respectively, that were considered special cash retention awards contingent upon Mr. Orszag’s continued employment until the relevant payment date. For Mr. Bhutani, for 2022, 2021 and 2020, includes an award of $1,850,000, 2,060,000, and $1,660,000, respectively, that was considered a deferred cash award, was payable or paid in the respective year of grant, and was contingent upon Mr. Bhutani’s continued employment until the payment date.

Item 2: An Advisory Vote Regarding Executive Compensation |
Other Compensation Matters

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation
S-K,
w
e
are providing the following information about the relationship between executive compensation disclosed in the Summary Compensation Table and executive compensation “actually paid” (as defined in Item 402(v) of Regulation
S-K)
and certain measures of our financial performance. The values shown below are disclosed in the manner required by SEC rules, but in certain cases, particularly with respect to the valuation of equity awards, the values shown may not correspond to the actual economic benefit that will be received by the applicable executive upon receipt of the applicable compensation. In addition, our performance-based long-term incentive awards granted in 2022, 2021 and 2020 in respect of 2021, 2020 and 2019 performance, respectively, which are included in this disclosure, are based on three-year forward-looking performance metrics and could result in zero payment to the applicable executive. For further information concerning our executive compensation, see “Compensation Discussion and Analysis”.

Year	Summary Compensation Table Total for PEO (1)	Compensation “Actually Paid” to PEO (2)	Average Summary Compensation Table Total for Non-PEO NEOs (3)	Average Compensation “Actually Paid” to Non-PEO NEOs (2)(4)	Value of Initial Fixed $100 Investment Based On:		Net Income US GAAP (millions) (7)	One-year PI-OMM (8)
					Total Shareholder Return (5)	Peer Group Total Shareholder Return (6)

2022	$10,888,560	$16,756,607	$6,345,221	$8,782,919	$83.86	$89.43	$358	25.0%

2021	$11,777,331	$26,276,748	$7,916,113	$14,177,208	$107.44	$134.87	$528	30.6%

2020	$10,038,325	$14,278,964	$6,907,889	$8,532,708	$112.02	$98.24	$402	27.0%

(1)	Reflects amounts of total compensation reported for Mr. Jacobs in the Summary Compensation Table for each applicable year.
(2)
Represents the amount of compensation “actually paid” to our NEOs, as computed in accordance with Item 402(v) of Regulation
S-K
and shown in the table below. The dollar amounts do not in all cases reflect the actual amount of compensation earned by or paid to our NEOs during the applicable year, and are not indicative of future amounts that may be paid or become payable to our NEOs pursuant to certain awards. In particular, grants of performance-based awards to our NEOs are based on three-year forward-looking performance metrics and could result in zero payment. The table below sets forth the adjustments made during each year in the table to calculate the compensation “actually paid” to our NEOs during each year in the table, even though many of these amounts were not actually paid:

Adjustments to Determine Compensation “Actually Paid”	PEO			Non-PEO NEOs (Average)
Year	2022	2021	2020	2022	2021	2020

Changes in performance award estimates during covered year	$9,885,195	$11,937,874	$2,746,751	$3,896,661	$4,991,563	$1,061,318

Changes in fair value during covered year	$(6,465,411)	$258,071	$539,160	$(2,428,970)	$223,026	$100,800

Dividends or other earnings during covered year	$2,448,263	$2,303,472	$965,483	$970,007	$1,046,505	$468,808

Changes in pension value reflected in Summary Compensation Table	—	—	$(10,755)	—	—	$(6,107)

Total Adjustments	$5,868,047	$14,499,417	$4,240,639	$2,437,698	$6,261,094	$1,624,819

(3)
Reflects the average of the amounts reported for our NEOs as a group (excluding Mr. Jacobs) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022, Ms. Betsch and Messrs. Orszag, Russo, Bhutani and Stern; and (ii) for each of 2021 and 2020, Messrs. Orszag, Russo, Bhutani and Stern.

(4)
Represents the average amount of compensation “actually paid” to the NEOs as a group (excluding Mr. Jacobs), as computed in accordance with Item 402(v) of Regulation
S-K,
in accordance with the methodology reflected in footnote (2) to this Pay versus Performance table.

(5)	Cumulative TSR is calculated by dividing the difference between our share price at the end and the beginning of the measurement period by our share price at the beginning of the measurement period.
(6)
Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the S&P Financial Index.

(7)	The dollar amounts reported represent the amount of net income reflected in our audited financial statements for the applicable year.
(8)
For a definition of
PI-OMM,
see the section titled “Post-Investment Operating Margin Metric—Managing Our Operating Costs”, which is located on page 42 of this Proxy Statement.
One-year
PI-OMM
is calculated as set forth in the first two steps thereof.

Item 2: An Advisory Vote Regarding Executive Compensation |
Other Compensation Matters

Required Tabular Disclosure of Financial Performance Measures
As described in greater detail in the section titled “Compensation Discussion and Analysis”, our executive compensation program reflects a pay-for-performance
philosophy. The most important financial performance measures used by us to link executive compensation actually paid to our NEOs for 2022 to our performance are as follows:

•	PI-OMM

•	PI-CRR

•	Relative TSR
For definitions of the financial measures used above, see the section titled “Compensation Program Design—Performance-Based Incentive Compensation”, which is located on page 38 of this Proxy Statement.
Pay versus Performance Descriptive Disclosure
We chose one year
PI-OMM
as our Company Selected Measure for evaluating Pay versus Performance because it is a key metric in our PRPU program. As described above, we use
PI-OMM
to support our long-term strategic objectives, which include making investments in our business to drive profitable growth.
For 2020 to 2021, our TSR showed an inverse correlation to compensation “actually paid” due to the timing of changes to performance award estimates as we navigated the challenges of the pandemic. For 2021 to 2022, our TSR showed a more direct correlation to compensation “actually paid” due to both our record performance for 2021, which more than offset the prior inverse correlation, and the change in 2022 of the mix of cash and equity-based compensation for certain of our NEOs as the value of the shares underlying equity-based awards decreased at a slower pace than the S&P Financial Index. Net Income and one-year
PI-OMM
also showed an inverse correlation to compensation “actually paid” in 2020-2021 as we navigated the challenges of the pandemic and a more direct correlation in 2021-2022 as we posted record results for 2021 and the change in the mix of cash and equity-based compensation for certain of our NEOs in 2022 as the value underlying equity-based awards decreased.
Grants of Plan Based Awards
The following table provides information about awards granted to each of our NEOs during fiscal year 2022 in respect of 2021 performance. Ms. Betsch commenced service during 2022 and did not receive a grant of equity awards in such year.
Potential Future Payout Under Plan Based Awards

Named Executive Officer	Date Grant Approved	Grant Date	Minimum Number	Target Number	Maximum Number	Grant Date Fair Value of PRPUs (1)	Number of RSUs	Grant Date Fair Value of RSUs (1)

Kenneth M. Jacobs	Jan. 25, 2022	March 7, 2022	—	275,141	660,338	$9,750,997	—	—

Peter R. Orszag	Jan. 25, 2022	March 7, 2022	—	145,357	348,857	$5,151,452	—	—

	Feb. 25, 2021	July 15, 2022	—	—	—	—	74,582	$2,499,989

Evan L. Russo	Jan. 25, 2022	March 7, 2022	—	143,281	343,874	$5,077,879	—	—

Ashish Bhutani	Jan. 25, 2022	March 7, 2022	—	152,774	366,658	$5,414,311	—	—

Alexander F. Stern	Jan. 25, 2022	March 7, 2022	—	160,931	386,234	$5,703,395	—	—

(1)	Amounts represent the grant date fair value of awards made in 2022, as computed in accordance with FASB ASC Topic 718, as set forth in footnote (1) to the “Summary Compensation Table” above.

Item 2: An Advisory Vote Regarding Executive Compensation | Other Compensation Matters

The PRPUs included in the table above are subject to performance-based and service-based and other vesting criteria and represent a contingent right to receive a number of shares of our Class A common stock that will range from zero to 2.4 times the target number (i.e., one times). Assuming satisfaction of the applicable vesting criteria, the PRPUs granted on March 7, 2022 to each of our NEOs who received PRPUs will vest on or around March 1, 2025. The payout level at which the PRPUs will vest is determined based on the score over a performance period beginning January 1, 2022 and ending on December 31, 2024 with respect to PI-CRR and PI-OMM financial metrics and subject to increase or decrease based on a TSR modifier. See “Compensation Program Design—Performance-Based Compensation” above.

Vesting of the PRPUs is subject to the achievement of the Minimum Value Condition within five years following the grant date. The Minimum Value Condition has been satisfied with respect to PRPUs granted in 2020 with respect to 2019 compensation. On March 1, 2022, the profits interest participation rights and PRPUs granted in February 2019 in respect of 2018 compensation, for which the Minimum Value Condition and other vesting conditions were satisfied, were exchanged on a one-for-one basis for shares of our Class A common stock. In addition, on March 8, 2023, the profits interest participation rights and PRPUs granted in February 2020 in respect of 2019 compensation, for which the Minimum Value Condition and other vesting conditions were satisfied, were exchanged on a one-for-one basis for shares of our Class A common stock.

Each of our NEOs who received PRPUs in fiscal year 2022 in respect of 2021 compensation signed a PRPU award agreement in connection with his award, and Mr. Orszag signed an RSU award agreement in connection with a grant of special retention RSU awards. In general, these agreements provide that unvested awards are forfeited on termination of employment, except in cases such as death, disability, a termination by the Company other than for “cause” (which includes for these purposes a resignation for “good reason”) or a qualifying retirement pursuant to our Deferred Compensation Retirement Policy. See “Deferred Compensation Retirement Policy” and “Potential Payments Upon Termination or Change in Control” below. In the event we declare cash dividends on our Class A common stock during the performance period for PRPUs, subject to satisfying the performance conditions and other relevant vesting criteria, our NEOs who received PRPUs will be allocated income in respect of such dividends on a pro rata basis as if the PRPUs were exchanged for our Class A common stock, based on the extent to which performance conditions are actually achieved. Profits interest participation rights and restricted stock also accrue dividends or dividend equivalents in the event we declare cash dividends on our Class A common stock during the relevant vesting period, which dividends are retained by Lazard until the vesting criteria have been satisfied. In addition, from the date that the applicable dividend is paid to holders of our Class A common stock until the time of payment to the PRPU or profits interest participation right holder, unpaid distributions are credited with interest at a rate of 6% per annum, compounded quarterly. Holders of RSUs also receive dividend equivalents at the same rate that dividends are paid on shares of our Class A common stock, which remain subject to the same restrictions as the underlying RSUs to which they related. The holders of PRPUs and profits interest participation rights receive distributions necessary to pay related taxes on the income allocations, but otherwise are not entitled to any amounts in respect of such allocations until applicable vesting conditions in respect of such PRPUs and profits interest participation rights have been satisfied. In addition, the PRPU, profits interest participation right, restricted stock and LFI award agreements contain standard covenants including, among others, noncompetition and nonsolicitation of our clients and employees.

Deferred Compensation Retirement Policy

Pursuant to the Deferred Compensation Retirement Policy, outstanding and unvested PRUs, profits interest participation rights, RSUs, restricted stock and LFIs will vest (and in the case of members of Lazard Group who report income from Lazard Group and its affiliates on Schedule K-1 to Lazard Group’s Federal income tax return, RSUs and certain PRSUs will be settled in restricted stock) as long as (i) the holder is at least 56 years old, (ii) the holder has completed at least five years of service with the Company, (iii) the sum of the holder’s actual age and years of service is at least 70, and (iv) commencing with the relevant deferred compensation granted in 2021, the holder has completed a service period following the date of grant and ending in the year of the applicable grant on August 31st, in the case of awards granted to Managing Directors, unless another date is set forth in the applicable award agreement. Similarly, following the retirement eligibility date, the service-based vesting criteria of the

Item 2: An Advisory Vote Regarding Executive Compensation | Other Compensation Matters

PRUs will no longer apply, but the performance-based vesting criteria will continue to apply through the end of the applicable performance period, including following the executive’s retirement during the performance period. Following retirement, the PRUs, profits interest participation rights, RSUs, restricted stock and LFIs remain subject to all restrictive covenants, including continued compliance with non-compete, non-solicit and other provisions contained in the original award agreement through the original vesting date of the relevant deferred compensation, notwithstanding any expiration date specified therein. Any dividends payable with respect to the profits interest participation rights, PRPUs and restricted stock are held in escrow until the forfeiture provisions lapse. A recipient of restricted stock is required to make an election under Section 83(b) of the Internal Revenue Code, which subjects him or her to taxation on such restricted stock on the date of grant. With the consent of the compliance department of the Company, a recipient may dispose of a portion of the restricted stock granted to him or her to pay such taxes.

Mr. Jacobs is retirement eligible. Prior to their separations from the Company, Messrs. Bhutani and Stern were also retirement eligible. The retirement eligibility dates for Ms. Betsch, Mr. Orszag and Mr. Russo are December 20, 2035, December 16, 2027 and August 2, 2030, respectively.

Individual Agreements with Our NEOs

In anticipation of the expiration of the prior retention agreements with our NEOs who served as executive officers prior to 2022, which was scheduled to occur on March 31, 2022, on such date, we entered into amended retention or resignation letter agreements with each of our NEOs other than Ms. Betsch. On July 23, 2022, in connection with her appointment as Chief Financial Officer of the Company, we entered into an offer letter agreement with Ms. Betsch, to be effective as of October 3, 2022. Generally, the provision of services under the retention agreements is terminable upon three months’ notice, and the individual agreements also contain the terms and conditions set forth below.

Compensation and Employee Benefits. The retention agreements and offer letter agreement entered into with our NEOs in 2022 provide for a minimum annual base salary of $900,000 for Mr. Jacobs and $750,000 for each of our other NEOs. In addition, each of our NEOs party to a retention agreement is entitled to an annual bonus to be determined under the Company’s applicable annual bonus plan on the same basis as annual bonuses are determined for other executive officers of the Company; provided that, in each case, the NEO is employed by the Company at the end of the applicable fiscal year. Such bonus will be paid in the same ratio of cash to equity and deferred awards as is generally applicable to other executives receiving comparable bonuses. The retention agreements entered into in 2022 with our NEOs also provide that each is entitled to participate in employee retirement and welfare benefit plans and programs of the type made available to our most senior executives.

In addition, under the retention agreement entered into in 2022, Mr. Jacobs is entitled, subject to his continued employment with the Company, to the fringe benefits and perquisites to which he was entitled as of March 31, 2022 and Mr. Orszag is entitled to receive a special retention award, as described below in “Potential Payments Upon Termination or Change in Control”. In addition, pursuant to her offer letter agreement, Ms. Betsch received a sign-on bonus equal to $250,000, contingent upon Ms. Betsch’s continued employment for 12 months following her commencement of employment.

Additionally, the Company will reimburse Mr. Russo on a reasonable basis with respect to the financial implications arising from Mr. Russo serving as Chief Executive Officer of Asset Management on the treatment of equity compensation and deferred awards that have been allocated to him prior to March 31, 2022.

Pursuant to the resignation letter agreements entered into with each of Messrs. Bhutani and Stern on March 31, 2022, from April 1, 2022 through the date each such individual terminated service with the Company and Lazard Group, each individual (i) continued to be entitled to receive a base salary at an annual rate of $750,000 per year, (ii) was entitled to an annual bonus to be determined under the Company’s annual bonus plan on the same basis as annual bonuses are determined for other executive officers of the Company and (iii) was entitled to participate in employee retirement and welfare benefit plans and programs of the type made available to our most senior executives. Each of Messrs. Bhutani

Item 2: An Advisory Vote Regarding Executive Compensation | Other Compensation Matters

and Stern retired from the Company on December 31, 2022 and are expected to continue to provide transitional consulting service until March 31, 2023.

Payments and Benefits Upon Certain Terminations of Service. The retention agreements and resignation letter agreements entered into in 2022 with our NEOs also provide for certain severance benefits in the event of a termination by us other than for “cause” or by the NEO for “good reason” (which we refer to below as a “qualifying termination”) prior to the expiration of the retention agreement. See “Potential Payments Upon Termination or Change in Control” below for further details.

Outstanding Equity Awards At 2022 Fiscal Year-End

The following table provides information about the number and value of RSUs, PRPUs, profits interest participation rights and shares of restricted stock that were actually held (or, pursuant to the rules and guidance of the SEC, were for purposes of the table deemed held) by our NEOs as of December 31, 2022. The market value of the RSUs, PRPUs, profits interest participation rights and restricted stock was calculated based on the NYSE closing price of our Class A common stock on December 30, 2022 (the last trading day in fiscal year 2022) ($34.67). The table does not include profits interest participation rights awards that relate to 2022 performance, which were granted in March 2023. Ms. Betsch commenced service during 2022 and did not receive a grant of equity awards in such year.

Named Executive Officer(1)	Number of Profits Interest Participation Rights, RSUs and Shares of Restricted Stock That Have Not Vested (2)(3)	Market Value of Profits Interest Participation Rights, RSUs and Shares of Restricted Stock That Have Not Vested	Number of PRPUs That Have Not Vested (4)	Market or Payout Value of PRPUs That Have Not Vested

Kenneth M. Jacobs	323,176	$11,204,512	1,055,455	$36,592,278

Peter R. Orszag	201,219	$6,976,263	348,857	$12,094,872

Evan L. Russo	134,696	$4,669,910	551,306	$19,113,779

Ashish Bhutani	197,368	$6,842,749	600,900	$20,833,203

Alexander F. Stern	210,064	$7,282,919	633,177	$21,952,247

(1)

Messrs. Jacobs, Bhutani and Stern became eligible for retirement under the Deferred Compensation Retirement Policy on March 31, 2016, May 8, 2017 and November 4, 2022, respectively. All of such NEOs’ PRPUs are eligible for the Deferred Compensation Retirement Policy and are no longer subject to a service-based vesting condition but remain subject to compliance with restrictive covenants until the original vesting dates. Ms. Betsch and Messrs. Orszag and Russo will become retirement eligible on December 20, 2035, December 16, 2027 and August 2, 2030, respectively. Upon reaching retirement eligibility, any PRUs, profits interest participation rights, restricted stock and LFIs that the relevant NEO holds will become eligible for the Deferred Compensation Retirement Policy.

(2)

With respect to PRPU awards granted in February 2020 (in respect of 2019 compensation), in early 2021, the Compensation Committee determined that Lazard had achieved an aggregate score of at least 1.0 with respect to the 2019 fiscal year. As discussed above under “Compensation Discussion and Analysis—Scoring of Our Performance-Based Equity Awards”, in the case of PRPUs granted prior to 2021, pursuant to the banking feature eliminated by the Compensation Committee beginning with awards granted in 2021 with respect to 2020 compensation, if the Compensation Committee determined after the end of a fiscal year that the Company has achieved an aggregate score of at least 1.0 with respect to such fiscal year, then 25% of the total target number of shares of our Class A common stock subject to the relevant PRPUs would no longer be at risk based on achievement of the performance criteria. Accordingly, this column includes 50% of the total target number of shares of our Class A common stock subject to the PRPU awards granted in February 2020, which are no longer at risk based on achievement of the performance criteria and vested subject to service criteria on or around March 1, 2023. The total number of profits interest participation rights included in this column for each NEO that relate to PRPU awards granted in February 2020 is as follows: 80,794 for Mr. Jacobs; 33,674 for Mr. Russo; 49,342 for Mr. Bhutani and 52,516 for Mr. Stern. All such amounts are deemed profits interest participation rights that have not vested for purposes of this table.

(3)

This column also reflects (i) 116,995 profits interest participation rights received by Mr. Orszag in respect of his service prior to his appointment as an executive officer of the Company, including 39,214 profits interest participation rights scheduled to vest on or around March 1, 2023 and 77,781 profits interest participation rights scheduled to vest on or around March 1, 2024 and 7,629 shares of restricted stock in respect of his service prior to his appointment as an executive officer of the Company, scheduled to vest on or around March 1, 2023 and (ii) 76,595 RSUs received by Mr. Orszag on July 15, 2022 as a special retention award subject to Mr. Orszag’s continued employment with the Company through such date, which is subject to vesting based on continued employment through September 3, 2024.

Item 2: An Advisory Vote Regarding Executive Compensation | Other Compensation Matters

(4)

The PRPU awards granted to our NEOs in 2022 and 2021 with respect to 2021 and 2020 compensation, respectively, are scheduled to vest on or around March 1, 2025 and March 1, 2024, respectively, subject in each case to achievement of performance-based vesting criteria. Because our performance in the 2022 fiscal year exceeded the target (one times) level, and based on guidance regarding the rules of the SEC, we have included the PRPU awards in the table above based on the maximum payout level (in this case, 2.4). As discussed above under “Compensation Discussion and Analysis—Scoring of Our Performance-Based Equity Awards”, the Compensation Committee eliminated the banking feature beginning with awards granted in 2021 with respect to 2020 compensation; accordingly, this column reflects 2.4 times the total target number of shares subject to PRPUs granted in 2021. The number of PRPUs set forth in this column are as follows: for Mr. Jacobs, 660,338 and 395,107 in respect of PRPUs granted in 2022 and 2021, respectively; for Mr. Orszag, 348,857 in respect of PRPUs granted in 2022; for Mr. Russo, 343,874 and 207,432 in respect of the PRPUs granted in 2022 and 2021, respectively; for Mr. Bhutani, 366,658 and 234,242 in respect of PRPUs granted in 2022 and 2021, respectively; and for Mr. Stern, 386,234 and 246,943 in respect of PRPUs granted in 2022 and 2021, respectively. The amounts reflected above are not necessarily indicative of future payouts for the awards, which are not now known but will ultimately be determined based on our actual performance through the entire performance period (and which may be lower than the 2.4 times payout level).

Stock Vested

The following table sets forth certain information concerning PRPUs, profits interest participation rights and restricted stock held by our NEOs that vested in 2022. The value realized on vesting was calculated based on the NYSE closing price of our Class A common stock on the trading day immediately preceding the vesting date. Ms. Betsch commenced service in 2022 and did not vest in any awards during such year.

Named Executive Officer	Number of Shares That Vested or Were Acquired on Vesting	Value Realized on Vesting

Kenneth M. Jacobs	341,168	$11,627,005

Peter R. Orszag	65,687	$2,240,447

Evan L. Russo	108,969	$3,713,664

Ashish Bhutani	217,937	$7,427,293

Alexander F. Stern	220,788	$7,524,455

Pension Benefits

U.S. Defined Benefit Pension Plans. The following table provides information with respect to the Lazard Frères & Co. LLC Employees’ Pension Plan, a qualified defined-benefit pension plan, and a related supplemental defined-benefit pension plan. Each of Messrs. Jacobs and Stern has an accrued benefit under the Lazard Frères & Co. LLC Employees’ Pension Plan, and Mr. Stern has accrued additional benefits under the related supplemental defined-benefit pension plan. The annual benefit under the Lazard Frères & Co. LLC Employees’ Pension Plan and, if applicable, the supplemental defined-benefit pension plan, payable as a single life annuity commencing at age 65, would be $6,447 for Mr. Jacobs, and $12,421 for Mr. Stern. Under the terms of the supplemental defined-benefit pension plan, the benefits are only payable in a single lump sum payment. These benefits accrued in each case prior to the date the applicable NEO became a managing director of the Company. Benefit accruals under both of these plans were frozen for all participants effective January 31, 2005. For a discussion of the valuation methodology and material assumptions applied in quantifying the present value of the current accrued benefit, see Note 16 of Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. Ms. Betsch and Messrs. Orszag, Russo and Bhutani do not participate in any of these plans.

Named Executive Officer	Plan Name	Number of Years of Credited Service (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)

Kenneth M. Jacobs	Lazard Freres & Co. LLC Employees’ Pension Plan	3	$75,774	—

Alexander F. Stern	Lazard Freres & Co. LLC Employees’ Pension Plan	6	$91,823	—

	Supplemental Defined- Benefit Pension Plan	6	$4,535	—

Item 2: An Advisory Vote Regarding Executive Compensation | Other Compensation Matters

(1)

Mr. Jacobs has been employed by the Company for 35 years and Mr. Stern 28 years. Mr. Jacobs became a managing director of the Company in 1991 and Mr. Stern in 2002, at which point they ceased accruing benefits under these plans.

(2)

In calculating the present value of accumulated benefits outlined above, Messrs. Jacobs and Stern are assumed to live to age 65 and subsequently retire. They are also assumed to choose a lump sum form of payment 80% of the time and a single life annuity form of benefit the remaining 20% of the time under the Lazard Frères & Co. LLC Employees’ Pension Plan and the lump sum form of benefit under the Supplemental Defined-Benefit Pension Plan (for Mr. Stern only). The interest rate and mortality rate used to determine the Employees’ Pension Plan present value is 5.42% for all years and the Pri-2012 healthy retiree white collar mortality table (with generational improvement using Scale MP-2021), respectively. A 5.42% discount rate and the mortality outlined in IRS Notice 2020-22 applicable for lump sum payments (projected to the year the participant attains age 65 using Scale MP-2021) is used to determine the present value for lump sum payments under the Employees’ Pension Plan. The present value calculations for the Supplemental Defined-Benefit Pension Plan assume that the annuity benefit will be converted to a lump sum at age 65 using a 5.40% interest rate and the mortality outlined in IRS Notice 2020-22 applicable for lump sum payments (projected to the year the participant attains age 65 using Scale MP-2021). A 5.40% discount rate is used to determine the present value of this single payment at age 65 at December 31, 2022.

Potential Payments Upon Termination or Change in Control

As described above, the individual agreements entered into in 2022 with each of our NEOs who is party to a retention agreement or resignation letter agreement with the Company provides for certain severance benefits in the event of a termination by us other than for “cause” or by the NEO for “good reason” (which we refer to below as a “qualifying termination”) prior to the expiration of the applicable individual agreement. As of December 31, 2022, each of our NEOs who was an executive officer prior to 2022 had outstanding PRPUs and Mr. Orszag also had outstanding restricted stock, profits interest participation rights and LFI awards. All such awards (other than LFIs) have been made pursuant to the 2018 Plan.

The following table shows the potential payments that would have been made by the Company to each of our NEOs as of December 31, 2022, assuming that such NEO’s employment with the Company terminated, or a change in control occurred, on December 31, 2022 under the circumstances outlined in the table. Ms. Betsch would not have been entitled to any potential payments as of December 31, 2022 had her employment with the Company terminated, or a change in control occurred, on December 31, 2022. For purposes of this table, the price of our Class A common stock is assumed to be $34.67, which was the closing price on December 30, 2022 (the last trading day of fiscal year 2022) and the amounts set forth below reflect the terms of the individual agreements as in effect on December 31, 2022.

	Prior to a Change in Control				On or After a Change in Control
Named Executive Officer	Death or Disability	Involuntary Termination Without “Cause”	Resignation for “Good Reason”	Retirement	No Termination of Employment	Death or Disability	Involuntary Termination Without “Cause”	Resignation for “Good Reason”	Retirement

Kenneth M. Jacobs

Severance Payment (1)	—	$23,250,000	$23,250,000	—	—	—	$23,250,000	$23,250,000	—

PRPU Vesting (2) (3)	$39,066,546	$39,066,546	$39,066,546	$26,972,431	—	$51,330,150	$51,330,150	$51,330,150	$51,330,150

Pro-rata Annual Incentive Payment (4)	$10,725,000	$10,725,000	$10,725,000	—	—	$10,725,000	$10,725,000	$10,725,000	—

Salary in Lieu of Notice (5)	—	$225,000	—	—	—	—	$225,000	$225,000	—

Peter R. Orszag

Severance Payment (1)	—	$14,750,000	$14,750,000	—	—	—	$14,750,000	$14,750,000	—

Restricted Stock, Profits Interest Participation Right, RSUs and LFI Vesting (2) (3)	$15,636,160	$15,636,160	$15,636,160	—	—	$20,543,492	$20,543,492	$20,543,492	—

Pro-rata Annual Incentive Payment (4)	$6,625,000	$6,625,000	$6,625,000	—	—	$6,625,000	$6,625,000	$6,625,000	—

Salary in Lieu of Notice (5)	—	$187,500	—	—	—	—	$187,500	$187,500	—

Evan L. Russo

Severance Payment (1)	—	$12,150,000	$12,150,000	—	—	—	$12,150,000	$12,150,000	—

PRPU Vesting (2) (3)	$19,074,099	$19,074,099	$19,074,099	—	—	$25,473,060	$25,473,060	$25,473,060	—

Pro-rata Annual Incentive Payment (4)	$5,325,000	$5,325,000	$5,325,000	—	—	$5,325,000	$5,325,000	$5,325,000	—

Salary in Lieu of Notice (5)	—	$187,500	—	—	—	—	$187,500	$187,500	—

Item 2: An Advisory Vote Regarding Executive Compensation | Other Compensation Matters

(1)

In addition to the severance payments listed (each of which is described below under “Individual Agreements”), each of our NEOs party to a retention agreement with the Company would have been entitled to receive two years of medical and dental coverage following termination. However, amounts relative to this benefit are immaterial and have not been included in the table.

(2)

Valuation of all PRPU, profits interest participation right and restricted stock awards is based upon the full value underlying our Class A common stock at the close of business on December 31, 2022, without taking into account any discount for the present value of such awards. Valuation of LFI awards is determined based on the dollar value of the relevant fund interest at the close of business on December 31, 2022. Upon a change in control, (i) PRPU, profits interest participation right, restricted stock and LFI awards generally will not accelerate, but will instead require both a change in control and another customary event (such as a qualifying termination) in order to vest, and (ii) PRPU awards will no longer be subject to the performance conditions and the payout level will be determined by the Compensation Committee based on the greater of (A) the target level or (B) the Company’s actual performance for the period beginning at the start of the performance period and ending on the date of the change in control, but the awards will remain subject to the service or other vesting conditions, absent a qualifying termination, through the original vesting dates. The table above assumes, with respect to the PRPU awards for which the three-year performance period has not ended (i.e., those granted in 2022 and 2021 in respect of compensation for 2021 and 2020, respectively), that upon a change in control and another customary event (such as a qualifying termination), the performance conditions and the payout level would be equal to 2.4 times the target level. The payout in respect of PRPU awards also includes any unvested dividend amounts paid at 2.4 times the target level and interest on unpaid distributions from the date that the applicable dividend was paid to holders of our Class A common stock until December 31, 2022 at 6% per annum, compounded quarterly, less any distributions received to pay related taxes on the income allocations. This assumption is not necessarily indicative of future payouts for the awards, which are not now known but will ultimately be based on our actual performance through the relevant period (which may be lower than the amount assumed for this calculation). For the PRPU awards granted in 2020, since the three-year performance period ended as of December 31, 2022, the performance conditions and the payout levels are based on actual performance equal to 2.0 times the target level.

(3)

Upon death, (i) all restricted stock, profits interest participation rights and LFI awards vest immediately and (ii) all PRPU awards vest immediately (or, if the death occurs more than halfway through the fiscal quarter, as soon as practicable following the Compensation Committee’s determination of the payout level), with the payout level based on (A) our actual performance during the portion of the performance period ending on the last day of the fiscal quarter preceding the date of death (or, if the death occurs more than halfway through the fiscal quarter, the last day of such fiscal quarter) and (B) the target level for the remainder of the performance period. Upon disability, a termination without “cause” or resignation for “good reason”, (i) the PRPU payout level will be determined in a manner consistent with clauses (A) and (B) of the immediately preceding sentence, and (ii) the NEOs may be immediately taxed on 100% of the shares underlying the restricted stock and LFIs. Accordingly, a percentage of the Fund Interests, in the case of LFIs, in the amount sufficient to cover payment of taxes will be delivered to the executive or withheld immediately upon termination, and the remaining percentage will be delivered on the original vesting dates, provided that the executive does not violate his restrictive covenants. Mr. Jacobs became retirement eligible during 2016. If an NEO is retirement eligible, he or she may retire without forfeiting his or her PRPUs, but (other than following a change in control) such PRPUs remain subject to performance conditions for the full performance period. Following retirement (other than following a change in control), all PRPUs, profits interest participation rights, LFIs and shares of restricted stock remain subject to compliance with restrictive covenants through their original vesting date, notwithstanding any shorter duration provided in award agreements. See “Deferred Compensation Retirement Policy” above.

The table above assumes, with respect to the PRPU awards for which the three-year performance period has not ended (i.e., those granted in 2022 and 2021 in respect of compensation for 2021 and 2020, respectively), that (x) in the case of a termination without “cause”, upon death or disability or resignation for “good reason” (other than following a change in control), the performance conditions would be equal to approximately 1.467 times and 1.933 times the target level, respectively, and (y) in the case of retirement of Mr. Jacobs (other than following a change in control), the performance conditions would be equal to 1.0 times the target level, with the payout level determined accordingly in all cases. The payout in respect of PRPU awards granted in 2021 and 2020 also includes any unvested dividend amounts paid at 1.467 times and 1.933 times, respectively, the payout level and interest on unpaid distributions from the date that the applicable dividend was paid to holders of our Class A common stock until December 31, 2022 at 6% per annum, compounded quarterly, less any distributions received to pay related taxes on the income allocations. These assumptions are not necessarily indicative of future payouts for the awards, which are not now known but will ultimately be based on our actual performance through the relevant period (which may be higher or lower than the amount assumed for this calculation). The scheduled vesting dates for outstanding PRPU, profits interest participation right and restricted stock awards are set forth in footnotes (3) and (4) to the “Outstanding Equity Awards at 2022 Fiscal Year-End” table above.

(4)

Pursuant to their retention agreements, in the event of an involuntary termination without “cause” or resignation for “good reason”, or upon termination due to death or disability, each NEO party to a retention agreement as of December 31, 2022 is entitled to a pro-rated portion of the average annual bonus (or, to the extent applicable, cash distributions, special retention awards (in the case of Mr. Orszag) and including any bonuses paid in the form of equity awards or LFI awards based on the grant date value of such awards in accordance with our normal valuation methodology, or at the target level, in the case of PRPUs) paid or payable to the executive for our two completed fiscal years immediately preceding the fiscal year in which the termination occurs. Assuming a qualifying termination on December 31, 2022, all NEOs party to a retention agreement would have received a pro-rated annual bonus equal to the average of such NEO’s full annual incentive compensation in respect of 2021 and 2020.

Item 2: An Advisory Vote Regarding Executive Compensation | Other Compensation Matters

(5)

Each of the NEOs party to a retention agreement as of December 31, 2022 is entitled to three months’ notice (or, if the Company elects, base salary in lieu of such notice period) following a termination by the Company other than for cause. In addition, for each NEO party to a retention agreement as of December 31, 2022, this notice period or salary in lieu thereof applies upon a resignation for good reason solely due to a failure by the Company to continue, following the expiration of the retention agreement, the executive’s employment pursuant to an agreement having terms and conditions that are reasonable at the time of such expiration, except in the event that the executive rejects an offer of continued employment consistent with the foregoing.

Each of Messrs. Bhutani and Stern resigned on December 31, 2022 and are expected to continue to provide transitional consulting services until March 31, 2023 (as described more fully below under “Individual Agreements”). In connection with their resignations, neither received cash severance; however, each received consulting fees under his consulting agreement equal to $10,000 per month for the three-month period. In addition, each of Messrs. Bhutani and Stern remained entitled to any outstanding equity compensation or deferred awards (including in respect of calendar year 2022) in accordance with the Deferred Compensation Retirement Policy and under the same terms regarding termination as their prior retention agreement; provided that any requirement that the individual remain affiliated with the Company and its affiliates after a payment, grant or allocation date will not apply. Using the assumptions described in footnotes (2) and (3) of the table above, the value of the PRPU vesting for Messrs. Bhutani and Stern would have been $15,824,709 and $16,747,409, respectively.

None of the NEOs is entitled to an excise tax gross-up payment with respect to Section 280G of the Internal Revenue Code. Instead, each NEO party to a retention agreement as of December 31, 2022 would be subject to a “best net” approach, whereby change-in-control payments are limited to the threshold amount under Section 280G if it would be more favorable to such NEO on a net after-tax basis than receiving the full payments and paying the excise taxes. These potential reductions are not reflected in the amounts set forth above.

Individual Agreements

Retention Agreements

In anticipation of the expiration of the prior retention agreements with our NEOs who served as executive officers prior to 2022, which was scheduled to occur on March 31, 2022, on such date, we entered into amended retention or resignation letter agreements with each of our NEOs other than Ms. Betsch.

Except in the case of a qualifying termination that occurs on or following a change in control of the Company, the severance benefits described below are conditioned upon the applicable NEO timely delivering an irrevocable waiver and release of claims in favor of the Company and its affiliates.

With respect to a termination for “cause” of an NEO, the term “cause” generally means: (i) conviction of, or a guilty plea or plea of nolo contendere (or non-U.S. equivalent) to, a felony, or of any other crime that legally prohibits the NEO from working for the Company; (ii) a breach of a regulatory rule that materially adversely affects the NEO’s ability to perform his duties for the Company; (iii) willful and deliberate failure on the part of the NEO (A) to perform his employment duties in any material respect, (B) to follow specific reasonable directions received from the CEO (or, for Mr. Jacobs, from the Board of Directors or, for Mr. Russo solely while serving as the Chief Financial Officer of the Company, from the Audit Committee of the Board of Directors) or (C) to comply with the policies of the Company and its affiliates in any material respect, which failure is demonstrably and materially injurious to the Company or any of its affiliates; (iv) a breach of the covenants contained in the retention agreements that is (individually or combined with other such breaches) demonstrably and materially injurious to the Company or any of its affiliates. Notwithstanding the foregoing, (1) with respect to the events described in clauses (ii), (iii)(A), (iii)(C) and (iv) of the prior sentence, the NEO’s acts or failures to act generally shall not constitute cause to the extent taken (or not taken) based upon the direct instructions of the Board of Directors (or the CEO for Messrs. Orszag, Russo, Bhutani and Stern) or upon the direct advice of counsel to the Company; (2) no act or failure to act will be considered “willful” unless it is done (or omitted to be done) by the NEO in bad faith or without reasonable belief that his action or omission was in the best interests of the Company; (3) clause (iii) of the prior sentence will not apply to any failure by the NEO resulting from incapacity due to physical or mental illness or following a termination by the Company of his employment

Item 2: An Advisory Vote Regarding Executive Compensation | Other Compensation Matters

without cause or his resignation for good reason. In addition, any termination following a change in control for a reason other than as described in clause (i) above shall not be considered for “cause” until the NEO is delivered a copy of a valid resolution finding, by the affirmative vote of two-thirds of the entire membership of the board of directors (or similar governing body) of the entity that is the parent of the Company, that circumstances constituting “cause” exist.

With respect to a resignation by an NEO for “good reason”, the term “good reason” generally means (subject to notice and a cure period): (i) the assignment to the NEO of any duties inconsistent in any material respect with his position(s) (including status, offices, titles and reporting requirements), authority, duties or responsibilities (including, for Mr. Jacobs, any authority, duties or responsibilities as are consistent with those exercised generally by the chief executive officer of a public company) as in effect as of the effective date of the retention agreement or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities from the level in effect as of such applicable date; (ii) for each NEO party to a retention agreement, any obligation that the NEO report other than directly to (A) the Board of Directors, in the case of Mr. Jacobs, (B) the Audit Committee of the Board of Directors (while serving as Chief Financial Officer of the Company, only) or the CEO, in the case of Mr. Russo, and (C) the CEO, in the case of Mr. Orszag; (iii) a material breach by the Company of the terms of the retention agreement, including the nondisparagement covenant favoring the NEO; (iv) without the NEO’s written consent, any requirement that the NEO’s principal place of employment be relocated to a location that increases the executive’s commute from his primary residence by more than 30 miles; or (v) any failure by the Company to continue, following the expiration of the retention agreement, the executive’s employment pursuant to an agreement having terms and conditions that are reasonable at the time of such expiration, except in the event that the executive rejects an offer of continued employment consistent with the foregoing. Mr. Russo’s retention agreement also defines “good reason” to include any person other than (x) Mr. Russo, (y) the Company’s Chief Executive Officer as of March 31, 2022 or, (z) through no later than December 31, 2022, Mr. Bhutani, receiving the title of Chairman of the Firm’s Asset Management business, including LAM.

In the event of a qualifying termination of an NEO on December 31, 2022, the executive generally would have been entitled to receive in a lump sum: (1) any unpaid base salary accrued through the date of termination; (2) any earned but unpaid bonuses for years completed prior to the date of termination; (3) a pro-rated portion of the average annual bonus (or, to the extent applicable, cash distributions, and including any bonuses paid in the form of equity awards (including LFI awards), or special retention awards, in the case of Mr. Orszag, based on the grant date value of such equity or cash awards in accordance with our normal valuation methodology) paid or payable to the executive for the Company’s two completed fiscal years immediately preceding the fiscal year in which the termination occurs; and (4) a severance payment in an amount equal to two times the sum of such NEO’s base salary and average annual bonus (not pro-rated) described in clause (3), except that if Mr. Orszag or Mr. Russo terminates his employment for “good reason” because his agreement is not renewed, the amount described in clause (4) will be reduced to one times. The pro-rated portion of the average annual bonus described in clause (3) of the immediately preceding payment is also payable in the event of a termination due to death or disability. Upon a qualifying termination, each NEO and his eligible dependents would generally continue to be eligible to participate in the Company’s medical and dental benefit plans, on the same basis as in effect immediately prior to the date of termination (which currently requires the NEO to pay a portion of the premiums) for a number of years equal to the severance multiple in clause (4) of this paragraph. The period of such medical and dental benefits continuation would generally be credited towards the NEO’s credited age and service for the purpose of our retiree medical program.

In addition to the post-employment medical and dental benefits described above, following a termination of Mr. Jacobs’ service for any reason other than for “cause”, Mr. Jacobs and his eligible dependents would be eligible for continued participation in our medical and dental benefits plans for the remainder of Mr. Jacobs’ life and that of his current spouse, with Mr. Jacobs or his spouse paying the full cost of all premiums associated with such coverage (other than during the periods following a qualifying termination described above). If, following termination of Mr. Jacobs’ employment and prior to a change in control of the Company, such coverage becomes impracticable due to fundamental changes in law, Mr. Jacobs and the Company will cooperate to implement reasonable changes to such coverage, as mutually agreed in writing.

Item 2: An Advisory Vote Regarding Executive Compensation | Other Compensation Matters

A resignation by an NEO for “good reason” will be treated as a termination by the Company without “cause” for purposes of all of his equity and LFI awards outstanding at the time of such resignation. In addition, executives who are not retirement eligible but whose retention agreements as in effect at the end of 2022 are not renewed and who do not resign at such time, but do retire prior to December 31, 2025, will be deemed retired under the Deferred Compensation Retirement Policy. Furthermore, solely in the case of Mr. Jacobs, in the event of a qualifying termination of Mr. Jacobs’ employment prior to March 31, 2025, he will be permitted to sell his shares of restricted stock that are subject to ongoing vesting requirements, provided that the proceeds of the sale must be deposited in escrow and will remain subject to forfeiture until the restricted stock otherwise would have vested.

Mr. Orszag’s retention agreement reaffirms the prior grant of a special retention award payable on July 15, 2022, subject to Mr. Orszag’s continued employment with the Company through such date, consisting of a cash payment equal to $1,250,000 and equity-based awards with a grant date value of $2,500,000, which is subject to vesting on September 3, 2024. In the event Mr. Orszag resigns without “good reason” or is terminated for “cause” on or prior to July 15, 2024, he will be obligated to repay the cash payment to the Company. Mr. Orszag’s retention agreement entered into in 2022 also provides for a grant of special retention awards payable on July 15, 2023, consisting of a cash payment equal to $2,000,000 and equity-based awards with a grant date value of $2,000,000, generally subject to the same terms described above in respect of his 2022 special retention awards, except subject to vesting and repayment one year later. In addition, Mr. Orszag is also required to repay certain special cash retention awards paid to him prior to entry into his retention agreement in the event that he terminates his employment without “good reason” or is terminated for “cause” on or prior to the dates specified therein.

Resignation Letter Agreements

Pursuant to their respective letter agreements, in the event of a termination without “cause” (or, in the case of Mr. Stern, due to “good reason”) prior to December 31, 2022, the applicable individual would have been entitled to receive (i) a cash payment equal to one times base salary and average annual bonus paid or payable to him for the Company’s two completed fiscal years immediately preceding the fiscal year in which the termination occurs and (ii) continued participation in the Company’s medical and dental benefit plans for 12 months, generally on the same basis as in effect immediately prior to the date of termination. In the event of a termination due to death or disability, each of Mr. Bhutani or Mr. Stern would have received a pro-rated portion of the average annual bonus described in clause (i) of the immediately preceding sentence.

In addition, each of Messrs. Bhutani and Stern remained entitled to any outstanding equity compensation or deferred awards (including in respect of calendar year 2022) in accordance with the Deferred Compensation Retirement Policy and under the same terms regarding termination as their prior retention agreement; provided that any requirement that the individual remain affiliated with the Company and its affiliates after a payment, grant or allocation date will not apply.

Each of Messrs. Bhutani and Stern also remain subject to continued compliance with any restrictive covenants contained in the award agreement governing his outstanding equity compensation or deferred awards in accordance with their respective terms, as described below.

Effective January 1, 2023, each of Messrs. Bhutani and Stern entered into a consulting agreement with the Company to provide transitional advisory services through March 31, 2023, in exchange for a fee of $10,000 per month.

Noncompetition and Nonsolicitation of Clients. While providing services to the Company and during the six-month period following termination of the NEO’s services (or three-month period in the event of such a termination by us without “cause” or by the NEO for “good reason”), the NEO may not:

•

provide services or perform activities in a line of business that is similar to any line of business in which the NEO provided services to us in a capacity that is similar to the capacity in which the NEO acted for us while providing services to us (“competing activity”) for any business or business unit that engages in any activity, or owns or controls a significant interest in any entity that engages in any activity, that

Item 2: An Advisory Vote Regarding Executive Compensation | Other Compensation Matters

competes with any activity in which we are engaged up to and including the date of termination of employment (a “competitive enterprise”);

•	acquire an ownership or voting interest of more than 5% in any competitive enterprise; or

•

solicit any of our clients on behalf of a competitive enterprise or reduce or refrain from doing business with us in connection with the performance of services that would be competing activities, or otherwise interfere with or damage (or attempt such acts in respect of) any client’s relationship with us.

Nonsolicitation of Employees. While providing services to us (including during any period of notice of termination) and during the nine-month period following termination of the NEO’s services, the NEO may not, directly or indirectly, in any manner, solicit or hire any of our officers, agents or employees at the associate level or above to apply for, or accept employment with, any competitive enterprise, or otherwise interfere with any such officer’s, agent’s or employee’s relationship with us.

Transfer of Client Relationships, Nondisparagement and Notice Period Restrictions. The NEO is required, upon termination of his services to us and during the 90-day period following termination, to take all actions and do all things reasonably requested by us to maintain for us the business, goodwill and business relationships with our clients with which he worked; provided that such actions and things do not materially interfere with other employment or professional activities of the NEO. In addition, while providing services to us and thereafter, the NEO generally may not disparage us and the Company generally may not disparage him, and before and during the three-month notice period prior to termination, the NEO is prohibited from entering into a written agreement to perform competing activities for a competitive enterprise.

Award Agreements And “Double-Trigger” Vesting

Beginning in 2013, we adopted “double-trigger” vesting for NEO long-term incentive awards in the event of a change in control, such that long-term incentive awards granted to our NEOs in 2013 and later generally will not immediately accelerate vesting upon a change in control, but will instead require both a change in control and another event (such as a qualifying termination) in order to vest. In addition, beginning in 2019, pursuant to the 2018 Plan, we adopted “double-trigger” vesting for such awards granted to all our other employees. In the case of PRUs, upon a change in control, the performance period for the unvested but outstanding awards will be deemed to end and the payout level for such performance period will be determined by the Compensation Committee, based on the greater of (i) the target level or (ii) the Company’s performance (as measured by the performance metrics described in the underlying award agreement) through the date of such change in control. However, any applicable service conditions will continue to apply to the awards following a change in control, subject to acceleration in the case of certain qualifying terminations (whether occurring before or after such change in control).

If an NEO had voluntarily resigned from the Company on December 31, 2022 without “good reason” or was terminated by the Company for “cause”, he or she would not have been entitled to receive any severance or pro-rated bonus payments from the Company, and, except in the case of retirement by Mr. Jacobs, Mr. Bhutani or Mr. Stern, any unvested long-term incentive awards would have been forfeited. Messrs. Jacobs, Bhutani and Stern were retirement-eligible as of December 31, 2022. If an NEO is retirement-eligible, he or she may retire without forfeiting his long-term incentive awards (other than following a change in control). Following retirement (other than following a change in control), all such awards remain subject to compliance with restrictive covenants through their original vesting date, notwithstanding any shorter duration provided in award agreements. See “Deferred Compensation Retirement Policy” above.

Change in Control

The term “change in control”, as used in the retention agreements, the 2018 Plan and the 2008 Plan, generally means any of the following events: (i) an acquisition (other than directly from the Company) by

Item 2: An Advisory Vote Regarding Executive Compensation | Other Compensation Matters

an individual, entity or a group (excluding the Company or an employee benefit plan of the Company or a corporation controlled by the Company’s shareholders) of 30% or more of either (A) the then-outstanding shares of our Class A common stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); (ii) a change in a majority of the current Board of Directors of the Company (the “Incumbent Board”) (excluding any persons approved by a vote of at least a majority of the Incumbent Board other than in connection with an actual or a threatened proxy contest); (iii) consummation of a merger, consolidation or sale of all or substantially all of the Company’s assets (collectively, a “Business Combination”) other than a Business Combination in which all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination, at least a majority of the board of directors of the resulting corporation were members of the Incumbent Board, and after which no person owns 30% or more of the stock of the resulting corporation, who did not own such stock immediately before the Business Combination; or (iv) shareholder approval of a complete liquidation or dissolution of the Company.

CEO Pay Ratio

Pursuant to Item 402(u) of Regulation S-K, presented below is the ratio of annual total compensation of our CEO to the median annual total compensation of all our employees (excluding our CEO). The employee who received this median annual total compensation is referred to below as our median employee.

SEC rules permit the identification of our median employee once every three years provided there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact our pay ratio disclosure. Accordingly, we have calculated our disclosure based on the median employee identified as of December 31, 2021. For details on our process for identifying the median employee, please see “CEO Pay Ratio” in our annual Proxy Statement filed with the SEC on April 6, 2022.

We determined the annual total compensation for 2022 for the median employee identified as of December 31, 2021 in accordance with the requirements for determining total compensation in the Summary Compensation Table.

The 2022 annual total compensation for our CEO, as reported in the Summary Compensation Table in this Proxy Statement, was $10,888,560. The 2022 median annual total compensation for our median employee, determined in accordance with the requirements for determining total compensation in the Summary Compensation Table, was $216,902. The ratio of our CEO’s annual total compensation to the median annual total compensation of our median employee for 2022 is 50 to 1. We believe that this ratio represents a reasonable estimate calculated in a manner consistent with Item 402(u).

Certain Relationships and Related Transactions

Policy on Related Party Transactions

Our Board of Directors has adopted a written policy requiring that all “Interested Transactions” (as defined below) be approved or ratified by either the Nominating & Governance Committee or, under certain circumstances, the Chair of the Nominating & Governance Committee. The Nominating & Governance Committee is required to review the material facts of all Interested Transactions that require the Committee’s approval or ratification and either approve or disapprove of the entry into the Interested Transaction. In determining whether to approve or ratify an Interested Transaction, the Nominating & Governance Committee takes into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the interest of the “Related Party” (as

Item 2: An Advisory Vote Regarding Executive Compensation | Other Compensation Matters

defined below) in the transaction. In addition, the Board of Directors has delegated to the Chair of the Nominating & Governance Committee the authority to pre-approve or ratify (as applicable) any Interested Transaction with a Related Party in which the aggregate amount involved is expected to be less than $1 million. A report is then made to the Nominating & Governance Committee at its next regularly scheduled meeting of each new Interested Transaction pre-approved by the Chair of the Nominating & Governance Committee. Any director who is a Related Party with respect to an Interested Transaction may not participate in any discussion or approval of such Interested Transaction. An “Interested Transaction” is one in which (i) we are a participant, (ii) the aggregate amount involved will or may be expected to exceed $120,000, (iii) one of our executive officers, directors, director nominees, 5% shareholders, or their family members (each a “Related Party”) has a direct or indirect material interest in the transaction and (iv) the transaction is required to be disclosed in our Proxy Statement or Annual Report on Form 10-K pursuant to the rules and regulations promulgated by the SEC.

Tax Receivable Agreement

In connection with our initial public offering and related transactions in May 2005, we entered into a tax receivable agreement with the predecessor of LMDC Holdings, LLC (“LMDC Holdings”) on May 10, 2005 (the “Tax Receivable Agreement”). The agreement was based on the mutual recognition that the redemption of Lazard Group membership interests that were held by the historical partners of Lazard Group LLC (“Lazard Group”) on May 10, 2005 for cash resulted in an increase in the tax basis of the tangible and intangible assets of Lazard Group attributable to our subsidiaries’ interest in Lazard Group that otherwise would not have been available. The agreement also was based on the mutual recognition that the exchange from time to time by such historical partners of exchangeable interests in LAZ-MD Holdings LLC for shares of our Class A common stock could subsequently result in additional increases in such tax basis.

On June 16, 2015, the Company and LMDC Holdings amended and restated the Tax Receivable Agreement and, on October 26, 2015, the Company and LTBP Trust, a Delaware statutory trust (the “Trust”), entered into a Second Amended and Restated Tax Receivable Agreement (the “Amended and Restated Tax Receivable Agreement”).

Pursuant to these transactions, among other things, (i) LMDC Holdings assigned all of its obligations under the Tax Receivable Agreement, including the obligation to receive payments and promptly distribute them to historical partners of Lazard Group, to the Trust, and the Trust assumed all of LMDC Holdings’ obligations thereunder, (ii) LMDC Holdings distributed the interests in the Trust to certain owners of LMDC Holdings, and (iii) holders of interests in the Trust obtained the ability, subject to certain restrictions and conditions, to transfer such interests to certain additional persons and entities, including the Company.

The Amended and Restated Tax Receivable Agreement provides for the payment by our subsidiaries to the Trust of (i) approximately 45% (following the July 2015 purchase described below) of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of the increases in tax basis and of certain other tax benefits related to the Amended and Restated Tax Receivable Agreement, and (ii) an amount that we currently expect will approximate 85% of the cash tax savings that may arise from tax increases attributable to payments under the Amended and Restated Tax Receivable Agreement. Our subsidiaries expect to benefit from the balance of cash savings, if any, in income tax that our subsidiaries realize. Any amount paid by our subsidiaries to the Trust will generally be distributed to the owners of the Trust, including from such tax basis increases of certain of our executive officers.

For purposes of the Amended and Restated Tax Receivable Agreement, cash savings in income and franchise tax will be computed by comparing our subsidiaries’ actual income and franchise tax liability to the amount of such taxes that our subsidiaries would have been required to pay had there been no increase in the tax basis of the tangible and intangible assets of Lazard Group attributable to our subsidiaries’ interest in Lazard Group and had our subsidiaries not entered into the Amended and Restated Tax Receivable Agreement. The term of the Amended and Restated Tax Receivable Agreement

Item 2: An Advisory Vote Regarding Executive Compensation | Other Compensation Matters

will continue until approximately 2033 or, if earlier, until all relevant tax benefits have been utilized or expired.

In July 2015, the Company purchased approximately 47% of the then-outstanding beneficial interests in the Trust from certain owners of the Trust for approximately $42 million in cash, which resulted in the automatic cancellation of such beneficial interests and the extinguishment of a significant portion of our payment obligations under the Amended and Restated Tax Receivable Agreement.

The cumulative liability relating to our obligations under the Amended and Restated Tax Receivable Agreement as of December 31, 2022 was approximately $191 million.

The amount of the Amended and Restated Tax Receivable Agreement liability is an undiscounted amount based upon currently enacted tax laws, the current structure of the Company and various assumptions regarding potential future operating profitability. The assumptions reflected in the estimate involve significant judgment. As such, the actual amount and timing of payments under the Amended and Restated Tax Receivable Agreement could differ materially from our estimates.

The Company made one payment of approximately $21 million under the Amended and Restated Tax Receivable Agreement in 2022 and currently expects that one or more additional payments of approximately $32 million in the aggregate will be made during 2023.

Certain Relationships with Our Directors, Executive Officers, Principal Shareholders and Employees

During 2022 and 2021, certain of our executive officers received shares of our Class A common stock in connection with the vesting or settlement of previously granted deferred equity incentive awards. The vesting or settlement, as applicable, of such equity awards gave rise to a tax payable by the executive officers, and, consistent with our past practice, the Company purchased shares of our Class A common stock from the executive officers equal in value to the estimated amount of such tax. In addition, during 2021 and 2022, the Company purchased shares of our Class A common stock from certain executive officers. Each of the foregoing transactions, including its terms, was reported in a Form 4 filing.

The Vanguard Group beneficially owns more than 5% of our Class A common stock. The Company and its affiliates engage in asset management or other transactions or arrangements with, and provide ordinary course financial services to, entities and funds within the Vanguard Group and its affiliates or their respective clients, including by acting as a sub-advisor to certain funds managed by the Vanguard Group. These transactions and arrangements are negotiated on an arm’s-length basis, contain customary terms and conditions, and are unrelated to the ownership of our Class A common stock by the Vanguard Group or its related funds and entities.

FMR LLC beneficially owns more than 5% of our Class A common stock. The Company and its affiliates utilize the services of affiliates of FMR LLC, including management services for our employee retirement and equity plans and distribution services for our asset management business. These transactions and arrangements are negotiated on an arm’s-length basis, contain customary terms and conditions, and are unrelated to the ownership of our Class A common stock by FMR LLC or its related entities.

Some of our directors serve as directors of organizations to which Lazard provides services, or as directors or trustees of tax-exempt organizations to which Lazard makes charitable contributions, in each case in the ordinary course of business.

Some of our directors and executive officers (and persons or entities affiliated with them) have funds under management with, or other accounts with, our Asset Management business, and have invested or may invest their personal funds in other funds or investments that we have established and that we may manage or sponsor.

ITEM 3

ADVISORY VOTE REGARDING THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

As discussed above, we have provided our shareholders annually with an opportunity to cast an advisory vote regarding the compensation of our NEOs.

In addition to the advisory vote regarding executive compensation described above (Item 2), in accordance with SEC rules, our shareholders have an opportunity to vote on the frequency of the advisory vote on executive compensation going forward. Our shareholders may vote that we conduct this advisory vote every year, every two years or every three years, or they may abstain from voting on this matter.

The Board has decided to recommend that an advisory vote regarding executive compensation should occur annually. There are legitimate arguments for a biennial or triennial vote, but the Board believes that an annual vote reflects our commitment to compensation governance and the significant interest of our shareholders in executive compensation matters.

As this is an advisory vote, the result will not be binding on the Board, although the Board and our Compensation Committee, which is comprised solely of independent directors, will carefully consider the outcome of the vote when evaluating our compensation policies and practices

BOARD OF DIRECTORS’ RECOMMENDATION

The Board recommends that you vote for an advisory vote regarding executive compensation ON AN ANNUAL BASIS

Unless otherwise directed in the proxy, the persons named in the proxy will vote for an advisory vote regarding executive compensation ON AN ANNUAL BASIS.

ITEM 4

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023

The Audit Committee has recommended the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the 2023 fiscal year, subject to shareholder ratification. Deloitte & Touche LLP will audit our consolidated financial statements for the 2023 fiscal year and perform other services. Deloitte & Touche LLP acted as Lazard’s independent registered public accounting firm for the year ended December 31, 2022 and has acted in such capacity since 2000. In addition to this appointment, shareholders are requested to authorize the Board of Directors, acting by the Audit Committee, to set the remuneration for Deloitte & Touche LLP for their audit of the Company for the year ended December 31, 2023. A Deloitte & Touche LLP representative will be present at the meeting, and will have an opportunity to make a statement and to answer your questions.

BOARD OF DIRECTORS’ RECOMMENDATION

The Board recommends you vote FOR the ratification of the appointment of Deloitte & Touche LLP.

If a majority of the votes cast on this matter are not cast in favor of the ratification of the appointment of Deloitte & Touche LLP, the Board of Directors, in its discretion, may select another independent auditor as soon as possible.

Unless otherwise directed in the proxy, the persons named in the proxy will vote FOR the ratification of the appointment of Deloitte & Touche LLP.

Fees of Independent Registered Public Accounting Firm

For the fiscal years ended December 31, 2022 and 2021, fees for services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates were as follows (in thousands of dollars):

Fees	2022	2021

Audit Fees for the audit of the Company’s annual financial statements, the audit of the effectiveness of the Company’s internal control over financial reporting and reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q, including services in connection with statutory and regulatory filings or engagements	$8,870	$8,882

Audit-Related Fees, including fees for audits of employee benefit plans, computer and control-related attest services, agreed-upon procedures, regulatory and compliance reviews, fund audits and other accounting research services	$1,473	$1,559

Tax Fees for tax advisory and compliance services not related to the audit	$429	$492

All Other Fees (1)	$265	$13

(1)

Represents fees for subscriptions, training and data classification services that were provided to the Company by affiliates of Deloitte & Touche LLP that were unrelated to the audit, audit-related and tax services described above.

The Audit Committee has adopted a policy regarding pre-approval of audit and non-audit services provided by our independent auditor to the Company and its subsidiaries. The policy provides the guidelines necessary to adhere to Lazard’s commitment to auditor independence and compliance with

Item 4 Ratification of the Appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for 2023 | Fees of Independent Registered Public Accounting Firm

relevant laws, regulations and guidelines relating to auditor independence. The policy sets forth four categories of permitted services (Audit, Audit-Related, Tax and Other), listing the types of permitted services in each category. All of the permitted services require pre-approval by the Audit Committee. In lieu of Audit Committee pre-approval on an engagement-by-engagement basis, each category of permitted services, with reasonable detail as to the types of services contemplated, is pre-approved as part of the annual budget approval by the Audit Committee. Permitted services not contemplated during the budget process must be presented to the Audit Committee for approval prior to the commencement of the relevant engagement. The Audit Committee Chair, or, if he is not available, any other member of the Audit Committee, may grant approval for any such engagement if approval is required prior to the next scheduled meeting of the Audit Committee. All of the fees paid to Deloitte & Touche LLP in 2022 were pre-approved in accordance with these procedures, and there were no services for which the de minimis exception permitted in certain circumstances under SEC rules was utilized.

Audit Committee Report

The primary function of the Audit Committee (referred to in this report as the “Committee”) is to assist the Board of Directors in its oversight of the Company’s financial reporting process. The Committee operates pursuant to a charter approved by our Board of Directors. Management is responsible for the Company’s financial statements, the overall reporting process and the system of internal controls, including internal control over financial reporting. The independent registered public accounting firm, or the independent auditor, is responsible for conducting annual audits and quarterly reviews of the Company’s financial statements and expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles in the United States of America, or GAAP, as well as an opinion regarding the Company’s internal control over financial reporting.

In the performance of its oversight function, the Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2022 with management and the independent auditor. The Committee has also discussed with the independent auditor the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission. Finally, the Committee has received the written disclosures and the letter from the independent auditor required by PCAOB Rule 3526, Communications with Audit Committees Concerning Independence, has considered whether the provision of other non-audit services by the independent auditor to the Company is compatible with maintaining the independent auditor’s independence and has discussed with the independent auditor the independent auditor’s independence.

It is not the duty or responsibility of the Committee to conduct auditing or accounting reviews or procedures. In performing their oversight responsibility, members of the Committee rely without independent verification on the information provided to them, and on the representations made, by management and the independent auditor. Accordingly, the Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Committee’s considerations and discussions do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the financial statements are presented in accordance with GAAP.

Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Committee charter, the Committee recommended to our Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 to be filed with the Securities and Exchange Commission.

Dated as of February 21, 2023

Audit Committee

Philip A. Laskawy (Chair), Ann-Kristin Achleitner, Andrew M. Alper and Jane L. Mendillo

ITEM 5

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE 2024 ANNUAL MEETING

Proxy Statement Proposals. Under the rules of the SEC, proposals that shareholders seek to have included in the proxy statement for our next annual general meeting of shareholders must be received by the Secretary of the Company not later than November 27, 2023.

Other Proposals and Nominations. Our Bye-laws govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in the Company’s proxy statement for that meeting. Under our Bye-laws, nominations for director or other business proposals to be addressed at our next annual general meeting may be made by a shareholder entitled to vote who has delivered a notice to the Secretary of the Company no later than the close of business on January 28, 2024, and not earlier than December 29, 2023. The notice must contain the information required by the Bye-laws. In addition to satisfying the foregoing advance notice deadlines and information requirements set forth in our Bye-laws, any shareholder intending to submit a nomination for director to the Board other than the Company’s nominees must comply with the additional requirements prescribed by Rule 14a-19 under the Exchange Act.

These advance notice provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.

A proxy granted by a shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice Bye-law provisions, subject to applicable rules of the SEC.

Any proposal or nomination described above should be delivered in writing to the following address:

Lazard Ltd

30 Rockefeller Plaza

New York, NY 10112

Attn: Scott D. Hoffman

Secretary

General Information

GENERAL INFORMATION

Who Can Vote

Holders of our Class A common stock, as recorded in our share register at the close of business on March 21, 2023, the record date, may vote at the annual general meeting and any adjournment or postponement thereof. As of March 13, 2023, there were 112,766,091 shares of our Class A common stock outstanding (including 25,684,256 shares held by our subsidiaries, which shares are not counted for purposes of the voting calculations set forth in this Proxy Statement).

Voting Your Proxy

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting in person. You can always change your vote at the virtual meeting. Most shareholders have a choice of proxy voting by using a toll-free telephone number, voting through the Internet or, if they received their proxy materials by regular mail, completing the proxy card and mailing it in the postage-paid envelope provided. If you received your materials by regular mail, please refer to your proxy card or the information forwarded by your broker, bank or other holder of record to see which options are available to you. Executors, administrators, trustees, guardians, attorneys and other representatives voting on behalf of a shareholder should indicate the capacity in which they are signing, and corporations should vote by an authorized officer whose title should be indicated.

How Proxies Work

Lazard’s Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting, or at any adjournment or postponement thereof, in the manner you direct. You may vote for all, some or none of our director nominees. You may also vote for or against the other proposals or abstain from voting. If you sign and return a proxy card or otherwise vote by telephone or the Internet but do not specify how to vote, we will vote your shares: FOR each of our director nominees; FOR a non-binding advisory vote regarding executive compensation as described in this Proxy Statement; FOR a non-binding advisory vote regarding the frequency of the advisory vote on executive compensation ON AN ANNUAL BASIS; and FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2023. The enclosed proxy also confers discretionary authority with respect to amendments or variations to the matters identified in the Notice of 2023 Annual General Meeting and with respect to other matters that may be properly brought before the meeting or any adjournment or postponement thereof. As of the date of this Proxy Statement, we do not know of any other business that will be presented at the meeting. If other business shall properly come before the meeting, the persons named in the proxy will vote according to their best judgment.

Revoking Your Proxy

You may revoke your proxy before it is voted by submitting a new proxy with a later date, by attending and voting during the meeting or by sending written notification addressed to:

Lazard Ltd

30 Rockefeller Plaza

New York, NY 10112

Attn: Scott D. Hoffman, Secretary

Mere attendance at the meeting will not revoke a proxy that was previously submitted to us.

Quorum and Conduct of Meeting

In order to carry on the business of the meeting, we must have a quorum. This means that at least two shareholders must be present at the meeting, either in person or by proxy, and those shareholders must generally hold shares representing more than 50% of the votes that may be cast by all shareholders having the right to attend and vote at the meeting. The chairman of the meeting will have broad authority

General Information

to conduct the meeting so that the business of the meeting is carried out in an orderly and timely manner. In doing so, the chairman will have broad discretion to establish reasonable rules for discussion, comments and questions during the meeting. The chairman also is entitled to rely upon applicable law regarding disruptions or disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all participants.

Attendance at the Annual General Meeting

Only shareholders, their proxy holders and our guests may attend the meeting. Space is limited and admission to the meeting will be on a first-come, first-served basis. Verification of ownership will be requested at the admissions desk. If you are a holder of record and plan to attend the meeting, please indicate this when you vote. When you arrive at the meeting, you will be asked to present photo identification, such as a driver’s license. If your shares are held in the name of your broker, bank or other nominee, you must bring to the meeting an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on March 21, 2023, the record date for voting. If you want to vote your Class A common stock held in street name in person, you must obtain a written proxy in your name from the broker, bank or other nominee that holds your shares. If you wish to obtain directions to attend the meeting in person, you may send an e-mail to: investorrelations@lazard.com or call (212) 632-6886.

Votes Needed

We have adopted a majority vote policy described in additional detail under “Election of Directors—Majority Vote Policy,” which generally requires that a director receive a majority of the votes cast in order to be elected in an “uncontested election of directors” (as defined below), though our Bye-laws state that directors are elected by a plurality of the votes cast. See “Election of Directors—Majority Vote Policy” for additional information regarding our majority vote policy. Votes withheld from any director nominee will not be counted in such nominee’s favor. With respect to all other matters to be acted on at the meeting, the affirmative vote of a majority of the combined voting power of all of the shares of our Class A common stock present or represented and entitled to vote at the meeting is required.

As permitted by Bermuda law, we treat abstentions as present and entitled to vote for purposes of determining a quorum, and, in accordance with our Bye-laws, they would be counted in the calculation for determining whether any proposal received a majority vote at the meeting. With regard to “broker non-votes”, we also treat such shares as present for purposes of determining a quorum, but they would not be counted in the calculation for determining whether the relevant proposal received a majority vote at the meeting. A “broker non-vote” is a proxy submitted by a broker or other nominee in which the broker or other nominee does not vote on behalf of a client on a particular matter for lack of instruction when such instruction is required by the rules of the NYSE. Brokers may no longer use discretionary authority to vote “broker non-votes” on matters that are not considered “routine”. The vote in connection with the ratification of the appointment of our independent registered public accounting firm (Item 4) is considered “routine”. The votes in connection with all other matters to be acted on at the meeting are not considered “routine”. If you do not submit voting instructions to your broker or other nominee, we expect that your shares will be treated as broker non-votes.

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders To Be Held on April 27, 2023

This Proxy Statement and the 2022 Annual Report can be viewed on our website at www.lazard.com/investorrelations/. Most shareholders may elect to either view future proxy statements and annual reports over the Internet or receive paper copies in the mail. If you are a shareholder of record, you may make this election by following the instructions provided when you vote over the Internet. If you hold your Class A common stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to receive our future proxy statements and annual reports.

General Information

Cost of This Proxy Solicitation

We pay the expenses of preparing the proxy materials and soliciting this proxy. We have engaged Morrow Sodali Global LLC to assist in the solicitation and distribution of proxy materials and we expect to pay Morrow Sodali Global LLC a fee of approximately $12,500, plus reasonable out-of-pocket costs and expenses, for its services. We also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions. In addition to this distribution, proxies may be solicited personally, electronically, by mail or by telephone by our directors, officers, other employees or our agents. If any of our directors, officers and other employees assist in soliciting proxies, they will not receive additional compensation for those services.

Multiple Shareholders Sharing Same Address

If you and other residents at your mailing address with the same last name own shares of our Class A common stock through a bank or broker, your bank or broker may have sent you a notice that your household will receive only one Notice or one annual report and proxy statement for each company in which the members of your household hold stock through that bank or broker. This practice of sending only one copy of proxy materials to holders residing at a single address is known as “householding”, and was authorized by the SEC to allow multiple investors residing at the same address the convenience of receiving a single copy of the Notice or of the annual reports, proxy statements and other disclosure documents, if they consent to do so. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If you did not receive a householding notice from your bank or broker, you can request householding by contacting that entity. You also may revoke your consent to householding at any time by contacting your bank or broker.

If you wish to receive a separate paper copy of this Proxy Statement or the 2022 Annual Report, you may call (212) 632-6886, visit our website at www.lazard.com/investorrelations/, send an e-mail to: investorrelations@lazard.com or write to:

Lazard Ltd

30 Rockefeller Plaza

New York, NY 10112

Attn: Investor Relations

ANNEX A

LAZARD LTD

STANDARDS OF DIRECTOR INDEPENDENCE

The Board has established these guidelines to assist it in determining whether or not directors qualify as “independent” pursuant to the guidelines and requirements set forth in the New York Stock Exchange’s Corporate Governance Rules. In each case, the Board will broadly consider all relevant facts and circumstances and shall apply the following standards (in accordance with the guidance, and subject to the exceptions, provided by the New York Stock Exchange in its Commentary to its Corporate Governance Rules):

1. Employment and commercial relationships affecting independence.

A. Current Relationships. A director will not be independent if: (i) the director is a current partner or current employee of Lazard’s internal or external auditor; (ii) an immediate family member of the director is a current partner of Lazard’s internal or external auditor; (iii) an immediate family member of the director is (a) a current employee of Lazard’s internal or external auditor and (b) participates in the internal or external auditor’s audit, assurance or tax compliance (but not tax planning) practice; (iv) the director is a current employee, or an immediate family member of the director is a current executive officer, of an entity that has made payments to, or received payments from, Lazard for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; or (v) an immediate family member of the director is currently an executive officer of Lazard.

B. Relationships within Preceding Three Years. A director will not be independent if, within the preceding three years: (i) the director is or was an employee of Lazard; (ii) an immediate family member of the director is or was an executive officer of Lazard; (iii) the director or an immediate family member of the director (a) was (but no longer is) a partner or employee of Lazard’s internal or external auditor and (b) personally worked on Lazard’s audit within that time; (iv) the director or an immediate family member of the director received more than $100,000 in direct compensation in any twelve-month period from Lazard, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); or (v) a present Lazard executive officer is or was on the Compensation Committee of the Board of Directors of a company that concurrently employed the Lazard director or an immediate family member of the director as an executive officer.

2. Relationships not deemed material for purposes of director independence.

In addition to the provisions of Section 1 above, each of which must be fully satisfied with respect to each independent director, the Board must affirmatively determine that the director has no material relationship with Lazard. To assist the Board in this determination, and as permitted by the New York Stock Exchange’s Corporate Governance Rules, the Board has adopted the following categorical standards of relationships that are not considered material for purposes of determining a director’s independence. Any determination of independence for a director that does not meet these categorical standards will be based upon all relevant facts and circumstances and the Board shall disclose the basis for such determination in the Company’s proxy statement.

A. Equity Ownership. A relationship arising solely from a director’s ownership of an equity or limited partnership interest in a party that engages in a transaction with Lazard, so long as such director’s ownership interest does not exceed 5% of the total equity or partnership interests in that other party.

A-1

B. Director Status. A relationship arising solely from a director’s position as (i) director or advisory director (or similar position) of another company or for-profit corporation or organization that engages in a transaction with Lazard or (ii) director or trustee (or similar position) of a tax exempt organization that engages in a transaction with Lazard (other than a charitable contribution to that organization by Lazard).

C. Ordinary Course. A relationship arising solely from financial services transactions between Lazard and a company of which a director is an executive officer, employee or owner of 5% or more of the equity of that company, if such transactions are made in the ordinary course of business and on terms and conditions and under circumstances that are substantially similar to those prevailing at the time for companies with which Lazard has a comparable relationship and that do not have a director of Lazard serving as an executive officer.

D. Indebtedness. A relationship arising solely from a director’s status as an executive officer, employee or owner of 5% or more of the equity of a company to which Lazard is indebted at the end of Lazard’s preceding fiscal year, so long as the aggregate amount of the indebtedness of Lazard to such company is not in excess of 5% of Lazard’s total consolidated assets at the end of Lazard’s preceding fiscal year.

E. Charitable Contributions. The director serves as an officer, employee, director or trustee of a tax-exempt organization, and the discretionary charitable contributions by Lazard to the organization are less than the greater of $1 million or 2% of the organization’s aggregate annual charitable receipts during the organization’s preceding fiscal year.

F. Personal Relationships. The director receives products or services (e.g., investment products or investment management services) from Lazard in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable products or services provided to unaffiliated third parties.

G. Other. Any other relationship or transaction that is not covered by any of the standards listed above and in which the amount involved does not exceed $10,000 in any fiscal year shall not be deemed a material relationship or transaction that would cause a director not to be independent.

A-2

MMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT LINE SACKPACK 000000000.000000 ext 000000000.000000 ext Your vote matters here’s how to vote! MR A SAMPLE You may vote online or by phone instead of mailing this card. DESIGNATION (IF ANY) Votes submitted electronically must be ADD 1 ADD 2 received by April 25, 2023 at 8:00 a.m., ADD 3 Eastern Daylight Time. ADD 4 ADD 5 Online ADD 6 Go to www.investorvote.com/LAZ or scan the QR code login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Using a black ink pen, mark your votes with an X as shown in this example. Sign up for electronic delivery at Please do not write outside the designated areas. www.investorvote.com/LAZ Annual General Meeting Proxy Card 1234 5678 9012 345 qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals 1. Election of Directors to Lazard Ltd’s Board of Directors. The Board of Directors recommends you vote “FOR ALL” of the Director nominees. + 01—Kenneth M. Jacobs 02—Michelle Jarrard 03—Iris Knobloch Mark here to vote Mark here to WITHHOLD For All EXCEPT—To withhold authority to vote for any nominee(s), FOR all nominees vote from all nominees write the name(s) of such nominee(s) below. For Against Abstain Annual Biennial Triennial Abstain 2. Non-binding advisory vote regarding executive compensation. 3. Non-binding advisory vote regarding the frequency of The Board of Directors recommends you vote “FOR” this matter. the advisory vote on executive compensation. The Board of Directors recommends you vote for an For Against Abstain “ANNUAL” basis. 4. Ratification of the appointment of Deloitte & Touche LLP as Lazard Ltd’s independent registered public accounting firm for 2023 and authorization of the Company’s Board of Directors, acting by its Audit Committee, to set their remuneration. The Board of Directors recommends you vote “FOR” this matter. B Authorized Signatures This section must be completed for your vote to be counted. Date and Sign Below Please sign exactly as your name or names appear above. For joint accounts, each owner should sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate capacity in which you are signing. Date (mm/dd/yyyy) Please print date below. Signature 1 Please keep signature within the box. Signature 2 Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMM 1UPX 575048 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 03S7UD

The 2023 Annual General Meeting of Shareholders of Lazard Ltd will be held on April 27, 2023 at 9:00 a.m. Bermuda Time (8:00 a.m. Eastern Daylight Time), at Rosewood Tucker’s Point Hotel, 60 Tucker’s Point Drive, Hamilton Parish, HS 02, Bermuda Small steps make an impact Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/LAZq IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Q Pro LAZARD LTD + THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2023 ANNUAL GENERAL MEETING OF SHAREHOLDERS The undersigned hereby appoints Kenneth M. Jacobs, Scott D. Hoffman and Mary Ann Betch as proxies (each with power to act alone and with the power of substitution) of the undersigned to vote all shares which the undersigned would be entitled to vote at the Annual General Meeting of Shareholders of Lazard Ltd to be held on April 27, 2023 at 9:00 a.m. Bermuda Time (8:00 a.m. Eastern Daylight Time), and at any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTIONS ARE MADE, IT WILL BE VOTED “FOR ALL” WITH RESPECT TO ITEM 1 AND “FOR” ITEMS 2 AND 4 AND “ANNUAL” ON ITEM 3. THE PROXY HOLDERS ARE ALSO AUTHORIZED TO VOTE UPON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, UTILIZING THEIR OWN DISCRETION AS SET FORTH INTHE NOTICE OF 2022 ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT. Important Notice Regarding the Availability of Proxy Materials for the 2023 Annual General Meeting of Shareholders: The Notice of Annual Meeting, Proxy Statement and 2022 Annual Report can be viewed at our website at www.lazard.com/investorrelations/ (Continued and to be marked, dated and signed, on the other side) Non-Voting Items Change of Address Please print new address below. Comments Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. +